Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GRAND FARM INC.
(Exact name of Registrant as specified in its charter)

Cayman Islands	2040	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

No.2089 East Hanhua Road
Guohuan Town, Hanjiang District
Putian, Fujian Province, China 351111
Phone: +86-594-3599889
Fax: +86-594-3598158
(Name, address, including zip code, and telephone number
including area code, of registrant’s principal executive office)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel: (302) 738-7210
(Name, address, including zip code, and telephone number
including area code, of agent for service)

Copies to:

Kevin K. Leung, Esq.	Mitchell S. Nussbaum, Esq.
Young Jun Kim, Esq. Francis Chen, Esq. LKP Global Law, LLP	Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue,
1901 Avenue of the Stars, Suite 480 Los Angeles, California 90067 Tel: 424-239-1890 Fax: 424-869-6692	New York, New York 10154 Tel: 212-407-4000 Fax: 212-407-4990

José Santos, Esq. Forbes Hare Elizabethan Square Grand Cayman KY1-1103 Cayman Islands Tel: 1 345 943 7700 Fax: 1 345 943 7702

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered(1)	Proposed Maximum Aggregate Offering Price (2) (3)	Amount of Registration Fee (3)
Ordinary shares, par value $0.002 per share	$30,000,000	$3,483.00
Underwriter’s warrants to purchase ADSs (4) (5)
Ordinary shares underlying underwriter’s warrants (5)
Total registration fee		$3,483.00

(1)
American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6.  Each ADS represents       ordinary shares.

(2)	Includes ordinary shares underlying ADSs that are issuable upon the exercise of a 45-day underwriters’ option to purchase additional ADSs solely to cover over-allotments, if any.
(3)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of our ordinary shares as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(5)
The Registrant will issue to the underwriter (or its designated affiliates) warrants to purchase a number of ADSs that is equal to 7% of the aggregate number of ADSs sold in this offering, including the over-allotment option.  The warrants will be exercisable at a per ADS exercise price equal to 150% of the public offering price, and may be exercised on a cashless basis.  Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, because the ordinary shares underlying the underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to the said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED , 2011

GRAND FARM INC.

American Depositary Shares Representing	Ordinary Shares

This is the initial public offering of American depositary shares, or ADSs, of Grand Farm Inc., or Grand Farm Cayman.  Grand Farm Cayman is offering       ADSs.  Each ADS represents       of our ordinary shares, par value $0.002 per share.

Prior to this offering, there has been no public market for our ADS or our ordinary shares.  We currently expect the initial public offering price to be between $      and $      per share.

We have applied to list our ADSs on the NASDAQ Capital Market under the symbol “GRFM.”  There is no assurance that this application will be approved.  If the application is not approved, we will not complete this offering.

See “Risk Factors” beginning on page 10 to read about risks you should consider before buying our ADSs.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this registration statement. Any representation to the contrary is a criminal offense.

No offer or invitation to subscribe for the ADSs may be made to the public in the Cayman Islands.

	Per ADS	Total
Public offering price	$	$
Underwriting discount	$	$
Corporate finance fee	$	$
Proceeds, before expenses, to us	$	$

The underwriter has an option exercisable within 45 days from the date of this prospectus to purchase up to       of additional ADSs from us at the public offering price, less the underwriting discount, solely to cover over-allotments. The ADSs issuable upon exercise of the underwriter’s over-allotment option have been registered under the registration statement of which this prospectus forms a part.

In consideration of services provided, we have also agreed to issue to the underwriter (or its designated affiliates) warrants to purchase up to       ADSs equal to 7% of the number of ADSs sold in this offering, including the over-allotment option, exercisable six months after the closing of this offering and expiring five years from the effective date of the registration statement of which this prospectus forms a part.  If these warrants are exercised, each ADS may be purchased at $      (150% of the initial offering price per ADS sold in the offering), and the warrants may be exercised on a cashless basis.

The underwriter expects to deliver the ADSs against payment in U.S. dollars in New York, New York on      , 2011.

 Newbridge Securities Corporation

Prospectus dated      , 2011.

Grand Farm’s pre-packaged short/medium-shaped rice products

Grand Farm’s second production facility in Putian

Grand Farm’s rice bran oil storage silos and production facility located at its second production facility in Putian

TABLE OF CONTENTS

Prospectus

PROSPECTUS SUMMARY	1
RISK FACTORS	10
FORWARD-LOOKING STATEMENTS	32
USE OF PROCEEDS	33
DIVIDEND POLICY	34
CAPITALIZATION	35
DILUTION	36
EXCHANGE RATE INFORMATION	37
ENFORCEABILITY OF CIVIL LIABILITIES	38
SELECTED FINANCIAL AND OPERATING DATA	39
OPERATING AND FINANCIAL REVIEW AND PROSPECTS	40
OUR CORPORATE HISTORY AND STRUCTURE	51
OUR BUSINESS	56
REGULATION	64
DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	74
MAJOR SHAREHOLDERS	78
RELATED PARTY TRANSACTIONS	79
DESCRIPTION OF SHARE CAPITAL	81
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	89
SHARES ELIGIBLE FOR FUTURE SALE	97
TAXATION	98
UNDERWRITING	110
EXPENSES RELATING TO THIS OFFERING	119
LEGAL MATTERS	120
EXPERTS	120
WHERE YOU CAN FIND ADDITIONAL INFORMATION	120
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	120
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.  To the extent that any fact or event arising after the date of this prospectus represents, individually or in the aggregate, a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors” beginning on page 10 before deciding whether to buy our ADSs.

Conventions That Apply to this Prospectus

In this prospectus, unless otherwise specified or the context so requires:

“ADSs” refers to our American depositary shares, each of which represents ordinary shares;
“ordinary shares” refers to Grand Farm Inc.’s ordinary shares, par value $0.002 per share;
“we,” “us,” “our company,” or “Company” refers to Grand Farm Inc., and its subsidiaries and consolidated entities;
“Sunlight Blaze” refers to Sunlight Blaze Holdings Limited, a British Virgin Islands company;
“Grand Farm Cayman” refers to Grand Farm Inc., a Cayman Islands exempted company;
“Grand Farm HK” refers to Asia Success Holdings Limited, a Hong Kong company, which is a wholly owned subsidiary of Grand Farm Cayman;
“Grand Farm WFOE” refers to Putian Asia Success Cereals & Oils Technical Service Co., Ltd., a PRC company which is a wholly owned subsidiary of Grand Farm HK;
“Grand Farm China” refers to Fujian Grand Farm Foods Development Co., Ltd., a PRC company which has contractual relationships with Grand Farm WFOE;
“PRC” or “China” refers to the People’s Republic of China, and, for the purposes of this prospectus, excludes Hong Kong, Macau and Taiwan;
“RMB” or “¥” refers to the legal currency of the People’s Republic of China;
“U.S. dollars,” “US$” or “$” refers to the legal currency of the United States;
“mt” refers to metric ton or metric tons;
“kg” refers to kilogram or kilograms; and
“m2” refers to square meter or square meters.

Unless otherwise indicated, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to       additional ADSs to cover over-allotments, if any.  Unless otherwise indicated, our financial information presented in this prospectus has been prepared in accordance with United States Generally Accepted Accounting Principles, or US GAAP.  This prospectus contains conversions of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader.

Unless otherwise noted, all conversions from Renminbi to U.S. dollars were made at the noon buying rate in the City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of December 31, 2010, which was RMB 6.61180 to US$1.00.  We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On May 10, 2011, the noon buying rate was RMB 6.50130 to US$1.00.

Our Business

We are a leading integrated rice producer in China.  Established in June 2001, we are headquartered in Putian, Fujian Province.  All of our business operations are conducted by Grand Farm China, which we control through a series of contractual arrangements between Grand Farm WFOE, our wholly-owned indirect subsidiary, and Grand Farm China together with its owners.  For a description of the contractual arrangements, please see “Our Corporate History and Structure – Contractual Arrangements with Grand Farm China and its Equity Owners” elsewhere this prospectus.

We currently produce three types of milled rice that we prepackage and sell under the “Grand Farm” brand to our distributors for wholesale and retail distributions throughout Fujian.  We produce regular milled rice and nutrient-fortified rice from short/medium-shaped grain primarily sourced from northeastern China – Panjin in Liaoning Province, Bayan in Heilongjiang Province, and Jilin City and Dehui in Jilin Province.  We also produce regular milled rice from long-shaped rice grain sourced from Fujian Province and Jiangxi Province in southern China to cater to consumers who may prefer a different taste and texture than rice made from short/medium-shaped grain, and to diversify our product offerings.  All three types of prepackaged milled rice products are consumed by the Chinese consumers as daily staples.  In addition to our prepackaged rice products, we produce milled rice from long-shaped rice grains that we sell in bulk directly to brewers throughout Fujian to make beer.  Byproducts from our rice milling process, such as rice bran and broken rice, are sold in bulk directly to livestock feed factories and stores.  Our net income for the years ended December 31, 2008, 2009 and 2010 was approximately $4.9 million, $12.1 million and $14.1 million, respectively.

We currently have two production facilities both in Putian.  The first facility is located at our headquarters and has two processing lines with combined annual rice grain processing capacity of 260,000 mt, yielding 180,000 mt of milled rice, as well as our proprietary production line for nutrient-fortified rice with annual production capacity of 80,000 mt.  Our entire production process at this facility, from sourcing raw materials to production to sales, is ISO9001:2000 certified (for quality control), HACCP certified (for food safety control), and ISO14001:2004 certified (for environment control).  Our second facility, located in proximity to our headquarters, houses an integrated refined rice bran oil production line with 24,000 mt in annual production capacity.  Oil will largely be produced from the rice bran that we currently sell for livestock feed.  We commenced trial production in October 2010 and produced a limited quantity of unrefined, or crude, rice bran oil, which is not suitable for consumption, and expect formal production of refined rice bran oil to commence immediately after we receive a Production License from the Administration of Quality Inspection of Fujian Province, which we are in the process of applying for.  If our application process is successful, in addition to the issuance of the Production License, our refined rice bran oil will carry a “QS” (quality safety) label when it is introduced into the market, signifying that we are properly licensed.  We currently anticipate completing the application process and obtaining the Production License by the end of May 2011, and to commence formal production of refined rice bran oil immediately thereafter.  The timing and results of the application process, however, are ultimately beyond our control, and there is no assurance when we will be issued the Production License, if at all.

The second facility will also house another rice production line with projected annual rice grain processing capacity of 90,000 mt, yielding approximately 60,000 mt of milled rice.  Because the building that this production line will occupy requires modifications to accommodate our equipment, we are in the process of registering the plan for the modifications with the Putian Development and Reform Commission, and allowing the Putian Environmental Protection Bureau complete an environmental impact study in connection with such modifications.  We currently expect to complete these steps in May 2011, the modifications to the building in September 2011 and the installation of the production line by the end of 2011, and to commence formal production immediately thereafter.

Industry Background and Market Opportunity

China’s Rice Industry

World rice grain output has grown steadily over the past five years. According to the statistics from the U.N. Food and Agriculture Organization, or FAO, global rice grain output reached 689 million mt, equivalent to 460 million mt of milled rice, in 2009.  According to FAO, Asia alone accounts for over 90% of the total global rice grain output – reaching 623 million mt. in 2009 – and is also the largest rice consumption region.  Of that amount, China accounted for 195 million mt, according to the China National Grain and Oils Information Center, or CNGOIC, and the National Bureau of Statistics of China, or NBS, up from 192 million mt in 2008 and 186 million mt in 2007, making it the world’s largest rice grain producer.  With over 60% of its population relying on rice as their staple food source according to FAO, China is also the world’s largest rice consumer, reaching 182 million mt, equivalent to 127 million mt of milled rice, in 2009 as reported by CNGOIC.

Based on internal research, we believe that most Chinese consumers currently buy rice in bulk, and we estimate that approximately 40 million mt of rice were sold pre-packaged (generally 25 kilograms per bag or less) in 2008, less than 30% of the total national rice consumption.  Pre-packaged rice is generally less prone to mold and insect infestation, and easier to maintain freshness, according to a study by the Institute of Qiaoxing Light Industry of Fuzhou University.  Coupled with the convenience of smaller packaging, we believe that Chinese consumers should generally prefer pre-packaged rice, despite its higher price point, over rice sold in bulk.  If China’s urbanization and disposable income levels continue to rise as they have in recent history, we expect pre-packaged rice to eventually overtake bulk rice in consumer preference, especially in the more developed coastal regions of China, including Fujian Province where we are based and our pre-packaged rice is sold.

China’s Rice Bran Oil Industry

Despite China being one of the largest rice consuming nations, if not the largest, we believe production of and demand for refined rice bran oil has lagged behind in China due the complexity of and the capital requirements for its production.  However, we have seen large Chinese grain and edible oil companies entering this market since 2009, which we believe is driven by growing health awareness and disposable income levels in China’s recent history.  Base on internal research, we estimate that Chinese domestic refined rice bran oil production rose from 4,000 mt in 2006 to 33,000 mt in 2010, while demand grew from 190,000 mt to 238,000 mt over the same period.  By 2012, we project domestic production of and demand for rice bran oil to reach 63,000 mt and 276,000 mt, respectively.  With our production of refined rice bran oil to formally commence immediately after we obtain a Production License anticipated by the end of May 2011, we believe that we are well-positioned to be one of the leading rice bran oil market players.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors in China:

•
We are dedicated to producing the highest quality of rice through our strict quality control measures while at the same time maximizing profit margins from our production process by deriving value from our byproducts such as rice hull, rice bran and broken rice;

•	We source our short/medium-shaped rice grain predominantly from three regions in northeastern China which are renowned for the quality of their short/medium-shaped rice crops;
•	We have a well-established and extensive sales network throughout Fujian Province;
•	We understand the importance of branding and brand recognition, and price our products competitively against other brands to associate our brand with both quality and value; and
•	We have strong research and development capabilities.

Our Growth Strategies

•	We aim to consolidate our market share in Fujian and then expand into adjacent provinces by increasing brand marketing and awareness, and expanding our sales channels;
•	We aim to increase our production capacity, with the goal of achieving annual processing capacity of 0.8 to 1.0 million mt in the next five years;
•	We aim to secure long-term strategic supply contracts in order to better secure our grain supplies; and
•	We aim to maximize value from our rice processing byproducts, from producing refined rice bran oil from rice bran to generating power from rice hull for our energy needs.

Our Corporate History and Structure

Mr. Jianshan Yao and Mr. Jianxin Yao are the shareholders of Sunlight Blaze, which is a company limited by shares established under the laws of the British Virgin Islands on April 9, 2010.  Mr. Jianshan Yao holds 99.75% of Sunlight Blaze’s equity interests, and Mr. Jianxin Yao holds the rest of 0.25%.  Sunlight Blaze holds 85% equities of Grand Farm Cayman, which is a limited liability company established under the laws of the Cayman Islands on June 30, 2010, and Grand Farm Cayman holds 100% equities of Grand Farm HK, a Hong Kong company. None of the other shareholders of Grand Farm Cayman holds more than 5% of the issued and outstanding shares of Grand Farm Cayman. Grand Farm WFOE is a limited liability company established under the laws of PRC on September 19, 2010 and is a wholly-owned subsidiary of Grand Farm HK.

We operate our business in the PRC through certain contractual arrangements between Grand Farm WFOE and Grand Farm China, a company established under the laws of the PRC in Putian, Fujian Province on May 31, 2001.  For a description of the contractual arrangements, please see “Our Corporate History and Structure – Contractual Arrangements with Grand Farm China and its Equity Owners” elsewhere this prospectus.  All of the issued and outstanding shares of Grand Farm China are currently held by two Chinese citizens, namely our chairman, Jianshan Yao, who owns a 99.75% equity interest in Grand Farm China, and his brother Jianxin Yao, who holds the remaining 0.25%.

The chart below illustrates our corporate structure as of the date of this prospectus.

(1)	Includes 3% held by Chaotang Li, our strategic development director and a member of our board of directors, through an entity that he owns and controls.

Please see the section entitled “Risk Factors — Risks Relating to Our Structure.”

The chart below illustrates our corporate structure immediately after the closing of this offering, assuming all ADSs offered in the offering are sold.

(1)	Includes % held by Chaotang Li, our strategic development director and a member of our board of directors, through an entity that he owns and controls.

(2)	Each ADS represents of our ordinary shares, par value $0.002 per share.

Corporate Information

Our registered office is located at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, Fourth Floor, P. O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands, British West Indies.  Our principal executive offices are located at No.2089 East Hanhua Road, Guohuan Town, Hanjiang District, Putian, Fujian Province, PRC, and the telephone number at this address is +86-594-3599889.  Our website is www.grandfarminc.com.  Information contained on our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.  Our agent for service of process in the United States is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware 19711, and whose telephone number is (302) 738-7210.

Our Challenges

We believe that our primary challenges are:

•	Competition from other major rice producers in China;
•	Our continuing ability to meet our rice grain needs as larger and better-resourced competitors gain greater control to grain supplies;
•	Our access to and costs of grain supplies are impacted by natural disasters; and

•	There is uncertainty regarding refined rice bran oil market as we move forward on production of this product expected in the near future.

Please see “Risk Factors” and other information included in this prospectus for a discussion of these and other risks.

The Offering

The following assumes that the underwriters do not exercise their option to purchase up to       additional ADSs in the offering, unless otherwise indicated.

Price per ADS:	We currently estimate that the initial public offering price will be between $ and $ per ADS.
ADSs offered by us:	ADSs

ADSs outstanding immediately after this Offering:	ADSs (or ADSs if the underwriters exercise in full the over-allotment option)

Ordinary shares outstanding immediately after this Offering:	ordinary shares (or ordinary shares if the underwriters exercise in full the over-allotment option)

The ADSs:
Each ADS represents       ordinary shares.  The depositary will hold the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future.  If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may turn in your ADSs to the depositary in exchange for ordinary shares.  The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent.  If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus.  You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Proposed NASDAQ Capital Market symbol:	GRFM

Option to purchase additional ADSs:	We have granted to the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to an additional ADS solely to cover over-allotments.

Underwriter’s Warrants:
For services rendered, we have agreed to issue to the underwriter (or its designated affiliates) warrants to purchase up to       ADSs equal to 7% of the aggregate number of ADSs sold in this offering, including the over-allotment option, exercisable six months after the closing of the offering and expiring five years from the effective date of the registration statement of which this prospectus forms a part.  If these warrants are exercised, each ADS may be purchased at $      (150% of the initial offering price per ADS sold in the offering), and the warrants may be exercised on a cashless basis.

Timing and settlement for ADSs:	The ADSs are expected to be delivered against payment on , 2011.

Use of proceeds:
Our net proceeds from this offering are expected to be approximately $      million assuming a public offering price of $      (the midpoint of the estimated initial public offering price range, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us).  We plan to use net proceeds we receive from this offering to increase our sales and marketing efforts, to expand production capacity and for other general corporate purposes.  See “Use of Proceeds” on page 33.

Risk Factors:
Investing in these securities involves a high degree of risk.  As an investor you should be able to bear a complete loss of your investment.  You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10.

Lock-Ups:
Our directors and officers have agreed with the underwriters not to offer, sell or otherwise dispose of any of our securities for a period of 12 months from the closing of this offering.  See “Underwriting” on page 110.

Depositary:	Deutsche Bank Trust Company Americas

Selected Financial and Operating Data

The following selected financial and operating data as of and for the years ended December 31, 2008, 2009 and 2010, have been derived from our audited consolidated financial statements for the years ended December 31, 2008, 2009 and 2010 that are included elsewhere in this prospectus, and should be read in conjunction with such financial statements and the accompanying notes and “Operating and Financial Review and Prospects” beginning on page 40 of this prospectus.  The selected financial and operating data as of and for the year ended December 2007 have been derived from our audited combined financial statements for such year, which are not included in this prospectus.  Our results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” beginning on page 10 of this prospectus.  In accordance with Item 3.A.1 of Form 20-F, we are omitting our selected combined financial data for fiscal year 2006 because we do not currently have audited financial statements for such year and such information cannot be provided in accordance with US GAAP without unreasonable effort or expense.

	For the fiscal year ended December 31,
	2007	2008	2009	2010
	(In thousands, except for per share data)

Revenues	$15,166	$36,007	$60,533	$82,189
Income from operations	2,592	5,886	12,891	14,843
Other expense	(582)	(942)	(847)	(769)
Net income	1,333	4,941	12,071	14,095
Net income per share
- Basic	0.05	0.20	0.48	$0.56
- Diluted	0.05	0.20	0.48	0.56

	December 31,
	2007	2008	2009	2010
	(In thousands)

Total assets	$19,921	$30,068	$44,175	$54,085
Total liabilities	11,092	15,594	17,623	22,153
Total shareholders’ equity	8,829	14,474	26,552	31,932
Total liabilities and shareholders’ equity	$19,921	$30,068	$44,175	$54,085

RISK FACTORS

You should carefully consider all of the information in this prospectus, including various changing regulatory, competitive, economic, political and social risks and conditions described below, before making an investment in our ADSs. One or more of a combination of these risks could materially impact our business, results of operations and financial condition. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks below.

Risks Relating to Our Business

We are at an early stage of development and have a limited operating history, which makes it difficult to evaluate and predict our future operating results especially in the highly fragmented rice processing industry in China.

We have a limited operating history, as Grand Farm China commenced business May 2001 in Fujian, China.  Accordingly, you should consider our future prospects in light of the risks experienced by companies such as ours operating in the highly fragmented rice processing industry in China.  Some of these risks and uncertainties relate to our ability to:

•	maintain our market position and compete with other rice producers, many of which have longer operating histories and greater financial resources than we do;
•	comply with changes to regulatory requirements;
•	raise our brand recognition and customer loyalty;
•	maintain adequate control of our costs and expenses;
•	raise sufficient capital to sustain and expand our business;
•	and attract, retain, integrate and motivate qualified personnel.

If we are unsuccessful in addressing any of the risks and uncertainties listed above, our business, financial condition and results of operations may be materially and adversely affected.

Our operating results fluctuate from period to period, and likely will continue to fluctuate significantly, making them difficult to predict and could cause our operating results for a particular period to fall below expectations, thus resulting in a decrease in the price of our ADSs.

Our operating results from period to period are highly dependent upon, and will fluctuate, based on the following factors:

•	raw material supply and costs be impacted by natural disasters;
•	reliability of newly established production facilities;
•	market competitions that influence the selling prices of our products;
•	sales channel expansion to existing and newly developed market places; and
•	the success of our advertising and promotional efforts.

Due to these and other factors listed in this “Risk Factors” section, our operating results will vary from period to period, will be difficult to predict for any given period, may be adversely affected from period to period and may not be indicative of our future performance.  In addition, our operating results may vary significantly from period to period as a result of factors beyond our control, such as the recent slowdown in China’s economic growth caused in part by the recent severe global crisis in the financial services and credit markets, and may be difficult to predict for any given period.  Our past results may not be indicative of our future performance and our quarterly results may not be indicative of our full year results.  If our operating results for any period fall below our expectations or the expectations of investors or any market analyst that may issue reports or analyses regarding our ADSs, the price of our ADSs is likely to decrease.

As we sell our prepackaged rice products primarily to third-party distributors and do not sell directly to end consumers, , this could affect our ability to efficiently and profitably distribute and market such products, maintain our existing markets and expand our business into other geographic markets.

We do not sell our prepackaged rice products directly to end customers. Instead, we primarily rely on third-party distributors for the sale and distribution of these products throughout Fujian Province, who collectively accounted for 96.28%, 82.39% and 74.09% of our revenues in 2008, 2009 and 2010, respectively.  As of December 31, 2010, we had a network of 50 distributors for our prepackaged rice products.  We do not enter into long-term agreements with distributors and have no control over their everyday business activities. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected.  Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside of our control.  Some of these factors include: (i) the level of demand for our brand and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time ordered by distributors.

There can be no assurance that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution.  Furthermore, shortage of adequate working capital may make it impossible for us to do so.  Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to maintain and expand our market, which will likely adversely affect our revenues and financial results.

We do not have business insurance coverage.

The insurance industry in China is still at an early stage of development.  Insurance companies in China offer limited business insurance products, or offer them at a high price.  As a result, we do not have any business liability, loss of data or disruption insurance coverage for our operations in China.  Any business disruption, litigation or natural disaster might result in our incurring substantial costs and the diversion of our resources.

We are dependent upon our existing management and our key personnel, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continuing services of our executive officers and our key personnel.  If one or more of our executive officers and key personnel were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all.  In addition, if any of our executive officers or key employees joins a competitor or forms a competing company, we may lose know-how, key professionals and staff members as well as suppliers, and our competitive position and business prospects may be materially and adversely affected.

If we fail to accurately project demand for our products, we may encounter problems of excess production capacity, which would materially and adversely affect our business, financial condition and results of operations, as well as damage our reputation and brand.

We plan to use part of the proceeds from this offering, in addition to our cash generated from our operations and bank loans, to fund our production capacity expansion.  However, if there is no or little growth in demand for rice as we have expected, we may encounter difficulties in selling our increased production capacity, which would materially and adversely affect our business, financial condition and results of operations.

Many of our customers, including our distributors, contract with us for specified minimum purchase amounts for terms of one year or less, and typically place their purchase orders one week in advance of a required delivery.  We take such contracts and orders into account when we formulate our overall operation plans.  We project demand for our products based on rolling projections from our customers and customer inventory levels.  The varying sales and purchasing cycles of our customers, however, make it difficult for us to accurately forecast future demand for our products.  Our inability to accurately predict and to timely meet demand, or the failure of our customers to take up their contracted volume of our products, could materially and adversely affect our business, financial condition and results of operations.

Our inability to expand or to manage the expansion of our production capacity and growth could materially adversely affect our business, financial condition and results of operations, and result in a loss of business opportunities.

We plan to use a substantial portion of our net proceeds from this offering to fund our production capacity expansion.  However, we may be unsuccessful in the timely or cost-efficient expansion of our production capacity. This project and others may not be constructed on the anticipated timetable or within budget.  Any material delay in completing these projects, or any substantial increase in costs or quality issues in connection with these projects, could materially and adversely affect our business, financial condition and results of operations, and result in a loss of business opportunities.

Furthermore, we have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve.  We have experienced a period of rapid growth and expansion that has placed, and will continue to place, strain on our management personnel, systems and resources.  To accommodate our growth pursuant to our strategies, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems procedures and controls, and improve our accounting and other internal management systems, all of which require substantial management efforts and financial resources.  We will also need to continue to expand, train, manage and motivate our workforce, and effectively manage our relationships with our customers and suppliers.  All of these endeavors will require substantial management effort and skills and the incurrence of additional expenditures.  We cannot assure you that we will be able to efficiently or effectively implement our growth strategies and manage the growth of our operations, and any failure to do so may limit our future growth and hamper our business strategy.

Rising prices of our raw materials could yield lower margins for our products if we are unable to pass such rising prices on to our customers, which could reduce our profitability and have a material adverse effect on our business.

Our key raw material is rice grains.  Changes in the prices for rice grain would significantly affect our cost of goods sold.  In general, rising price of rice grain will produce lower profit margins for us if we are unable to pass such rising costs on to our customers.  Whether we can pass such rising costs on to our customers depends on a variety of factors, including rice grain pricing and consumer market conditions.  The price of rice is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors such as government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply.  The significance and relative effect of these factors on the price of rice is difficult to predict.  Also, although our supply contracts provide us access to rice grains in the off-seasons and other times when grain supplies are less abundant (due to crop failure and other factors), we have no contracts or derivative instruments in place that effectively hedge against the fluctuations in the price of this raw material as our rice grain purchase and rice sales contracts are priced based on market conditions.  Any event that tends to negatively affect the supply of this raw material could increase prices and potentially harm our business.  To the extent that we cannot fully pass on the price increases in raw material to our customers, or at all, our business and profitability would be materially and adversely affected.

Governmental authorities within the PRC periodically set rice prices and enact general industry policies which limit production capacity and use of raw materials.  Although governmental pricing guidance has not had a material impact on our business in the past, a significant increase in the market price of rice grain as a result of such governmental efforts would increase our cost of sales, and we may not be able to fully pass those increased costs on to our customers.  Such increased costs and other policy initiatives could limit our growth and have a material adverse effect on our business, financial condition and results of operations.

The PRC government has the power to intervene in the price of important types of grain (including rice grain) under certain circumstances, such as when a material change occurs to the market supply and demand and/or the grain price fluctuates significantly, in order to protect the interests of farmers.  In practice, the PRC government will periodically purchase a large amount of rice from farmers and set the price for the rice purchased by the government, resulting in effective guidance of the market price by the PRC government.  This has a significant impact on the market price of rice for the following year, but does not constitute a legally mandated price for rice.  Although such pricing guidance has not had a material impact on our business in the past, a significant increase in the market price of rice as a result of such governmental efforts would increase our cost of sales, and we may not be able to pass those increased costs on to our customers.  Such increased costs could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to access rice of the quality required to meet our production standards, or if we are unable to obtain a sufficient supply of raw materials from our suppliers or at all, our business, financial condition and results of operations and financial performance may suffer.

From time to time we may be unable to access rice grain of the quality and type that meets our production standards, which could adversely affect our financial performance. Furthermore, our extended inability to obtain and process rice of the required quality would also reduce our annual production.

If we experience a shortage in the supply of rice grain in the future, irrespective of quality, our production capacities and results of operations would be materially and adversely affected.  We source approximately 93% of our short/medium-shaped rice grain from northeastern China.  We mainly source long-shaped rice grain from rice grain distributors in Fujian and Jiangxi.  If we lose any of these significant sources of rice grains through crop failure or through the failure by our suppliers to abide by the material terms of our sourcing arrangements, we would be required to purchase rice grains at less favorable prices which could adversely affect our profit margins.  We may also have difficulty finding alternative sources of rice grains on satisfactory terms in a timely manner, or at all, which could cause us not to operate at full capacity. Identifying and accessing alternative sources may increase our costs and extended lack of raw materials will reduce production capacity which would have a materially adverse effect on our financial performance.

Our dependence on a limited number of suppliers for rice grains could prevent us from timely delivering our products to our customers in the required quantities, which could result in order cancellations and decreased revenues.

We currently work with approximately 44 rice grain suppliers, including state-owned grain reserves.  In 2008, our three biggest suppliers accounted for 30%, 28%, and 13% of our total purchase, respectively.  In 2009, our three biggest suppliers accounted for 21%, 10% and 10% of our total purchase, respectively.  In 2010, our three biggest suppliers accounted for 18%, 8% and 6% of our total purchases, respectively.  If we fail to maintain our relationships with these or our other suppliers, we may be unable to produce enough rice or our rice may be available at a higher cost or after a long delay, and we could be prevented from delivering rice to our customers in the required quantities and at prices that are profitable.  Problems of this kind may cause us to experience order cancellations and loss of market share.  The failure of a supplier to supply rice grains that meet our quality, quantity, and cost requirements in a timely manner could impair our ability to produce rice or increase our costs, particularly if we are unable to obtain rice grains from alternative sources on a timely basis or on commercially reasonable terms.

If we experience problems with our product quality, customer satisfaction with respect to pricing of our products or the timely delivery of our products, we could lose our customers and market acceptance which will affect our sales and have an adverse effect on our business, financial condition and results of operations.

Our growth and sales primarily depend on our ability to maintain quality control and customer satisfaction with respect to pricing and the punctual availability and delivery of our products.  If we fail to deliver the same quality of our products with the same punctuality and pricing which our customers have grown accustomed to, or in accordance with the terms of our sales agreements, we could damage our customer relations and market acceptance which will affect sales and our business in general.  If we experience deterioration in the performance or quality of any of our products, whether due to problems internally or externally, it could result in delays in delivery, cancellations of orders or customer complaints, loss of goodwill, diversion of the attention of our senior personnel and harm to our brand and reputation.  Any and all of these results would have an adverse effect on our business, financial condition and results of operations.

Any interruption in our production and distribution processes could impair our financial performance and negatively affect our brand.

Our production operations involve the coordination of raw materials, internal production processes and external distribution processes.  We may experience difficulties in coordinating the various aspects of our production processes, thereby causing downtime and delays.  We produce and store almost all of our products at our production facilities.  We do not maintain back-up facilities, so we depend on these facilities for the continued operation of our business.

A delay or stoppage of production caused by adverse weather, natural disaster or other unanticipated catastrophic event, including, without limitation, power interruptions, water shortage, storms, fires, earthquakes, terrorist attacks and wars, could significantly impair our ability to produce our products and operate our business, as well as delay our research and development activities.  Our facilities and certain equipment located in these facilities would be difficult to replace and could require substantial replacement lead-time.  Catastrophic events may also destroy any inventory located in our facilities.  The occurrence of such an event could materially and adversely affect our business.  Any stoppage in production, even if temporary, or delay in delivery to our customers could severely affect our business or reputation.  We currently do not have business interruption insurance to offset these potential losses and any interruption in our production operations or production and distribution processes could impair our financial performance and negatively affect our brand.

Failure to properly manage our storage system may damage our products, resulting in operating losses.

Rice storage entails significant risks associated with the storage environment, including moisture, temperature and humidity levels, deviations in which may result in damage to rice in stock.  Any significant damage to the products we have in storage could materially and adversely affect our results of operations.

Transportation delays, including as a result of disruptions to infrastructure, could adversely affect our business, results of operations and financial condition.

We rely on both ground and water transportations for the delivery of raw materials and for the delivery of our products to our customers.  Any disruptions in this infrastructure network, whether caused by earthquakes, storms, other natural disasters or human error or malfeasance, could materially impact our business.  Therefore, any unexpected delay in transportation of our raw materials or in the delivery of our products to our customers could result in significant disruption to our operations, including the closure of our facilities.  If for any reason we should lose the use of these facilities, we may not be able to find sufficient alternative methods of transport for products from our existing facilities.  We also rely upon others to maintain roads from our production facilities to road and shipping networks, and any failure on their part to maintain such transportation systems could impede the delivery of our raw materials to us and our products to our customers, impose additional costs on us or otherwise cause our business, results of operations and financial condition to suffer.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs which could adversely affect our business.

We are subject to the PRC laws and regulations relating to the protection of the environment.  These laws continue to evolve and are becoming increasingly stringent.  The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision.  The facility where we are headquartered is in compliance with environmental acceptance inspection procedures, and has obtained a formal waste discharge permit.  We have also completed the environmental inspection acceptance procedures for our second facility, and we are in the process of obtaining its formal waste discharge permit, although we have not obtained such permit as of the date of this prospectus.  In the event that we fail to comply with any of the aforesaid procedures in the future, we may be subject to a fine or be required to make corrections within a prescribed period.  Our business and operating results could be materially and adversely affected if we were required to increase expenditures to comply with any new environmental regulations affecting our operations.  Although we have designed and implemented procedures and measures to promote occupational health and safety, we cannot completely eliminate the risks of contamination, injury to employees or others, or other harms related to our operations.  In the event of future incidents, we could be liable for any damages that may result, including potentially significant monetary damages for any civil litigation or government proceedings related to a personal injury claim, as well as other fines, penalties and other consequences, including suspension or revocation of our licenses or permits or suspending production or ceasing operations at our research and manufacturing facilities, all of which could have a material adverse effect on our business, reputation, financial condition and results of operations.

The expansion of our sales and marketing and distribution efforts in new provinces and regions may not be as successful as in Fujian, or at all.

We plan to expand our sales and marketing and distribution efforts into provinces and regions beyond Fujian.  However, our experience in the sales and marketing and distribution of our products in Fujian may not be applicable in other parts of China.  We cannot assure you that we will be able to leverage such experience to expand into other provinces and regions.  When we enter new markets, we may face intense competition from other rice producers with established experience or presence in the geographical areas in which we plan to enter and from other rice producers with similar target customers.  In addition, expansion of sales into new markets in new provinces will require the hiring and training of a new sales force to market and sell our products in that region, the assimilation with the local business cultures of new regions which may be very different from the business culture of Fujian, and require a diversion of resources and time of our senior management personnel.  If we fail to integrate effectively in new markets, our operating efficiency may be affected. Furthermore, because customers in new provinces may be far away from our production facilities, our profit margins may be lower because of increased costs in the transportation of our products.  Demand for rice and government regulation may also be different in other provinces.  Our failure to manage our planned expansion of sales into new provinces may have a material adverse effect on our business, financial condition and results of operations and we may not have the same degree of success in other provinces that we have had so far to date, or at all.

Our production activities are and will continue to be conducted in concentrated locations.  Damage to or disruptions at our production facilities could materially and adversely affect our business, financial condition and results of operations, especially since we do not have any business interruption insurance.

Our two operating production facilities are located in Fujian Province, making our operations particularly vulnerable to natural and other disasters that may occur in that province.  Operating hazards, natural disasters or other unanticipated or catastrophic events, including power interruptions, water shortages, storms, typhoons, fires, explosions, earthquakes, terrorist attacks, wars, and labor disputes in and around these provinces could cause damage to or destroy our facilities or equipment therein.  Any of these or similar events could significantly impair our ability to operate our business, as well as delay our research and development activities and commercial production.  Our facilities and equipment are expensive and potentially difficult and time-consuming to repair or replace.  Catastrophic events may also result in damage to or the destruction of inventory located in our production facilities.  In addition, we do not carry any business interruption or other insurance that would compensate us in the event of a loss of this type.  The occurrence of such an event could result in substantial costs and diversion of resources, and our business, financial condition and results of operations may be materially and adversely affected.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We may require additional cash resources due to changed business conditions, implementation of our strategy to expand our manufacturing capacity or potential investments or acquisitions we may pursue.  Furthermore, if we fail to complete this offering, or complete it at a level below our expectations, we will not have the capital necessary to support our future expansion activities, which could force us to sell debt securities or additional equity securities, or obtain additional credit facilities from banks in the PRC in order to implement our growth strategy or to otherwise meet our capital needs.  The sale of additional equity securities could result in dilution of your holdings.  The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations.  Financing may not be available in amounts or on terms acceptable to us, if at all.  Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations.  The state may issue to a land user a land use right certificate giving such land user certain rights akin to land ownership of the land for a fixed period of time of generally 50 years or more.  Such land use rights, however, can be revoked and the land user forced to vacate at any time when redevelopment of the land is in the public interest.  The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent.  The land on which our headquarters and production facility occupies relies on such land use rights, and the loss of such rights would have a material adverse effect on our company and our operations.

The production activities from our second production facility will be disrupted if we are unable to renew the lease for the plant site, and the remedies offered by the lease agreement is limited in case of early lease termination by the lessor, all of which could adversely affect our business prospects, especially with respect to our anticipated refined rice bran oil business.  In addition, our ability to install a rice production line at this facility, and to commence production therefrom, is dependent on the successful completion of an environmental impact study being conducted by the Putian Environmental Protection Bureau.

We are leasing the 11,611 m2 site of our second production facility, which houses our refined rice bran oil production line, pursuant to a lease agreement entered into between Grand Farm China and Fujian Jia Jia Food Co., Ltd., or Fujian Jia Jia, originally from July 1, 2009 to December 31, 2020, now extended to December 31, 2028.  Although Grand Farm China has priority under the lease agreement to continue the lease upon expiration, such priority is subject to Fujian Jia Jia’s willingness to continue the lease and is thus not guaranteed.  If Fujian Jia Jia refuses to continue the lease or will only continue the lease upon terms that are not reasonable or acceptable to us, all of our activities at this production facility, including refined rice bran oil production which we are planning to launch immediately after we obtain a Production License anticipated by the end of May 2011, will be disrupted.  In addition, if Fujian Jia Jia terminates the lease agreement, as now extended, before its term expire, our remedy is limited to up to RMB 20,000,000 from Fujian Jia Jia as compensation.  Such amount may not be sufficient to cover all of the losses incurred by us for the disruption to ongoing production activities and the costs to relocate our production facility.

This facility will also house another rice production line with projected annual rice grain processing capacity of 90,000 mt, yielding approximately 60,000 mt of milled rice.  Because the building that this production line will occupy requires modifications to accommodate our equipment, we are in the process of registering the plan for the modifications with the Putian Development and Reform Commission, and allowing the Putian Environmental Protection Bureau to complete an environmental impact study in connection with such modifications.  While we currently expect the study to be completed by May 2011, the timing of the completion is ultimately beyond our control, and there is no guarantee that the study will be completed by then or that the result of the study will be favorable to us.

We cannot commence production of refined rice bran oil until we have the required Production License.

According to the Regulation of the People's Republic of China on the Administration on Production License for Industrial Products, or the Production License Regulation, and its implementation measures, we must have a Production License before we can commence production of refined rice bran oil, which we are in the process of applying for with the Administration of Quality Inspection of Fujian Province.  While we currently anticipate obtaining the Production License by the end of May 2011, the timing of the approval is ultimately beyond our control, and there is no guarantee that we will obtain the Production License by then or that our application will be approved at all.  While we are not relying on the sales of refined rice bran oil as our sole source of revenue, we have already expended resources in connection with, and established a facility for, the production of refined rice bran oil.  Any delay in obtaining the Production License, whether due to the pace of the application review process or otherwise, will delay our anticipated production launch, which may in turn increase our economic burdens associated with this product.  If we cannot ultimately succeed in obtaining the Production License, however, we will be unable to use our production facility for its intended purpose and derive such economic benefits that we are anticipating from the production and sales of refined rice bran oil.

We face risks related to health epidemics and other outbreaks or acts of terrorism in China, which could result in reduced demand for our products or disrupt our operations.

Our business could be materially and adversely affected by an outbreak of H1N1 influenza A, avian flu, severe acute respiratory syndrome or another epidemic, or an act of terrorism.  From time to time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Since 2009, human cases of H1N1 influenza A virus infection have been identified internationally.  Any prolonged recurrence of H1N1 influenza A, avian flu, severe acute respiratory syndrome or other adverse public health developments in China or elsewhere in Asia may have a material and adverse effect on our business operations.  In addition, terrorist attacks, such as those that took place on September 11, 2001, geopolitical uncertainty and international conflicts, could adversely affect our business operations.  Any of these events could adversely affect China’s economy and cause an immediate and prolonged drop in consumer demand. An immediate and prolonged drop in consumer demand could severely disrupt our business operations and adversely affect our results of operations.  Furthermore, a significant portion of our revenues are derived from government customers, which may reduce their spending on our products during a crisis, which could adversely affect our results of operations and could probably be difficult to recover once the threat has subsided.

The Chinese agricultural market is highly competitive and our growth and results of operations may be adversely affected if we are unable to compete effectively.

The agricultural market in China is highly fragmented, largely regional and highly competitive, and we expect competition to increase and intensify within the sector. We face significant competition in our rice business. Many of our competitors have greater financial, research and development and other resources than we have. Competition may also develop from consolidation within the rice industry in China.  Our competitors may be better positioned to take advantage of industry consolidation and acquisition opportunities than we are.  As competition intensifies, our margins may be compressed by more competitive pricing and we may lose our market share and experience a reduction in our revenues and profit.

Risks Relating to Our Structure

Grand Farm WFOE’s contractual arrangements with Grand Farm China and its shareholders may not be as effective in providing control over Grand Farm China as direct ownership of Grand Farm China, and the shareholders of Grand Farm China may have potential conflicts of interest with us.

Grand Farm Cayman has no ownership interest in Grand Farm China and conducts substantially all of its operations and generates substantially all its revenues through contractual arrangements that its indirect subsidiary, Grand Farm WFOE, has entered into with Grand Farm China and its shareholders, and such contractual arrangements are designed to provide Grand Farm Cayman with effective control over Grand Farm China.  Grand Farm Cayman depends on Grand Farm China to hold and maintain certain licenses necessary for its farming business.  Grand Farm China also owns all of the necessary intellectual property, facilities and other assets relating to the operation of our business, and employs personnel for our production and product distribution.  See “Our Corporate History and Structure” for a description of the contractual arrangements with Grand Farm China.

The contractual arrangements, however, may not be as effective in providing Grand Farm Cayman with control over Grand Farm China as direct ownership.  If Grand Farm Cayman had direct ownership of Grand Farm China, it would be able to exercise its rights as a shareholder to effect changes in the board of directors of Grand Farm China, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level.  In lieu of actual ownership, Grand Farm Cayman has to rely on contractual rights to effect control and management of Grand Farm China, which exposes Grand Farm Cayman to the risk of potential breach of contract by the shareholders of Grand Farm China.  In addition, as Grand Farm China is jointly owned by its shareholders, it may be difficult for Grand Farm Cayman to change Grand Farm China’s corporate structure if such shareholders refuse to cooperate with it.

The shareholders, officers and/or directors of Grand Farm China may breach, or cause Grand Farm China to breach, the contracts for a number of reasons.  For example, the interests of the shareholders of Grand Farm China and the interests of Grand Farm Cayman may conflict and we may fail to resolve such conflicts; the shareholders may believe that breaching the contracts will lead to greater economic benefit for them; or the shareholders may otherwise act in bad faith.  If any of the foregoing were to happen, we may have to rely on legal or arbitral proceedings to enforce our contractual rights, including specific performance or injunctive relief, and claiming damages.  Such arbitral and legal proceedings may cost us substantial financial and other resources, and result in disruption of our business, and we cannot assure you that the outcome will be in our favor.

In addition, as all of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures.  The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States.  As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements.  Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons.  In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Grand Farm China, and our ability to conduct our business may be materially and adversely affected.

Grand Farm WFOE and Grand Farm China’s contractual arrangements may result in adverse PRC tax consequences to us.

Under the Tax Collection and Management Law and its implementation rules issued in 2001 and 2002, respectively, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities.  “Related parties” are defined as organizations or entities that (1) have a direct or indirect control relationship in terms of capital, operation or sales/purchase; (2) are directly or indirectly owned by a common third party; or (3) possess any other connected relationship based on equity.  We could face material and adverse tax consequences if the PRC tax authorities determine that contractual arrangements between Grand Farm WFOE and Grand Farm China were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment.  A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of adjustments recorded by Grand Farm China, which could adversely affect us by (i) increasing Grand Farm China’s PRC tax liability without reducing Grand Farm WFOE’s PRC tax liability, which could further result in claims being made against us for underpaid PRC taxes; or (ii) limiting the ability of Grand Farm WFOE and Grand Farm China to maintain preferential PRC tax treatments and other financial incentives.

All of Grand Farm Cayman’s revenues have been, and will continue to be, generated through Grand Farm China, our variable interest entity, or VIE, and Grand Farm Cayman relies on payments made by Grand Farm China to Grand Farm WFOE, our subsidiary, pursuant to contractual arrangements to transfer any such revenues to Grand Farm WFOE.  Any restriction on such payments and any increase in the amount of PRC taxes applicable to such payments may materially and adversely affect our business and our ability to pay dividends to our shareholders.

We conduct substantially all of our operations through Grand Farm China, our VIE, which generates all of our revenues.  As Grand Farm China is not directly owned by us, it is not able to make dividend payments to us.  Instead, Grand Farm WFOE, our indirect subsidiary in China, entered into a number of contracts with Grand Farm China, pursuant to which Grand Farm China pays Grand Farm WFOE for certain services that Grand Farm WFOE provides to Grand Farm China.  However, depending on the nature of the services provided, some of these payments are subject to PRC taxes at different rates, including business taxes and VAT, which effectively reduce the payments that Grand Farm WFOE may receive from Grand Farm China.  We cannot assure you that the PRC government will not impose restrictions on such payments or change the tax rates applicable to such payments.  Any such restrictions on such payments or increases in the applicable tax rates may materially and adversely affect our ability to receive payments from Grand Farm China or the amount of such payments, and may in turn materially and adversely affect our business, our net income and our ability to pay dividends to our shareholders.

The shareholders of our variable interest entity may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Some of our founders and executive officers are direct and indirect owners of Grand Farm China.  Conflicts of interest may arise between the dual roles of those individuals who are both executive officers of our company and shareholders of our variable interest entity.  We do not have existing arrangements to address potential conflicts of interest between those individuals and our company and cannot assure you that when conflicts arise, those individuals will act in the best interests of our company or that conflicts will be resolved in our favor.  If we cannot resolve any conflicts of interest or disputes between us and those individuals, we would have to rely on legal proceedings, which may materially disrupt our business.  There is also substantial uncertainty as to the outcome of any such legal proceedings.

Grand Farm WFOE may be liable for certain obligations of Grand Farm China’s contracts, agreements or transactions if Grand Farm China fails to perform its obligations.

According to the operating agreement which forms a part of the contractual arrangements between Grand Farm WFOE and Grand Farm China, Grand Farm WFOE has agreed, when necessary, to serve as Grand Farm China’s guarantor in any contracts, agreements or transactions relating to Grand Farm China’s business, provided that Grand Farm China’s receivable account from its operations and all of its assets are pledged to Grand Farm WFOE, which Grand Farm China has agreed to do, and provided further that Grand Farm China shall not conduct any transaction which may materially affect its assets, obligations, rights or operation (excluding business contracts entered into in the ordinary course of Grand Farm China’s regular operations and the liens obtained by relevant counter parties due to such contracts) without Grand Farm WFOE’s prior written consent.  In the event that Grand Farm China fails to perform its obligations under any contract, agreement or transaction to which Grand Farm WFOE has provided its guarantee pursuant to the operating agreement, Grand Farm WFOE will be liable for Grand Farm China’s obligations thereunder.  In accordance with applicable PRC law, this may include performing Grand Farm China’s obligations such as making payments or delivering goods, and/or assuming Grand Farm China’s liability for breach of contract, any of which may reduce the amount of available funds, if any, that Grand Farm WFOE may use to pay cash dividends to us.

Risks Related to Doing Business in China

Contract drafting, interpretation and enforcement in China involve significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations.  As a result, contracts in China are more vulnerable to disputes and legal challenges.  In addition, contract interpretation and enforcement in China are not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.  Due to the materiality of certain contracts to our business, such as our distribution agreements with our main distributors regarding sale of our products, any dispute involving such contracts, even without merit, may materially and adversely affect our reputation and our business operations, and may cause the price of our ADSs to decline.

Under the PRC EIT Law, we may be classified as a “resident enterprise” of the PRC.  Such classification could result in PRC tax consequences to us and/or our non-PRC resident ADS holders or shareholders.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or the EIT Law, which took effect on January 1, 2008.  Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises.  An enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to an enterprise organized under the laws of the PRC for PRC enterprise income tax purposes.  The implementing rules of the EIT Law define a “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  In addition, on April 22, 2009, the State Administration of Taxation of the PRC issued the Notice on the Issues Regarding Recognition of Overseas Incorporated Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, or Circular 82, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise which is controlled by a PRC enterprise will be recognized as a “resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and shareholder meetings, etc., are maintained in the PRC; and (iv) 50% or more of the board members with voting rights or senior management habitually reside in the PRC.  Although we appear to meet the four conditions of Circular 82 on their face, Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals or foreigners, like our company.  Nevertheless, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.  If the PRC tax authorities determine that we are a “resident enterprise,” we may be subject to enterprise income tax at a rate of 25% on our worldwide income. This may have an impact on our effective tax rate, and may result in a material adverse effect on our net income and results of operations.  In addition, dividends paid by us to our investors that are not tax residents of the PRC, or non-resident investors, as well as gains realized by such investors from the sale or transfer of our ADSs or ordinary shares may be subject to a PRC tax, and we may be required to withhold PRC tax on dividends paid to our non-resident investors.  However, as the EIT Law and Circular 82 are relatively new, and due to their lack of enforcement history to date, it remains unclear how they will be ultimately interpreted and implemented in practice by the relevant PRC authorities.  As such, we are unable at this time to assess the likelihood that we will be deemed a “resident enterprise.”

Moreover, the State Administration of Taxation, or SAT, released Circular Guoshuihan No. 698, or Circular 698, on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles.  Circular 698 is retroactively effective from January 1, 2008.  Circular 698 addresses indirect equity transfers as well as other issues.  The term “equity transfer income” as used in this circular refers to the income obtained from the transfer of equity of a PRC resident enterprise by a non-resident enterprise (excluding the shares of the PRC resident enterprises bought and sold in the public securities market).  According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the execution of the equity transfer agreement.  The tax authorities in charge will evaluate the offshore transaction for tax purposes.  In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form.  If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer.  Since Circular 698 has a short history, there is uncertainty as to its application.  We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

If any PRC tax applies to a non-resident investor, the non-resident investor may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a deduction for such PRC tax against such investor’s domestic taxable income or a foreign tax credit in respect of such PRC tax against such investor’s domestic income tax liability (subject to applicable conditions and limitations).  Investors should consult their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available deductions or foreign tax credits.

For a further discussion of these issues, see the section entitled “Taxation — PRC Taxation.”

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could materially adversely affect our business.

Our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China.  The PRC economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;
•	the level of development;
•	the growth rate;
•	the foreign exchange; and
•	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy.  The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall PRC economy, but may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government.  The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business.  The PRC government also exercises significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Efforts by the PRC government to slow the pace of growth of the PRC economy could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

To fund any cash requirements we may have, we may need to rely on dividends, loans or advances made by our PRC subsidiary, Grand Farm WFOE, which are subject to limitations and possible taxation under applicable PRC laws and regulations.

We may rely on dividends and other distributions on equity, or loans and advances made by our Chinese subsidiary, Grand Farm WFOE, to fund any cash requirements we may have, including the funds necessary to pay dividends and other cash distributions, if any, to our shareholders, and to service any debt we may incur.  The distribution of dividends and the making of loans and advances by entities organized in China are subject to limitations.  Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.  Grand Farm WFOE is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the cumulative amount of such reserves reaches 50% of its registered capital.  These reserves are not distributable as cash dividends, loans or advances.  Grand Farm WFOE may also allocate a portion of its after-tax profits, as determined by its board of directors, to its staff welfare and bonus funds, which may not be distributed to us.  In addition, if Grand Farm WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.  Also, such dividends may be subject to taxation under the PRC tax laws.  See “Taxation – PRC Taxation – Dividends from Grand Farm WFOE,” below.

Furthermore, under regulations of the State Administration of Foreign Exchange, or the SAFE, the Renminbi is not convertible into foreign currencies for capital account items, such as loans, repatriation of investments and investments outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made.

Moreover, we control our operating entity in China, Grand Farm China, through contractual arrangements rather than equity ownership, including an exclusive technical consulting service agreement with Grand Farm China, pursuant to which Grand Farm China will pay Grand Farm WFOE for the services Grand Farm WFOE provides to Grand Farm China.  See “Our Corporate History and Structure.”

We may be required to obtain prior approval of the China Securities Regulatory Commission, or CSRC, of the listing and trading of our ADSs on the NASDAQ Capital Market.

On August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, or SAT, the State Administration for Industry and Commerce, or SAIC, the CSRC and the SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, which became effective on September 8, 2006.  This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles.  The application of this new PRC regulation remains unclear.

Based on our understanding and as advised by B&D Law Firm, our PRC counsel, (i) Grand Farm WFOE was incorporated by a foreign owned enterprise, and there was no acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the New M&A Rules; and (ii) there is no provision in the New M&A Rules that clearly classifies the contractual arrangements between Grand Farm WFOE and Grand Farm China as a kind of transaction falling under the New M&A Rules.  Therefore, we believe that we are not required to obtain the approval of CSRC under the New M&A Rules in connection with this offering.  However, there are substantial uncertainties regarding the interpretation, application and enforcement of the New M&A Rules, and CSRC has yet to promulgate any written provisions or formally declare or state whether the overseas listing of a PRC-related company structured similar to ours is subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

The approval of the Ministry of Commerce may be required in connection with the establishment of our contractual arrangements with Grand Farm China. Our failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs.

The New M&A Rules also provide that approval by the Ministry of Commerce is required prior to a foreign company acquiring a PRC domestic company where the foreign company and the domestic company have the same de facto controlling person(s) that are PRC domestic individual(s) or enterprise(s).  The applicability of the New M&A Rules with respect to the Ministry of Commerce’s approval is unclear.

However, if the Ministry of Commerce subsequently determines that its prior approval was required for our contractual arrangements with Grand Farm China, we may face regulatory actions or other sanctions from the Ministry of Commerce or other PRC regulatory agencies.  These regulatory agencies may impose fines and penalties on us and Grand Farm China, require us to restructure our ownership structure or operations, limit our operations, delay or restrict sending the proceeds from this offering into China, or take other actions.  These regulatory actions could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

Uncertainties with respect to the PRC legal system could adversely affect us.

Our operations in China are governed by PRC laws and regulations.  We are generally subject to laws and regulations in China.  The PRC legal system is based on written statutes.  Prior court decisions may be cited for reference but have limited precedential value.

However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.  In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.  In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect.  As a result, we may not be aware of our violation of these policies and rules until sometime after the violation.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions.  On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar.  Under the policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies.  This change in policy has resulted in an approximately 22.9% appreciation of the Renminbi against the U.S. dollar between July 21, 2005 and December 31, 2009.  Provisions on Administration of Foreign Exchange, as amended in August 2008, further changed China’s exchange regime to a managed floating exchange rate regime based on market supply and demand.  While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.  As substantially all of our costs and expenses are denominated in Renminbi, the revision in exchange rate policy effected in July 2005 has increased, and potential future revisions could further increase, our costs and expenses in U.S. dollar terms. Our proceeds from overseas financing, such as this offering, will decrease in value if we choose not to or are unable to convert the proceeds of this offering into Renminbi and the Renminbi appreciates against the U.S. dollar, which may reduce the value of your investment.

PRC regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activities. If our shareholders fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

SAFE issued a public notice in October 2005, or Circular 75, stating that if PRC residents use assets or equity interests in their PRC entities as capital contributions to establish offshore companies or inject assets or equity interests of their PRC entities into offshore companies to raise capital overseas, they are required to register with local SAFE branches with respect to their overseas investments in offshore companies.  They are also required to file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, spin-off transactions, long-term equity or debt investments or uses of assets in China to guarantee offshore obligations.  Under this regulation, their failure to comply with the registration procedures set forth in such regulation may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on the capital inflow from the offshore entity to the PRC entity.

Our chairman, Mr. Jianshan Yao, and Mr. Jianxin Yao, both of whom are PRC residents and who collectively hold a majority of our current outstanding ordinary shares through Sunlight Blaze, have registered with the SAFE’s local branch with respect to their existing investments in our company.  We have also requested our other PRC resident shareholders to make the necessary applications, filings and amendments as required under Circular 75 and other related rules.  We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply with the relevant requirements.  However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rules.  Any future failure by any of our shareholders who is a PRC resident, or controlled by a PRC resident, to comply with relevant requirements under this regulation could subject us to fines or sanctions imposed by the PRC government, including restrictions on Grand Farm WFOE’s ability to pay dividends or make distributions to us and our ability to increase our investment in Grand Farm WFOE.

SAFE rules and regulations may limit our ability to transfer the net proceeds from this offering to Grand Farm China, our VIE in the PRC, which may adversely affect the business expansion of Grand Farm China, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies, or establish other VIEs in the PRC.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign- invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used.  The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC.  In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies.  The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used.  Violations of Circular 142 will result in severe penalties, such as heavy fines.  As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to Grand Farm China through our subsidiary in the PRC, which may adversely affect the business expansion of Grand Farm China, including to invest in or acquire any other PRC companies, or to establish other VIEs in the PRC in connection with Grand Farm China’s business, which we currently do not have any intention of doing.

We may be subject to fines and legal sanctions if we or our employees who are PRC citizens fail to comply with recent PRC regulations relating to employee stock options granted by overseas listed companies to PRC citizens.

On December 25, 2006, the PBOC issued the Administration Measures on Individual Foreign Exchange Control, and its Implementation Rules were issued by SAFE on January 5, 2007, which both have taken effect on February 1, 2007.  Under these regulations, all foreign exchange matters involved in an employee stock holding plan, stock option plan or similar plan in which PRC citizens participate requires approval from the SAFE or its authorized branch.  On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or Circular 78.  Under the Stock Option Rule, PRC citizens who are granted stock options or restricted share units, or issued restricted shares by an overseas publicly listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly-listed company, to complete certain other procedures and transactional foreign exchange matters upon the examination by, and approval of, SAFE.  Although we currently do not have any employee stock plan in effect, we may adopt one in the future after the consummation of our initial public offering.  If and when we do, we and our employees who are PRC citizens who may be granted stock options or restricted share units, or issued restricted shares under any such plan will be subject to Circular 78 and intend to complete all procedures and transactional foreign exchange matters to obtain approval of SAFE with respect to such stock options.

If, after our adoption of such plan, the relevant PRC regulatory authority determines that we or our PRC employees who may hold such options, restricted share units or restricted shares shall have failed to comply with these regulations after our listing, we and/or such employees may be subject to fines and legal sanctions.

New labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated a new labor law, namely, the Labor Contract Law of the PRC, or the New Labor Contract Law, which became effective on January 1, 2008.  The New Labor Contract Law imposes stricter obligations on employers.  Under the New Labor Contract Law, an employer is obligated to execute written labor contracts with all of its employees; otherwise, an employee without a written labor contract will be entitled to claim double the monthly salary from the employer.

The New Labor Contract Law also imposes tougher procedural requirements relating to a reduction in workforce and requires certain terminations to be based upon seniority and not merit.  In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a timely and cost-effective manner that is most advantageous to our business and operations, which may materially and adversely affect our financial condition and results of operations.

Our failure to fully comply with PRC labor laws exposes us to potential liability.

Companies operating in China must comply with a variety of labor laws, including certain social insurance, housing fund and other staff welfare-oriented payment obligations.  There exist uncertainties as to the interpretation, implementation and enforcement of such obligations.  If relevant PRC governmental authorities determine that we have not complied fully with such obligations, we may be in violation of applicable PRC labor and social insurance laws, and we cannot assure you that PRC governmental authorities will not impose penalties on us for any failure to comply.  In addition, in the event that any current or former employee files a complaint with relevant PRC governmental authorities, we may be subject to making up such staff-welfare oriented obligations as well as paying administrative fines.  Our failure to comply with PRC labor laws could expose us to potential liability.  For example, in 2007, 2008 and 2009, we paid the amounts of $1 thousand, $2 thousand and $3 thousand, respectively, in connection with our pension, unemployment insurance, health insurance, employee housing, workplace injury and maternity obligations, or the Social Obligations, for such years.  We later determined that our contributions should have been $12 thousand, $29 thousand and $33 thousand for 2007, 2008 and 2009, respectively.  After further evaluation, however, we concluded that such amounts were understated by $20 thousand, $27 thousand and $41 thousand for 2007, 2008 and 2009, respectively.  Thus, taking into account the amounts that we paid, the Social Obligations that we owed for 2007, 2008 and 2009 were $31 thousand, $54 thousand and $71 thousand, respectively.  Under the Provisional Regulations on Collection and Payment of Social Insurance Premiums, or the Provisional Regulations, we would be subject to a daily fine of 0.2% for such amounts commencing on the day after each such contribution was initially due.  We recently contributed in full all such amounts.  Additionally, in December 2010, we obtained a “No-Objection” Letter issued by the Social Insurance Administration of Hanjiang District, or the Administration, which is the sole local governmental authority in charge of social insurance collection and supervision, and the issuing authority of our Social Insurance Registration Certificate.  According to the No-Objection Letter, the Administration will not require Grand Farm China to make up any previously unpaid social insurance or impose any fines on Grand Farm China for any such amounts.  Nevertheless, although the Administration is the sole authority in Hanjiang District for social insurance, and its decisions such as those in the No-Objection Letter are controlling as against any other equal-level authorities, there is no assurance that the No-Objection Letter will not be questioned and ultimately overturned by a higher authority.  Should the No-Objection Letter be overturned, we could be subject to fines under the Provisional Regulations of approximately $60 thousand, $70 thousand and $46 thousand for 2007, 2008 and 2009, respectively.

Risks Related to Our ADSs

We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, our shareholders may have less protection for their shareholder rights than they would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association, the Cayman Islands Companies Law (2010 Revision) (referred to below as the Companies Law) and the common law of the Cayman Islands.  The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands.  The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands.  The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States.  In particular, the Cayman Islands has a less developed body of securities laws.

You may have difficulty enforcing judgments obtained against us and our management since we are not a corporation organized under the laws of a state within the United States and because all our assets and management members are located outside the United States.

We are a Cayman Islands exempted company and all of our assets are located outside of the United States.  Substantially all of our current operations are conducted in the PRC.  In addition, all of our directors and executive officers are nationals and residents of countries other than the United States.  A substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult, if not impossible, for you to effect service of process within the United States upon these persons.  It may also be difficult for you to enforce in Cayman Islands courts or PRC courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, all of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States.  In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments.  B&D Law Firm, our PRC counsel, has advised us that China does not have treaties with the United States, the Cayman Islands or many other countries that provide the reciprocal recognition and enforcement of judgments of courts.

Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., the courts of the Cayman Islands may recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

•	is given by a foreign court of competent jurisdiction;

•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;
•	is final;
•	is not in respect of taxes, a fine or a penalty; and
•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

As a result of all of the above, public shareholders may have substantially more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.  See “Enforcement of Civil Liabilities.”

The market price for our ADSs may be subject to wide fluctuations and our securities may trade below the initial public offering price.

The initial public offering price of our ADSs will be determined by negotiations between us and representatives of the underwriters, based on numerous factors we discuss under “Underwriting.”  This price may not be indicative of the market price of our ADSs after this offering.  We cannot assure you that you will be able to resell your ADSs at or above the initial public offering price or our net asset value.  The securities of a number of Chinese companies and companies with substantial operations in China have also experienced wide fluctuations subsequent to their initial public offerings, including trading at prices substantially below the initial public offering prices.  Among the factors that could affect the price of our ADSs are risk factors described in this section and other factors, including:

•	announcements of competitive developments, including new products by our competitors;
•	regulatory developments in our target markets affecting us, our customers or our competitors;
•	actual or anticipated fluctuations in our quarterly operating results;
•	failure of our quarterly financial and operating results to meet market expectations or failure to meet our previously announced guidance;
•	changes in financial estimates by securities research analysts;
•	changes in the economic performance or market valuations of other farming or agricultural companies;
•	availability or shortages of rice grain and other raw materials;
•	any natural disasters;
•	additions or departures of our executive officers and other key personnel;
•	announcements regarding intellectual property litigation (or potential litigation) involving us or any of our directors and officers;
•	fluctuations in the exchange rates between the U.S. dollar and the Renminbi;
•	release or expiration of the underwriter’s post-offering lock-up or other transfer restrictions on our outstanding securities; and
•	sales or perceived sales of additional shares or ADSs.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular industries or companies.  For example, the capital and credit markets have been experiencing volatility and disruption for more than 24 months.  Starting in September 2008, the volatility and disruption in the securities markets reached extreme levels, developing into a global crisis.  As a result, stock prices of a broad range of companies worldwide, whether or not they are related to financial services, have declined significantly.  These market fluctuations may also have a material adverse effect on the market price of our ADSs.

We have considerable discretion in the use of proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures.  We have not allocated the net proceeds of this offering to any particular project.  Rather, our board of directors and our management will have considerable discretion in the application of the net proceeds received by us.  You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately.  You must rely on the judgment of our board of directors and our management regarding the application of the net proceeds of this offering.  The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our ADSs price.  The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

There has been no public market for our ADSs or our ordinary shares underlying the ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ADSs or our ordinary shares underlying the ADSs.  With the exception of the listing of our ADSs on the NASDAQ Capital Market, which we expect to occur concurrently with the closing of this offering, our ADSs and ordinary shares will not be listed or quoted for trading on any exchange.  If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our shares will be materially and adversely affected.

The initial public offering price for our ADSs will be determined by negotiations between us and representatives of the underwriters and may bear no relationship to the market price for our ADSs after the initial public offering.  We cannot assure you that an active trading market for our shares will develop or that the market price of our ADSs will not decline below the initial public offering price.

You will experience immediate and substantial dilution in the net tangible book value of ADSs purchased.

The initial public offering price per share will be substantially higher than the net tangible book value per share prior to this offering.  Consequently, when you purchase ADSs in this offering at the initial public offering price of $      per share, you will incur immediate dilution of $      per share.  See “Dilution.”  In addition, you may experience further dilution to the extent that additional ADSs are issued upon settlement of restricted share units or exercise of options that we may grant from time to time.

We may need additional capital and may sell additional ADSs or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or create debt service obligations for us.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue.  If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility.  The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders.  The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.  We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

Additional sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline.  Upon completion of this offering, we will have       ADSs outstanding.  All ADSs sold in this offering, other than ADSs held by persons deemed to be our “affiliates,” will be freely transferable without restriction under the Securities Act.  ADSs held by our affiliates will be available for sale upon the expiration of the 12-month lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act.  Any or all of these ADSs may be released prior to expiration of the lock-up period at the discretion of our underwriter for this offering. In addition, we may grant or sell additional options, restricted ADSs or other ordinary share-based awards in the future to our management, employees and other persons, the settlement and sale of which may further dilute our shares and drive down the price of our ADSs.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business.  As a result, we do not expect to pay any cash dividends in the foreseeable future.  Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends.  Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.  Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs.  There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs.  You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

One of our directors and officers controls a significant amount of our ordinary shares and his interests may not align with the interests of our other shareholders.

Mr. Jianshan Yao, our Chairman of the Board of Directors, currently has beneficial ownership to approximately 84.79% of our issued and outstanding ordinary shares.  This significant concentration of share ownership may adversely affect the trading price of our ADSs because investors often perceive a disadvantage in owning shares in a company with one or several controlling shareholders.  Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring shareholder approval, including electing directors and approving mergers or other business combination transactions.  This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company that might reduce the price of our ADSs.  These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering.

If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely affected.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  We are a relatively young company with limited accounting personnel and other resources with which to address our internal controls and procedures.  In addition, we must implement financial and disclosure control procedures and corporate governance practices that enable us to comply, on a stand-alone basis, with the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission, or the SEC, rules.  For example, we will need to further develop accounting and financial capabilities, including the establishment of an internal audit function and development of documentation related to internal control policies and procedures.  Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting.  We will need to take further actions to continue to improve our internal controls.  If we are unable to implement solutions to any weaknesses in our existing internal controls and procedures, or if we fail to maintain an effective system of internal controls in the future, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our ADSs may be adversely impacted.

In the past, we have advanced funds to certain of our officers and shareholders and we have also transferred corporate funds into the personal bank account of an employee of the Company for payment of business expenses.  For additional information regarding these transactions, see “Related Party Transactions.”  We are in the process of instituting changes to our internal controls and management systems to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  Section 404 requires us to perform an evaluation of our internal controls over financial reporting and file annual management assessments of their effectiveness with the SEC.  The management assessment to be filed is required to include a certification of our internal controls by our chief executive officer and chief financial officer.  In addition to satisfying requirements of Section 404, we may also make improvements to our management information system to computerize certain manual controls, establish a comprehensive procedures manual for US GAAP financial reporting, and increase the headcount in the accounting and internal audit functions with professional qualifications and experience in accounting, financial reporting and auditing under US GAAP.

Our auditors will be required to attest to our evaluation of internal controls over financial reporting.  Unless we successfully design and implement changes to our internal controls and management systems, or if we fail to maintain the adequacy of these controls as such standards are modified or amended from time to time, we may not be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002.  As a result, our auditors may be unable to attest to the effectiveness of our internal controls over financial reporting.  This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect the price of our ADSs and our ability to raise additional capital.

We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income.  Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets.  If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Taxation — United States Federal Income Taxation — General”) of our ADSs or ordinary shares, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.  Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries and our current plans of operation, we do not expect to be treated as a PFIC for the current taxable year or in the near future.  However, our actual PFIC status for our current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year.  Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year.  We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.  For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section of this prospectus captioned ‘‘Taxation — United States Federal Income Taxation — U.S. Holders — Passive Foreign Investment Company Rules.”

We will incur increased costs as a result of being a public company, which will adversely impact our results of operations.

Upon closing of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. Moreover, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, have imposed additional requirements on corporate governance practices of public companies.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.  For example, as a result of becoming a public company, we will need to add independent directors to our board and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements.  It may also be difficult for us to attract and retain qualified persons to serve on our board of directors due to increased risks of liability to our directors under the rules and regulations.  We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount or timing of additional costs we may incur.

Although our results of operations, cash flows and financial condition reflected in our combined and consolidated financial statements include all of the expenses allocable to our business, because of the additional administrative and financial obligations associated with operating as a publicly traded company, they may not be indicative of the results of operations that we would have achieved had we operated as a public entity for all periods presented or of future results that we may achieve as a publicly traded company with our current holding company structure.  Such variations may be material to our business.

Holders of ADSs must act through the depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement for the ADSs. Under our amended and restated memorandum and articles of association that will become effective upon completion of this offering, the minimum notice period required to convene a general meeting is seven days.  When a general meeting is convened, you may not receive sufficient notice of a shareholders' meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter.  In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner.  We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs.  Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote.  As a result, you may not be able to exercise your right to vote and you may lack recourse if the ordinary shares underlying your ADSs are not voted as you requested.  In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings if you do not vote, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;
•	we have instructed the depositary that we do not wish a discretionary proxy to be given;
•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or
•	a matter to be voted on at the meeting would have a material adverse impact on shareholders.

The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company.  Holders of our ordinary shares are not subject to this discretionary proxy.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available.  Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act.  We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act.  Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses.  You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.  However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs.  For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary.  However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties.  In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

As a foreign private issuer, we are permitted to, and we may, rely on exemptions from certain NASDAQ corporate governance standards applicable to U.S. issuers, including the requirement regarding the implementation of a nominating committee. This may afford less protection to holders of our ordinary shares and ADSs.

The NASDAQ Marketplace Rules in general require listed companies to have, among other things, a nominating committee consisting solely of independent directors and establishment of a formal director nomination process.  As a foreign private issuer, we are permitted to, and we may, follow home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules.  The corporate governance practice in our home country, the Cayman Islands, does not require the implementation of a nominating committee or establishment of a formal director nominations process.  As a result, the level of independent oversight over management of our company may afford less protection to holders of our ordinary shares and ADSs.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s current expectations, assumptions, estimates and projections about us and our industry.  All such statements and any other statements of a future or forward-looking nature are forward-looking statements for the purposes of the United States federal securities law.  These forward-looking statements can be identified by words or phrases such as “may,” “expect,” “anticipate,” “estimate,” “plan,” “believe,” “is/are likely to” or other similar expressions or the negative of these words.  These forward-looking statements involve various risks and uncertainties.  Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct.  Our actual results could be materially different from our expectations.  Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere in this prospectus.

This prospectus also contains data related to the general Chinese agricultural industry.  These market data include projections that are based on a number of assumptions.  The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs.  Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections, which are based on these assumptions.  You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus.  We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $      million, or approximately $      million if the underwriters exercise their option to purchase additional ADSs to cover over-allotments in full, after deducting underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial offering price of $      per ADS.  A $1.00 increase (decrease) in the assumed public offering price of $      per ADS would increase (decrease) the net proceeds of this offering by $      million, assuming the sale of       ADSs at $      per share and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We expect to use the net proceeds we receive from this offering for the following purposes:

•	consolidate our market share in Fujian and actively expand our sales channels into first-tier cities in provinces adjacent to Fujian, which we define as cities with population in excess of 1 million;
•	develop direct sales to national chain supermarkets, chain retail outlets and agricultural trade centers;
•	increase brand marketing in major targeted markets;
•	actively market refined rice bran oil produced from newly established integrated production line;
•	increase our production capacity of milled rice and refined rice bran oil; and
•	general working capital.

We have not yet determined the final use of the net proceeds of this offering.  The amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenues and cash generated by operations, our expenditures, potential changes in strategy and the other factors we describe in “Risk Factors.”  We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.  Circumstances that may give rise to a change in the use of proceeds include:

•	the existence of presently unknown strategic opportunities or the need to take advantage of changes in timing of our existing research, development and/or commercial activities; and/or
•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments.

From time to time, we evaluate these and other factors, and we anticipate continuing to make such evaluations to determine if our existing allocation of resources, including the proceeds of this offering, is being optimized.  Therefore, we will have broad discretion in the way we use the net proceeds from this offering.  Pending their ultimate use, we intend to invest the net proceeds from this offering primarily in investment grade, interest-bearing instruments.

DIVIDEND POLICY

We do not intend to pay any dividends in the future after completing this offering and becoming a publicly traded company, and expect to retain all available funds to support our operations and to finance the growth and development of our business.  We are not subject to any contractual restrictions on paying dividends.  The amount and payment of dividends will be determined by a simple majority vote at a general shareholders’ meeting, typically, but not necessarily, based on the recommendation of our Board of Directors.  Any future dividend declaration will be subject to various factors, including:

•	the level of our cash and retained earnings;
•	our expected financial performance;
•	our projected levels of capital expenditure and other investment plans;
•	the adequacy of our working capital; and
•	the dividend yield of similarly listed companies with similar growth prospects as well as comparable agricultural companies.

No dividend payments shall be made other than out of our profits or the monies otherwise available for dividend distribution under Cayman Islands law.

Grand Farm Cayman is a holding company and its cash flow depends on the issuance of dividends to it from its wholly owned subsidiary, Grand Farm HK.  The ability of Grand Farm HK to pay dividends to Grand Farm Cayman depends on the issuance of dividends to Grand Farm HK from its wholly owned subsidiary, Grand Farm WFOE.  The ability of Grand Farm WFOE to pay dividends to Grand Farm HK is subject to various restrictions, including legal restrictions in China that permit payment of dividends only out of net income determined in accordance with PRC accounting standards and regulations.  Under the PRC laws, Grand Farm WFOE must allocate at least 10% of its after-tax profit to its statutory general reserve fund until the balance of the statutory general reserve fund has reached 50% of its registered capital.  Grand Farm WFOE may also allocate a portion of its after-tax profits, as determined by its board of directors, to its staff welfare and bonus funds which may not be distributed.

Any dividends paid by Grand Farm WFOE to Grand Farm HK, or from Grand Farm HK to Grand Farm Cayman, may be subject to PRC withholding tax under the PRC EIT Law and its implementing rules, both of which became effective on January 1, 2008.  In addition, Grand Farm Cayman may be subject to PRC taxes on dividends received from Grand Farm HK.  Any such taxes could materially reduce the amount of dividends, if any, Grand Farm Cayman could pay to its shareholders.  Any dividends Grand Farm Cayman pays to its shareholders that are not tax residents of the PRC also may be subject to PRC withholding taxes.  For a further discussion, see the sections entitled “Taxation — PRC Taxation” and “Risk Factors — Risks Relating to Doing Business in China — Under the PRC EIT Law, we and/or Grand Farm HK may be classified as a “resident enterprise” of the PRC.  Such classification could result in PRC tax consequences to us, Grand Farm HK and/or our non-PRC resident shareholders.”

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2011:

•	on an actual basis; and
•
on a pro forma, as adjusted basis to give effect to the issuance and sale of ADSs offered in this offering at an assumed public offering price of US$      per share, after deducting underwriting discounts, commissions and estimated offering expenses of US$     .

You should read this table in conjunction with “Operating and Financial Review and Prospects” and our financial statements and related notes included elsewhere in this prospectus. The information presented below is unaudited.

	As of March 31, 2011
	Actual (1)	Pro Forma As Adjusted (2)
	(In thousands)
Grand Farm’s Shareholders’ Equity
Ordinary shares, par value $0.002, 100,000,000 shares authorized, 25,000,000 shares issued and outstanding	$50	$
Additional paid-in-capital	$5,017	$
Statutory Reserves	$2,901	$
Retained Earnings	$25,562	$
Accumulated Other Comprehensive Income	$2,501	$
Total Shareholders’ Equity	$36,361	$
Total Liabilities and Shareholders’ Equity (3)	$56,302	$
Total Capitalization (3)	$5,067	$

(1)	Unaudited

(2)
The as adjusted information discussed above is illustrative only.  Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

(3)
Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed public offering price of US$      per share would increase (decrease) each of total shareholders’ equity and total capitalization by US$      million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per share and our net tangible book value per share after this offering.  Dilution results from the fact that the public offering price per share is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2010, was approximately US$31,932 thousand, or US$1.28 per ordinary share outstanding at that date.  Net tangible book value is determined by subtracting the value of our intangible assets and total liabilities from our total assets.  Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per share of US$      per share.

Without taking into account any other changes in such net tangible book value after June 30, 2010, other than to give effect to our sale of the ADSs offered in this offering at the assumed public offering price of US$      per ADS, with estimated net proceeds of US$      million after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at $      million would have been US$      million, or US$      per outstanding ADS.  This represents an immediate increase in pro forma net tangible book value of US$      per ordinary share to existing shareholders and an immediate dilution in pro forma net tangible book value of      % per ordinary share or US$      per ordinary share or US$      per ADS to new investors in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per ADS	$
Net tangible book value per ADS at US$	$
Increase in net tangible book value per ADS attributable to this offering	$
Net tangible book value per ADS as of December 31, 2009 after giving effect to the offering	$
Dilution in net tangible book value per ADS to new investors in the offering	$

The following table summarizes on a pro forma basis the differences as of December 31, 2010 between the shareholders at our most recent fiscal year end and the new investors with respect to the number of ADSs purchased from us, the total consideration paid and the average price per ADS paid.  The total ADSs do not include shares issuable if the underwriters exercise their option to purchase additional ADSs to cover over-allotments.

	Shares Held			Total Investment
	Number	Percentage of the Company		Percentage of Voting Rights		Amount	Percentage of Investment		Average Cost Per Share

Existing Shareholders	25,000,000	100%		100%		$50,000	100%		$0.002
New Investors			%		%			%
Total			%		%			%

The foregoing tables assume no exercise of the underwriters’ purchase option.

A US$1.00 increase (decrease) in the assumed public offering price of US$      per ADS would increase (decrease) our adjusted net tangible book value after giving effect to the offering by US$      million, the adjusted net tangible book value per share after giving effect to this offering by US$      per ADS and the dilution in adjusted net tangible book value per ADS, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

EXCHANGE RATE INFORMATION

We conduct our business in China and substantially all of our revenues are denominated in Renminbi. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates.  This prospectus contains conversions of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader.  Unless otherwise noted, all conversions from Renminbi to U.S. dollars were made at the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, as of December 31, 2010, which was RMB 6.61180 to US$1.00.  No representation is made that the Renminbi amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.  On May 10, 2011, the noon buying rate was RMB 6.50130 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.

	Renminbi per U.S. Dollar Noon Buying Rate
	Average(1)	High	Low	Period-End

Year ended December 31, 2007	7.4197	7.7345	7.0105	7.0120
Year ended December 31, 2008	6.8532	6.9870	6.7899	6.8329
Year ended December 31, 2009	6.8286	6.8371	6.8176	6.8258
2009
January	6.8360	6.8403	6.8225	6.8392
February	6.8362	6.8470	6.8241	6.8395
March	6.8360	6.8438	6.8240	6.8329
April	6.8304	6.8361	6.8180	6.8180
May	6.8235	6.8326	6.8176	6.8278
June	6.8334	6.8371	6.8264	6.8245
July	6.8317	6.8342	6.8300	6.8319
August	6.8324	6.8358	6.8300	6.8300
September	6.8291	6.8303	6.8247	6.8262
October	6.8269	6.8287	6.8248	6.8264
November	6.8271	6.8300	6.8255	6.8265
December	6.8275	6.8299	6.8244	6.8259
2010
January	6.8269	6.8295	6.8258	6.8268
February	6.8292	6.8346	6.8260	6.8260
March	6.8263	6.8270	6.8255	6.8258
April	6.8256	6.8275	6.8229	6.8247
May	6.8275	6.8310	6.8245	6.8305
June	6.8227	6.8323	6.7911	6.7911
July	6.78611	6.78130	6.75950	6.78520
August	6.79603	6.79820	6.75470	6.8130
September	6.75811	6.80550	6.67460	6.69810
October	6.67726	6.69050	6.63100	6.67180
November	6.66261	6.68620	6.61200	6.67140
December	6.66103	6.66810	6.58200	6.61180
2011
January	6.60455	6.62860	6.54830	6.58330
February	6.58708	6.59480	6.53970	6.5830
March	6.57635	6.57400	6.52200	6.57010
April	6.53702	6.54860	6.46350	6.49950
May (through May 10)	6.50024	6.50200	6.48000	6.50130

Source: Federal Reserve Bank of New York

(1)	Annual averages are calculated from month-end rates. Monthly and interim period averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands exempted company with limited liability.  Substantially all of our current operations are conducted in China and substantially all of our assets are located in China.  Furthermore, all or most of our directors and officers and some experts named in this prospectus reside outside the United States and a substantial portion of their assets are located outside the United States.  As a result, investors may not be able to effect service of process within the United States upon us or our directors or officers or some experts or to enforce against us or them in United States courts judgments predicated upon the civil liability provisions of U.S. federal securities laws.

There is doubt as to the enforceability of original actions in the Cayman Islands or the People’s Republic of China courts of civil liabilities predicated solely upon U.S. federal securities laws.  The enforceability of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities laws in the Cayman Islands or the PRC’s courts of civil liabilities will be subject to compliance with procedural requirements under Cayman Islands or Chinese law, including the condition that the judgment does not violate Cayman Islands and Chinese public policy.

Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., the courts of the Cayman Islands may recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

•	is given by a foreign court of competent jurisdiction;
•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;
•	is final;
•	is not in respect of taxes, a fine or a penalty; and
•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

For additional information with regard to enforcement of civil liabilities, see “Risk Factors — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.” and “Risk Factors — Uncertainties with respect to the PRC legal system could adversely affect us.”

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

SELECTED FINANCIAL AND OPERATING DATA

The following selected financial and operating data as of and for the years ended December 31, 2008, 2009 and 2010, have been derived from our audited consolidated financial statements for the years ended December 31, 2008, 2009 and 2010 that are included elsewhere in this prospectus, and should be read in conjunction with such financial statements and the accompanying notes and “Operating and Financial Review and Prospects” beginning on page 40 of this prospectus.  The selected financial and operating data as of and for the year ended December 2007 have been derived from our audited combined financial statements for such year, which are not included in this prospectus.  Our results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” beginning on page 10 of this prospectus.  In accordance with Item 3.A.1 of Form 20-F, we are omitting our selected combined financial data for fiscal year 2006 because we do not currently have audited financial statements for such year and such information cannot be provided in accordance with US GAAP without unreasonable effort or expense.

	For the fiscal year ended December 31,
	2007	2008	2009	2010
	(In thousands, except for per share data)

Revenues	$15,166	$36,007	$60,533	$82,189
Income from operations	2,592	5,886	12,891	14,843
Other expense	(582)	(942)	(847)	(769)
Net income	1,333	4,941	12,071	14,095
Net income per share
- Basic	0.05	0.20	0.48	$0.56
- Diluted	0.05	0.20	0.48	0.56

	December 31,
	2007	2008	2009	2010
	(In thousands)

Total assets	$19,921	$30,068	$44,175	$54,085
Total liabilities	11,092	15,594	17,623	22,153
Total shareholders’ equity	8,829	14,474	26,552	31,932
Total liabilities and shareholders’ equity	$19,921	$30,068	$44,175	$54,085

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section titled “Selected Historical Financial and Operating Data” and the financial statements included elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” of this prospectus.

Overview

We are a leading China-based rice producer.  We produce milled rice products from our facilities in Putian, Fujian Province, and distribute throughout the province.  Our principal products include rice and nutrition-fortified rice sold under the “Grand Farm” brand, which we sell to distributors for wholesale and retail distributions.  We also sell milled rice to beer manufacturers as raw materials.

We are in the process of launching our refined rice bran oil, which we will initially produce from rice bran removed during our rice milling process.  We have established a production line for refined rice bran oil at one of our two production facilities in Putian, and plan to commence formal production and distribution immediately after we obtain a Production License anticipated by the end of May 2011.

All of our business operations are carried out in China by Grand Farm China, which we control through a series of contractual arrangements between Grand Farm China and its owners, on the one hand, and our PRC subsidiary, Grand Farm WFOE, on the other hand.  For a description of these contractual arrangements and their impact on our financial results, please see “Our Corporate History and Structure – Contractual Arrangements with Grand Farm China and its Equity Owners” elsewhere in this prospectus and Note 1 to our combined financial statements for the years ended December 31, 2008, 2009 and 2010 included in this prospectus.

Since we began our operations in May 2001, we have expanded our operations driven by growing market demand for premium-grade rice.  Our revenues were $36 million, $61 million and $82 million in 2008, 2009 and 2010, respectively.  We had net income of $5 million, $12 million and $14 million in 2008, 2009 and 2010, respectively.  Our business is operated as a single segment.

Basis of Presentation

Our financial statements were prepared in conformity with United States generally accepted accounting principles (US GAAP).  Our functional currency is the Chinese Renminbi (RMB), however, our financial statements were translated and presented in United States Dollars ($).

Use of Estimates

The preparation of the consolidated financial statements for the years ended December 31, 2008, 2009 and 2010 in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Estimates are adjusted to reflect actual experience when necessary.  Significant accounting estimates reflected in the Company’s combined financial statements include inventory valuation and useful lives of plant and equipment.  Actual results could differ from those estimates.

Critical Accounting Estimates

The preparation of our consolidated financial statements for the years ended December 31, 2008, 2009 and 2010 and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities.  We have based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.  We believe that the following critical accounting policies are the most sensitive and are those that require the more significant estimates and assumptions used in the preparation of our consolidated financial statements.  You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included with this prospectus.

Revenue Recognition

We derive our revenue primarily from the sales of rice and related by-products.  We sell milled rice through cash and credit sales.  For cash sales, we recognize revenue, net of 13% value added taxes, upon receiving cash from the customers.  For credit sales, we recognize revenue, net of 13% value added taxes, upon delivery, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.  We do not engage in consigned sales.  Historically, returns have been immaterial.

Income taxes

In preparing our combined financial statements, we must estimate our income taxes in each of the jurisdictions in which we operate.  We estimate our actual tax exposure and assess temporary differences resulting from different treatment of items for tax and accounting purposes.  These differences result in deferred tax assets and liabilities, which we include in our consolidated balance sheets.  We must then assess the likelihood that we will recover our deferred tax assets from future taxable income.  If we believe that recovery is not likely, we must establish a valuation allowance.  To the extent we establish a valuation allowance or increase this allowance, we must include an expense within the tax provision in our statement of operations.

Management must exercise significant judgment to determine our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.  We base the valuation allowance on our estimates of taxable income in each jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable.  If actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

U.S. GAAP requires that an entity recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority.  If we ultimately determine that payment of these liabilities will be unnecessary, we will reverse the liability and recognize a tax benefit during that period.  Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than the expected ultimate assessment.  We did not recognize any significant unrecognized tax benefits during the periods presented in this prospectus.

Since the adoption of Under the Notice Regarding Preferential Enterprise Income Tax on Primary Processing of Agricultural Products, or Circular 2008-149, issued by the PRC’s State Administration of Taxation, or SAT, on November 20, 2008 and effective retroactively from January 1, 2008, we have been exempted from the PRC’s enterprise income tax, or EIT, since January 1, 2008, because our business operations in China meet its requirements.  Circular 2008-149 currently has no expiration date.  Refined rice bran oil, which we plan to formally commence production immediately after obtaining a Production License anticipated by the end of May 2011, is not covered under Circular 2008-149 (although unrefined, or crude, rice bran oil is).  As such, revenues to be generated from such product will be subject to the standard EIT rate of 25% unless we can qualify as a “high-technology company” in connection with the production of such product, which would reduce the EIT rate to 15%.  There is no assurance, however, as to when we can secure such qualification, if at all.

Moreover, uncertainties exist with respect to the application of the Enterprise Income Tax Law of PRC, or EIT Law, and its implementing rules to our operations, specifically with respect to our tax residency status.  The EIT Law specifies that legal entities organized outside of the PRC will be considered residents for PRC income tax purposes if their “de facto management bodies” are located within the PRC.  The EIT Law’s implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.”

Given the uncertainties resulting from limited PRC tax guidance on the issue, it remains unclear whether our legal entities organized outside of the PRC constitute residents under the EIT Law.  If one or more of our legal entities organized outside of the PRC were characterized as PRC tax residents, the impact would adversely affect our results of operations. See “Risk Factors — Risk Related to Doing Business in China — Under the PRC EIT Law, we may be classified as a ‘resident enterprise’ of the PRC.  Such classification could result in PRC tax consequences to us and/or our non-PRC resident ADS holders or shareholders.”

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosure (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends ASC Topic 820 to require additional disclosures regarding fair value measurements. One of the areas concerned is related to the inclusion of information about purchases, sales, issuances and settlements in the reconciliation of recurring Level 3 measurements. Such disclosure requirements will be effective for annual reporting periods beginning after December 15, 2010 and for interim periods within those fiscal years.  We evaluated the effect of ASC 2010-06 on our financial statements and believe that this ASU is only related to disclosures and would have no impact on our financial positions, results of operation and cash flows.

In April 2010, the FASB issued ASU 2010-13, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades,” or ASU 2010-13, which addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades.  FASB ASC Topic 718, “Compensation—Stock Compensation,” was amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trade shall not be considered to contain a market, performance or service condition.  Therefore, such an award is not to be classified as a liability if it otherwise qualifies for equity classification.  The amendments will be effective for fiscal years beginning on or after December 15, 2010 and interim reporting periods within those fiscal years, with early application permitted.  We evaluated the effect of ASU 2010-13 on our financial statements and have concluded that it would have no impact on our financial positions, results of operation and cash flows.

Factors Affecting Our Financial Condition and Results of Operations

Our results of operations are affected by several key factors, including the following:

•	General economic conditions affecting the rice processing industry in China

The inflationary condition in China may influence the price of our products.  The year-over-year increase of China’s Consumer Price Index (CPI) in December 2010 was reported at 4.6%.  Due to such overall inflationary condition coupled with market-driven pricing and supply adjustments throughout 2010, especially short/medium shaped rice grain, the prices of rice products throughout China, including ours, have increased since the beginning of 2010.  However, given the role of rice as the staple food source for a majority of China’s population, we believe that the central government will take such measures as it may deem necessary in order to stabilize the price of rice grain.  In addition, favorable weather conditions during late 2010 resulted in favorable crop yields that we believe are sufficient to supply market demands through the first half of 2011.  Under such scenario, we believe that the likelihood of continuing increases in the price of rice grain, and thus our products, may be less likely in the near future, but do expect prices in 2011 to stay at the levels reached at the end of 2010.  Nevertheless, we increased our inventory of rice grains significantly in 2009 and took steps in 2010 to source rice grains for less costs (such as from state-owned reserves), in order to control costs while providing for anticipated production requirements in the near terms.  At the same time, if inflation continues unabated, we may seek to pass along the costs to our customers in order minimize the impact on our margins, develop and market higher-margin products, and/or bypass our distributors to sell directly to retailers.

•	Our ability to secure and maintain sufficient supply of rice grains of the types and standards for our production needs

In 2009, we sourced approximately 93% of our short/medium-shaped rice grain from Panjin, in northeastern China.  In 2010, however, a moderate decrease in short/medium-shaped rice grain (as compared to 2009) against a fast growing market demand led many grain suppliers in northeastern China, including ours in Panjin, to raise prices to levels that we believe are above normal inflationary adjustments.  Intentional supply tightening by these suppliers further exacerbated the pricing situation while creating an artificial supply-shortage of short/medium shaped grain.  The Chinese government has regulated grain supplies and prices in the past by opening up state-owned reserves for bidding to qualified private enterprises, and did so in 2010.  As a qualified private enterprise, we participated in such biddings as we believe that the prices that we would pay through bidding would still be lower than market prices, and sourced approximately 44.0% of our total grain purchases in 2010 from state-owned reserves.  Of this amount, 92.4% was short/medium-shaped grains from state-owned reserves in Liaoning (where Panjin is located), Heilongjiang and Jilin, and the remaining 7.6% was long-shaped grains from state-owned reserves in Jiangxi.  In addition, we are looking to further reduce our reliance on Panjin, and have accordingly contracted with one private supplier in Heilongjiang and two private suppliers in Jilin to supply short/medium-shaped rice grains for 2011.  While short/medium-shaped rice grains from Heilongjiang and Jilin may be less renowned than those from Panjin, we believe that their quality is on par and that the quality of our products has not been, and will not be, compromised.  At the same time, we will continue to look to Panjin as an important supply source, and based on harvest results for the end of 2010, we believe that pricing should be stabilizing at least during the first half of 2011 from favorable crop yields at the end of 2010 that should somewhat alleviate the tight supply issue.  As such, we are optimistic about our ability to continue to meet our grain requirements in the near future.  At the same time, if we lose any of these significant sources of rice grains for any reason, our results of operations and profitability may be adversely affected.

•	Our ability to maintain and consolidate our market share in, and expand beyond, Fujian

Our ability to consolidate the market in Fujian and penetrate into regions beyond Fujian directly influences our financial condition and results of operations.  Despite being one of Fujian’s largest rice processing company, we estimate that we currently have less than 3% of the province’s market.  As such, we believe that gaining market share in Fujian will be crucial not only to our growth in the near term but to our plans to expand beyond the province.  To that end, we intend to continue our branding efforts (such as our “China Top Brand” and “China Famous Trade Mark” designations) and advertising activities to increase market visibility and attract non-distributor customers such as supermarkets and other retailers.  If we are unable to obtain incremental market share despite our efforts, however, our results of operations and financial performance may be affected.

•	Our ability to successfully launch our refined rice bran oil product

If formal production of refined rice bran oil can commence under our current planning, we would be in position to market and sell the product around the same time through both existing distributors as well as directly to supermarkets and other retailers.  Based on internal research, we believe that demand for refined rice bran oil should continue to exceed supply when we formally enter the market as currently expected.  Furthermore, while we will initially use internally produced rice bran, we believe that rice bran should continue to be readily available and its price relatively stable if we need to supplement our supply.  Such expectations and beliefs, however, are based on our estimation of when we can complete the application process for, and obtain the Production License, the timing and result of which is not within our control.  As the market for refined rice bran oil is still relatively undeveloped, however, market reception to and demand for the product may significantly differ from our expectation, and may change by the time we can formally launch our product, if at all, which in turn will affect our future prospects.

Results of Operations

Comparison of the Years Ended December 31, 2010, 2009 and 2008

	Year Ended December 31,
	2008		2009		2010
	(1)	(2)	(1)	(2)	(1)	(2)
Revenues	$36,007	100.0%	$60,533	100.0%	$82,189	100.0%
Gross Profit	6,560	18.2	13,845	22.9	17,558	21.4
Operating Expenses	821	2.3	1,080	1.8	2,796	2.8
Government Subsidies	147	0.4	126	0.2	81	0.1
Income From Operations	5,886	16.3	12,891	21.3	14,843	18.6
Other Expenses, net	942	2.6	847	1.4	769	0.9
Income Tax Expense (Benefit)	3	0.0	(27)	(0.0)	(21)	(0.0)
Net Income	$4,941	13.7%	$12,071	19.9%	$14,095	17.7%

(1) Amounts in thousands U.S. dollars.
(2) Percentage of revenues.

Revenues

Revenues increased by $21,656 thousand, or 35.8%, to $82,189 thousand for the year ended December 31, 2010 from $60,533 thousand for the year ended December 31, 2009, on increased sales to existing customers.  Sales of long-grain rice increased by 192.1% as compared to the same period of 2009 from increased sales volume of 11,330 mt to 27,328 mt as brewers increased their purchase orders to meet market demands for their beer, as well as increased unit sale price from $387 to $468.  Sales of short/medium-grain rice were also positive, as our continuing marketing activities translated into a 29.8% increase year-over-year, with increased sales volume from 74,480 mt to 94,302 mt, and increased unit sale price from $582 to $596.  On the other hand, our nutrient-fortified rice sales decreased by 6.3% as compared to the same period of 2009, due to increasing competition in this higher-end niche category.

Revenues increased by $24,526 thousand, or 68.1%, to $60,533 thousand for the year ended December 31, 2009 from $36,007 thousand for the year ended December 31, 2008.  Sales of long-grain rice to beer brewers increased by 121.2% as compared to the same period of 2009 from increased sales volume of 4,720 mt to 11,330 mt, boosted in part by decreased unit sale price from $420 to $387.  Market expansion of our nutrient-fortified rice saw sales increased by 342.7% as compared to the same period of 2009 from increased sales volume of 1,869 mt to 7,753mt, despite increased unit sale price from $1,145 to $1,222.  Sales of short/medium-grain rice year-over-year also increased by 46% despite higher unit sale price, from $535 to $582.

A breakdown of our revenues and cost of revenues for these periods, and their changes period-over-period, by product, are as follows (amounts in thousands except percentages):

	Year ended December 31,				Increase (decrease) in revenues and % of		Increase (decrease) in cost of revenues and %
	2009		2010		increase (decrease)		of increase (decrease)
	Revenues	Cost of revenues	Revenues	Cost of revenues	Increase	Increase %	Increase	Increase %
Short/medium-grain rice	43,328	35,562	56,231	46,862	12,903	29.8%	11,300	31.8%
Nutrient-fortified rice	9,474	4,256	8,878	4,349	(596)	(6.3)%	93	2.2%
Long-grain rice	4,381	3,762	12,796	9,651	8,415	192.1%	5,889	156.5%
Rice milling byproducts	3,775	3,108	4,772	3,769	997	26.4%	662	21.3%
Sales tax	(425)	0	(488)	0	(63)	14.8%	0	0.0%
Total	60,533	46,688	82,189	64,631	21,656	35.8%	17,944	38.4%

	Year ended December 31,				Increase (decrease) in revenues and % of		Increase (decrease) in cost of revenues and % of increase
	2008		2009		increase (decrease)		(decrease)
	Revenues	Cost of revenues	Revenues	Cost of revenues	Increase	Increase %	Increase	Increase %
Short/medium-grain rice	29,682	24,605	43,328	35,562	13,646	46.0%	10,957	44.5%
Nutrient-fortified rice	2,140	921	9,474	4,256	7,334	342.7%	3,335	362.1%
Long-grain rice	1,980	1,716	4,381	3,762	2,400	121.2%	2,046	119.2%
Rice milling byproducts	2,707	2,205	3,775	3,108	1,069	39.5%	903	41.0%
Sales tax	(502)	0	(425)	0	77	(15.3)%	0	0.0%
Total	36,007	29,447	60,533	46,688	24,526	68.1%	17,241	58.5%

Cost of Revenues

Our cost of revenues for the year ended December 31, 2010 increased by $17,943 thousand, or 38.4%, to $64,631 thousand from $46,688 thousand for the year ended December 31, 2009. The increase was primarily due to the cost associated with our short/medium-grain rice, which increased 31.8% compared with the year ended December 31, 2009.

Our cost of revenues for the year ended December 31, 2009 increased by $17,241 thousand, or 58.5%, to $46,688 thousand from $29,447 thousand for the year ended December 31, 2008.  The increase was primarily due to the cost associated with our nutrient-fortified rice, which increased 362.1% compared with the year ended December 31, 2008.

Gross Profit and Gross Margin

As a result of our total sales growth, gross profit for the year ended December 31, 2010 increased by $3,713 thousand, or 26.8%, to $17,558 thousand from $13,845 thousand for the year ended December 31, 2009.  Gross margin, however, decreased by 1.5% year-over-year, from 22.9% to 21.4%, largely due to the decreased sales volume of nutrition-fortified rice, which has historically been our highest gross margin product.  However, impacted by higher cost of short/medium grains in 2010, gross margin for nutrition-fortified rice also decreased, from 55.1% to 51.0%.

Our total sales growth for the year ended December 31, 2009 also resulted in gross profit increase of $7,285 thousand, or 111.1%, to $13,845 thousand from $6,560 thousand for the year ended December 31, 2008.  Gross margin also increased by 4.7% year-over-year, from 18.2% to 22.9%, largely due to the sales growth of our nutrient-fortified rice.  Our gross margin for this product for the year ended December 31, 2009 was 55.1%.

Selling Expenses

Selling expenses for the year ended December 31, 2010 increased by $343 thousand, or 84.9%, to $747 thousand from $404 thousand for the year ended December 31, 2008.  The increase was primarily due to increased transportation expenses as the result of our sales growth as well as increased travelling and advertising expenses incurred in connection with our marketing as compared with last year in order to increase our sales.  In addition to our regular visits with existing distributor and non-distributor customers to maintain our relationships and discuss their purchases, we sought out and visited potential customers to introduce our brand and products.  To increase our visibility and brand awareness, we also exhibited our products at regional and national trade fairs, as well as increased our television commercials and print advertisement such as on billboards and in elevators.

Selling expenses for the year ended December 31, 2009 increased by $61 thousand, or 17.8%, to $404 thousand from $343 thousand for the year ended December 31, 2008.  The increase was primarily due to increased transportation expenses as the result of our sales growth.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2010 increased by $1,373 thousand, or 203.1%, to $2,049 thousand from $676 thousand for the year ended December 31, 2009.  The increase was primarily due to the increased lease expenses of $67 thousand for our second production facility, increased employee benefits of $45 thousand as well as increased legal and other professional fees of $631 thousand and increased accounting fees of $470 thousand in connection with this offering.

General and administrative expenses for the year ended December 31, 2009 increased by $198 thousand, or 41.4%, to $676 thousand from $478 thousand for the year ended December 31, 2008.  The increase was primarily due to $74 thousand of increased bank loan processing and due diligence fees and increased tax expenses of $27 thousand for the land and building that our headquarters and a production facility occupy and are housed in. We also incurred $39 thousand in lease expense for our second production facility set up during 2009.

Income Tax Benefit/Expense

We recorded $21 thousand income tax benefit in the year ended December 31, 2010, compared to income tax benefit of $27 thousand in the year ended December 31, 2009.  The decrease in tax benefit was mainly due to the deferred tax asset setup against the temporary difference arisen from government subsidies, depreciation charge and accrued lease expenses amounting to $70 thousand for the year ended December 31, 2010.

We recorded $27 thousand income tax benefit in the year ended December 31, 2009, compared to income tax expense of $3 thousand in the year ended December 31, 2008.  The decrease in tax expense was mainly due to the deferred tax asset setup against the temporary difference arisen from government subsidies and accrued lease expenses amounting to $39 thousand for the year ended December 31, 2009.

Net Income

As a result of all over-all growth sales from year to year, net income increased from $4,941 thousand for the year ended December 31, 2008 to $12,071 thousand for the year ended December 31, 2009, a 144.3% increase, and to $14,095 thousand for the year ended December 31, 2010, a 16.8% increase from 2009.

Liquidity and Capital Resources

We have financed our operations primarily through cash flows from equity contributions and cash flows from operations.  As of December 31, 2008, 2009 and 2010, we had $328 thousand, $3,727 thousand and $7,063 thousand, respectively, in cash and cash equivalents. We believe that our current cash, together with the proceeds from this offering as well as cash flows from operations will be sufficient to meet our anticipated cash needs for the next twelve months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue.

Cash Flows

The following table summarizes our cash flows for the periods indicated (amounts in thousands):

	Years Ended December 31,
	2008	2009	2010
Net cash (used in) provided by operating activities	(1,425)	884	14,795
Net cash provided by (used in) investing activities	438	(628)	(2,926)
Net cash provided by (used in) financing activities	1,010	3,142	(8,932)

Net Cash (Used In) Provided By Operating Activities

We used $1,425 thousand in operating activities for 2008, and had $884 thousand and $14,795 thousand from operating activities for 2009 and 2010, respectively.  The net cash used in 2008 resulted from the increase in inventory of $1,833 thousand and amounts due from related parties of $7,053 thousand, offset by net income of $4,941 thousand and increased bills payable of $2,883 thousand.  The increase of net cash provided by operating activities from 2008 to 2009 resulted from the 2009 net income of $12,071 thousand and a decrease of $6,596 thousand in amounts due from related parties, offset by increased inventories of $10,162 thousand, increased accounts receivable of $3,726 thousand and increased advances for inventory purchases of $2,562 thousand.  The increase of net cash provided by operating activities from 2009 to 2010 resulted from the 2010 net income of $14,095 thousand, decreased inventories of $8,534 thousand and a decrease of $4,436 thousand in amounts due from related parties, offset by increased accounts receivable of $1,779 thousand and increased advances for inventory purchases of $13,275 thousand.

Net Cash Provided by (Used In) Investing Activities

Net cash used in investing activities largely reflects capital expenditures, which principally consists of purchases of property, plant and equipment made in connection with the expansion of our business operations.  We also loaned money to certain unrelated third parties and related parties to facilitate their cash flow needs, although we have reduced such practice since July 2010.  $438 thousand was provided by investing activities for 2008, primarily from $6,576 thousand in returns on loans to unrelated third parties, including the $6,136 thousand loaned out during the period.  In 2009, $628 thousand was used in investing activities, resulting from $312 thousand for production equipment and $6,579 thousand in loans to unrelated third parties from which we received $7,377 thousands in return, as well as $3,250 thousand in loans to a related party of which $2,136 thousand was repaid during the period.  In 2010, $2,926 was used in investing activities, resulting from $4,280 thousand for purchase of fixed assets and $1,108 thousand in loans to unrelated third parties from which we received $1,338 thousands in return, as well as $4,518 thousand in loans to a related party who repaid $5,642 thousand during the period.

Net Cash Provided By (Used In) Financing Activities

We had $1,010 thousand and $3,142 thousand from financing activities for 2008 and 2009, respectively, but used $8,932 thousand in 2010.  Our financing activities principally consisted of loans from banks, although we also borrowed money from certain unrelated third parties as well as related parties on occasions to facilitate our short-term cash flow requirements.  We typically repay such loans within three months, and we have minimized such borrowings since July 2010.

During 2008 we received aggregate bank loan proceeds of $18,740 thousand and repaid $17,730 thousand of bank loans.  We also borrowed $11,901 thousand from unrelated third parties which were repaid in full.  During 2009 we received aggregate short-term bank loan proceeds of $19,778 thousand, and repaid $16,860 thousand of such loans.  We also received aggregate long-term bank loan proceeds of $224 thousand.  We borrowed $4,043 thousand from unrelated third parties which were repaid in full, and borrowed $6,459 thousand from a related party which was also repaid in full.  During 2010, we issued 50,000 ordinary shares for total consideration of $50 thousand.  We received aggregate short-term bank loan proceeds of $32,088 thousand, and repaid $31,070 thousand of such loans.  We also borrowed $1,041 thousand from unrelated third parties which were repaid in full, and borrowed $16,445 thousand from related parties which was also repaid in full.  During 2010, Grand Farm China also distributed $10,000 thousand in the aggregate as dividend to its two equity owners, Mr. Yao and Mr. Jianxin Yao.

As December 31, 2008, 2009 and 2010, we had approximately $11,736 thousand, $14,655 thousand and $16,199 thousand of outstanding short-term bank borrowings, respectively, bearing weighted average interest rates at 8.10%, 5.77% and 5.56 % per annum respectively.

Our short-term borrowings mature at various dates within one year.  These facilities contain no specific renewal terms or any requirement for the maintenance of financial covenants.  We have been able to pay off the loans on their due dates and borrow again from the same banks.  As we expanded our business, our borrowing capacity also increased over the years.  This type of financing is very similar to a revolving line of credit and is common practice in China, particularly in Fujian Province where we are headquartered and our production facilities are located.  Amounts outstanding under these bank loans are presented in our financial statements as short-term loans.

Seasonality

Because rice grain is our principal raw materials, we are subject to seasonal grain price fluctuation largely dictated by changing crop yields.  We normally purchase short/medium-shaped grain from October to June, the harvest season for this type of grain, and from state-owned grain reserve centers from June to October.  For our long-shaped grain needs, we tend to make our purchases throughout the year.  As necessary, we may also purchase long-shaped grain from Jiangxi and Fujian throughout the year to supplement our supply.  Historically, prices tend to be higher during the harvest seasons when fresh grain comes into the market.  To minimize the impact of price fluctuation and to ensure sufficient raw materials for our needs, we would advance payments to our suppliers, and we also have the ability to store up to approximately 40,000 mt of grain as reserves.  As such, seasonal pricing fluctuations of rice grain have had minimal impact on our operations historically.  Such fluctuations were also less evident from 2008 to 2010, as grain prices rose steadily throughout these years in light of inflation and/or market-driven supply shortage.

As rice is a staple food item in China, seasonality generally has little or no impact on the sales of our rice products.

Capital Expenditure

Capital expenditures principally consist of purchases of property, plant and equipment made in connection with the expansion of our business operations.  For 2008, capital expenditures principally consist of $2 thousand for office equipment.  For 2009, capital expenditures principally consist of $312 thousand for production equipment.  For 2010, capital expenditures principally consist of $629 thousand for motor vehicles, $93 thousand for office equipment, and $3,558 thousand for production equipment.

We expect our capital expenditures to increase in the future as we expand our business to implement our growth strategy.  For 2011, we anticipate to fund capital expenditures primarily from the proceeds of this offering to upgrade our existing production lines and to increase our rice production capacity.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Substantially all of our operating revenues and expenses are denominated in RMB, which are translated into the U.S. dollar as our functional and reporting currency for our financial statements.  The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions.  The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China.  On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar.  Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies.  This change in policy has resulted in an approximately 18.7% appreciation of the RMB against the U.S. dollar from July 21, 2005 to December 31, 2009.  Significant international pressure on the PRC government to adopt an even more flexible currency policy could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Our exposure to foreign exchange risk relates primarily to cash and cash equivalents denominated in U.S. dollars.  We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments.  Because we generally receive cash flows denominated in RMB, our exposure to foreign exchange risks should be limited.  However, the value of our ADSs will be affected by the foreign exchange rate between U.S. dollars and RMB because our ADSs are traded in U.S. dollars and any dividend payments we may pay in the future will be made in U.S. dollars.  If the value of the RMB was to increase after the closing of this offering but before we invested the proceeds in assets denominated in RMB or to pay RMB-denominated expenses, the value of those U.S. dollar-denominated proceeds would be proportionally less.  Fluctuation in the exchange rate between the RMB and U.S. dollar would therefore impact the RMB proceeds to us from this offering. Assuming an offering price of $ , our U.S. dollar gross proceeds from this offering would be $ , or RMB   using the U.S. dollar/RMB exchange rate at December 31, 2010.  If the RMB were to appreciate by 1.0% against the U.S. dollar over the December 31, 2010 exchange rate, the amount of our RMB proceeds from this offering would decrease by RMB  .

To the extent that we need to convert U.S. dollars into RMB for operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount it received from the conversion.  Conversely, if we decide to convert RMB denominated cash amounts into U.S. dollars for the purpose of making dividend payments or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.  We have not used, and do not expect to use in the future, any forward contracts or currency borrowings to hedge exposure to foreign currency exchange risk.

Interest Rate Risk

We have not been, nor do we anticipate being, exposed to material risks due to changes in interest rates.

Inflation

According to the PRC National Bureau of Statistics, China’s Consumer Price Index (CPI) for 2008, 2009 and 2010 were 105.9, 99.3 and 103.3, respectively.  While inflationary changes during these periods did not have a significant material impact on our results of operations, continuing inflationary pressure in the current economic environment may impact our future operations and financial performance.

Credit Risk

Since commencing our operations in May 2001, we have not written off bad debts.  In addition, we generally have short accounts receivable cycles and short collection periods, as we generally give credit terms of 30 to 60 days from delivery and all accounts receivables are then normally collected within two months.  We do not have any outstanding accounts receivable.  Except for one customer who accounted for 12% of our total sales in 2010, no other customers individually accounted for 10% or more of our total sales in 2010, 2009 or 2008.  As a result, we believe we have no significant exposure to credit risk.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties.  We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements.  Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.  We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Contractual Obligations

Below is a summary of our contractual obligations as of December 31, 2010 (amounts in thousands):

		Payments due by Period
Contractual Obligations	Total	Less than 1 year	1-3years	3-5 years	More than 5 years
Operating lease obligations	$2,134	$76	$251	$291	$1,516
Capital commitment	$141	$141	$-	$-	$-
Bank borrowings:
Principal	$16,431	$16,199	$232	$-	$-
Interest	$803	$801	$2	$-	$-
Total:	$19,509	$17,217	$485	$291	$1,516

Rental expenses under operating leases for the years ended December 31, 2008, 2009 and 2010 were $Nil, $40 thousand and $107 thousand, respectively.  The significantly higher amount for 2010 reflects the amortization of the 8-year lease extension for our second production facility and the 5% rent increase for such extended term.

OUR CORPORATE HISTORY AND STRUCTURE

Corporate History

Grand Farm Cayman is an exempted limited liability company established under the laws of the Cayman Islands on June 30, 2010.  85% of the issued and outstanding equity interests of Grand Farm Cayman are held by Sunlight Blaze, a company limited by shares established under the laws of the British Virgin Islands on April 9, 2010. Our chairman, Mr. Jianshan Yao, and his brother, Mr. Jianxin Yao, hold 99.75% and 0.25% of the outstanding shares of Sunlight Blaze, respectively.  Other than holding 100% of the outstanding equity interests of Grand Farm HK, Grand Farm Cayman has no separate operations of its own.

Grand Farm HK is a limited liability company established under the laws of Hong Kong Special Administration Region on June 29, 2010.  Other than holding 100% of the outstanding equity interests of Grand Farm WFOE, Grand Farm HK has no separate operations of its own.

Grand Farm WFOE is a limited liability company organized in the PRC on September 19, 2010, with registered capital of $500,000, which has been fully paid as of the date of this prospectus.  Because all of the outstanding equity interests are held by Grand Farm HK, Grand Farm WFOE is deemed a wholly foreign owned enterprise, or WFOE, under applicable PRC law.  The principal purpose of Grand Farm WFOE is to manage, hold and own rights in and to the businesses, operations and profits of Grand Farm China, which it does through a series of agreements with Grand Farm China and its owners.

Grand Farm China is a limited liability company organized in the PRC on May 31, 2001, with registered capital of RMB 40,000,000 ($5,017,000).  Grand Farm China is owned by two Chinese citizens, namely our chairman, Jianshan Yao, who owns a 99.75% equity interest, and his brother Jianxin Yao, who owns the remaining 0.25%.  All of our business operations are conducted by Grand Farm China, which has the necessary licenses, permits and approvals, except the Production License for our refined rice bran oil production line which we expect to receive by the end of May 2011.

On September 25, 2010, Grand Farm WFOE entered into a series of agreements with Grand Farm China and its two owners, pursuant to which Grand Farm WFOE agreed to provide research and development services and business operation services to Grand Farm China.  Through these contractual arrangements, Grand Farm WFOE also has the ability to effectively control Grand Farm China’s daily operations and financial affairs, appoint senior executives and decide on all matters subject to shareholders’ approval.  As a result of these contractual arrangements, Grand Farm Cayman, the ultimate parent company of Grand Farm WFOE, is considered to be the primary beneficiary of Grand Farm China and Grand Farm China a variable interest entity, or VIE, of Grand Farm Cayman under US GAAP.  Accordingly, Grand Farm Cayman consolidates Grand Farm China’s financial results, assets and liabilities in its financial statements.  Since both Grand Farm Cayman and Grand Farm China are under common control, Grand Farm Cayman’s financial statements will reflect this reorganization as a transaction under common control and will be prepared as if the reorganized corporate structure had been in existence throughout all the periods presented.  If Grand Farm China and/or its equity owners breach the contractual arrangements with us, Grand Farm Cayman may not be able to continue to effectively control Grand Farm China’s operations and to remain its primary beneficiary.  In such case, Grand Farm Cayman would have to rely on legal remedies under PRC law, which may not always be effective, particularly in light of uncertainties in the PRC legal system.  See “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us.”

On December 30, 2010, Grand Farm WFOE entered into an agreement with Grand Farm China and its two owners, pursuant to which Grand Farm WFOE authorized Grand Farm China to declare RMB 66,200,000 ($10,000,000), or 52% of its unappropriated earnings from its inception to December 31, 2009, as dividend for distribution to its two owners pro rata to their respective ownership interests.  Grand Farm China may not, however, declare or distribute the remaining 48% of its unappropriated earnings or its unappropriated earnings for 2010 and beyond.

Contractual Arrangements with Grand Farm China and its Equity Owners

Our relationship with Grand Farm China and its equity owners are governed by the series of contractual arrangements that they have entered into with Grand Farm WFOE.  Although we do not believe that current PRC regulations restrict or prohibit foreign investment in domestic companies engaging in grain processing business such as Grand Farm China, there is substantial uncertainty regarding the interpretation and application of such regulations.  To address such uncertainty, we have elected to control Grand Farm China and its operations through contractual arrangements, thereby avoiding the applicability of those PRC regulations governing foreign investments in domestic enterprises.  At the same time, we have the right to acquire Grand Farm China’s equity interests under the exclusive equity interest purchase agreement (as described below) at a later time when the current uncertainty of the PRC regulations is removed.

Under PRC law, each of Grand Farm WFOE and Grand Farm China is an independent legal person and neither of them is exposed to liabilities incurred by the other party.  Other than pursuant to the contractual arrangements between Grand Farm WFOE and Grand Farm China, Grand Farm China does not transfer any other funds generated from its operations to Grand Farm WFOE.  Grand Farm WFOE’s relationships with Grand Farm China and its equity owners are governed by the following contractual arrangements entered into on September 25, 2010:

Exclusive Technical Consulting Service Agreement

Under the consulting service agreement executed between Grand Farm WFOE and Grand Farm China, Grand Farm WFOE has the exclusive right to provide Grand Farm China with management consulting services relating to Grand Farm China’s business operations in exchange for yearly service fees equal to 85% of Grand Farm China’s annual net profit, payable on a semi-annual basis.  If Grand Farm China fails to pay Grand Farm WFOE its fees pursuant to this agreement, then interest shall accrue on any amounts owed by Grand Farm China to Grand Farm WFOE at a compound annual rate of 1% until such payment is made in full.  This agreement is effective until September 24, 2060, provided that Grand Farm WFOE may terminate the agreement before such time upon a 30-day written notice to Grand Farm China.  Grand Farm China, however, may not terminate the agreement except for gross negligence, bankruptcy, fraud or illegal action of Grand Farm WFOE.  Grand Farm WFOE has the sole discretion to renew the agreement for additional terms of 50 years following the termination date.

Operating Agreement

Under the operating agreement among Grand Farm WFOE, Grand Farm China and the two shareholders of Grand Farm China, Grand Farm WFOE has agreed to serve, at its discretion, as Grand Farm China’s guarantor in any contracts, agreements or transactions relating to Grand Farm China’s business.  In consideration, Grand Farm China and its shareholders have agreed to accept guidance and advice from Grand Farm WFOE on Grand Farm China’s daily operations and financial management systems.  In addition, the shareholders of Grand Farm China must elect the candidates recommended by Grand Farm WFOE as Grand Farm China’s directors, and appoint Grand Farm WFOE’s senior managers to Grand Farm China’s senior management positions.  Moreover, Grand Farm China and its shareholders agree that without the prior consent of Grand Farm WFOE, Grand Farm China will not engage in any transactions that could materially affect the assets, obligations, rights or operations Grand Farm China (except in the ordinary course of business), including incurrence or assumption of any indebtedness, sale or purchase of any assets or rights (including intellectual property rights), incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party, or assigning its business agreements to a third party.

This agreement is effective until September 24, 2060, provided that Grand Farm WFOE may terminate the agreement before such time upon a 30-day written notice to Grand Farm China.  Grand Farm China, however, may not terminate the agreement. Grand Farm WFOE has the sole discretion to renew the agreement for additional terms of 50 years.

Exclusive Equity Interest Purchase Agreement

Under the exclusive equity interest purchase agreement among Grand Farm China, its shareholders and Grand Farm WFOE, the shareholders of Grand Farm China have irrevocably granted Grand Farm WFOE or its designee an exclusive purchase option to acquire, at any time, the entire portion of Grand Farm China’s equity interest held by each shareholder of Grand Farm China, or any portion thereof, to the extent permitted by PRC law.  The purchase price for the shareholders’ equity interests in Grand Farm China shall be the lowest price permitted by PRC law.  Grand Farm WFOE or its designee has sole discretion to decide when to exercise the option.  If Grand Farm WFOE (or any eligible party designated by Grand Farm WFOE) elects to purchase a portion of the share equity of Grand Farm China, the exercise price for such partial exercise of the option shall be a pro rata portion of the total purchase price.

During the term of this agreement, Grand Farm China agree that it shall not, without obtaining prior written consent of Grand Farm WFOE, (1) supplement, amend, or modify any provisions of its charter and organizational documents and will not increase or reduce its registered capital or change the equity holding structures in any other way; (2) sell, transfer, mortgage or dispose of any of its assets, business or beneficial rights, or allow any creation of another security interest or other encumbrance upon its assets; (3) incur, inherit, or guarantee any debts except for (i) debt incurred during the course of normal business operations (excluding business loans); and (ii) the debt that has been previously disclosed to Grand Farm WFOE to which Grand Farm WFOE has provided prior written consent; (4) enter into any material agreement for an amount in excess of RMB 100,000 except in the normal course of business; (5) merge with, combine with, make investment in, purchase the equity or substantially all the assets of any other entity; or (6) allot any dividend to any shareholder.

The shareholders of Grand Farm China further agree that they shall not, without obtaining prior written consent of Grand Farm WFOE, sell, transfer, mortgage or dispose of any rights or interest relating to their equity interests in Grand Farm China, or allow any creation of other security interests or encumbrances on such equity interests (except pursuant to the equity interest pledge agreement as described in more details below).

This agreement is effective until September 24, 2060.  During such time, Grand Farm WFOE or its designee may exercise the option under the agreement when the attendant administrative procedures as may be imposed by current regulations are clearer and less burdensome.  Specifically, under the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors that went into effect on September 8, 2006, or the New M&A Rules, it remains unclear whether the contractual arrangements with Grand Farm China require the approval of the Ministry of Commerce, or MOFCOM.  See “Risk Factors – Risks Relating to Our Structure - The approval of the Ministry of Commerce may be required in connection with the establishment of our contractual arrangements with Grand Farm China. Our failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs.”   Thus, an exercise of the option by Grand Farm WFOE or its designee may subject the transaction to the New M&A Rules and the attendant examination and approval of the MOFCOM, which could be prohibitively time-consuming and complex.  Grand Farm WFOE also has the sole discretion to renew the agreement for additional terms of 50 years.

Equity Interest Pledge Agreement

Under the equity interest pledge agreement among the shareholders of Grand Farm China and Grand Farm WFOE, the shareholders of Grand Farm China pledged all of their equity interests in Grand Farm China to Grand Farm WFOE to guarantee Grand Farm China’s performance of its obligations under the exclusive technical consulting service agreement.  Also, Grand Farm WFOE is entitled to collect 15% of Grand Farm China’s total annual net profits under the equity interest pledge agreement.  Pursuant to the terms of this agreement, in the event that either Grand Farm China or its equity owners is in breach of either the exclusive technical consulting service agreement or the operating agreement, then Grand Farm WFOE shall be entitled to require the shareholders of Grand Farm China to transfer their equity interests in Grand Farm China to it.  This agreement shall remain in effect so long as the exclusive technical consulting service agreement is in effect.  On December 3, 2010, the registration with the Administration of Industry and Commerce’s Putian office, or Putian AIC, for the pledged equity interests of the two owners of Grand Farm, our chairman Mr. Jianshan Yao and Mr. Jianxin Yao, was completed.

Power of Attorney

Each shareholder of Grand Farm China has executed an irrevocable power of attorney to appoint the authorized personnel of Grand Farm WFOE as its attorney-in-fact to exercise all of its rights as equity owner of Grand Farm China, including (1) the right to sell, assign, transfer or pledge any or all of the equity interests held by the shareholders of Grand Farm China; and (2) the voting rights at shareholders’ meetings.  The Power of Attorney will remain in effect so long as the shareholder remains a shareholder of Grand Farm China.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules.  If the PRC government finds that the foregoing agreements that establish the structure for operating our PRC business do not comply with applicable PRC regulations, we could be subject to severe penalties including being prohibited from continuing operations.  See “Risk Factors — Risks Related to Our Corporate Structure — Grand Farm WFOE’s contractual arrangements with Grand Farm China and its shareholders may not be as effective in providing control over Grand Farm China as direct ownership of Grand Farm China, and the shareholders of Grand Farm China may have potential conflicts of interest with us.” and “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us.”

Corporate Structure

The chart below illustrates our corporate structure as of the date of this prospectus.

(1)	Includes 3% held by Chaotang Li, our strategic development director and a member of our board of directors, through an entity that he owns and controls.

Please see the section entitled “Risk Factors — Risks Relating to Our Structure.”

The chart below illustrates our corporate structure immediately after the closing of this offering, assuming all ADSs offered in the offering are sold.

(1)	Includes % held by Chaotang Li, our strategic development director and a member of our board of directors, through an entity that he owns and controls.

(2)	Each ADS represents of our ordinary shares, par value $0.002 per share.

OUR BUSINESS

Business Overview

Grand Farm is a leading rice producer in China.  Established in June 2001, we are headquartered in Putian, Fujian Province in southeastern China.  All of our business operations are conducted by Grand Farm China, which we control through a series of contractual arrangements between Grand Farm WFOE, our wholly-owned subsidiary, and Grand Farm China and its owners.

We currently produce three types of milled rice that we prepackage and sell under the “Grand Farm” brand to our distributors for wholesale and retail distributions throughout Fujian.  We produce regular milled rice and nutrient-fortified rice from short/medium-shaped grain primarily sourced from northeastern China – Panjin in Liaoning Province, Bayan in Heilongjiang Province and Jilin City and Dehui in Jilin Province.  To cater to consumers who may prefer a different taste and texture than rice made from short/medium-shaped grain, and to diversify our product offerings, we also produce regular milled rice from long-shaped rice grain sourced from Jiangxi Province and Fujian Province in southern China.  All three types of prepackaged milled rice products are consumed by the Chinese consumers as daily staples.  In addition to prepackaged rice, we also produce milled rice from long-shaped rice grains also sourced from Fujian and Jiangxi that we sell in bulk directly to brewers throughout Fujian to make beer.  Byproducts from our rice milling process, such as rice bran and broken rice, are sold in bulk directly to livestock feed factories and stores.  Our net income for the years ended December 31, 2008, 2009 and 2010 was approximately $4.9 million, $12.1 million and $14.1 million, respectively.

We currently have two production facilities both in Putian.  The first facility is located at our headquarters and has two processing lines with combined annual rice grain processing capacity of 260,000 mt, yielding 180,000 mt of milled rice, as well as our proprietary production line for nutrient-fortified rice with annual production capacity of 80,000 mt.  Our entire production process at this facility, from sourcing raw materials to production to sales, is ISO9001:2000 certified (for quality control), HACCP certified (for food safety control), and ISO14001:2004 certified (for environment control).  The second facility, in proximity to our headquarters, houses an integrated rice bran oil production line with 24,000 mt in annual production capacity.  Oil will initially be produced from the rice bran that we currently sell for livestock feed.  We commenced trial production of unfinished, or crude, rice bran oil, in October 2010 and expect formal production of refined rice bran oil to commence immediately after obtaining a Production License anticipated by the end of May 2011.

The second facility will also house another rice production line with projected annual rice grain processing capacity of 90,000 mt, yielding approximately 60,000 mt of milled rice.  Because the building that this production line will occupy requires modifications to accommodate our equipment, we are in the process of registering the plan for the modifications with the Putian Development and Reform Commission, and allowing the Putian Environmental Protection Bureau complete an environmental impact study in connection with such modifications.  We currently expect to complete these steps in May 2011, the modifications to the building in September 2011 and the installation of the production line by the end of 2011, and to commence formal production immediately thereafter.

Industry Background

China’s Rice Industry

World rice grain output has grown steadily over the past five years. According to the statistics from the U.N. Food and Agriculture Organization, or FAO, global rice grain output reached 689 million mt, equivalent to 460 million mt of milled rice, in 2009.  Asia accounts for over 90% of the total global rice grain output – reaching 623 million mt. in 2009 – and is also the largest rice consumption region.  Of that amount, China accounted for 195 million mt, according to The China National Grain and Oils Information Center, or CNGOIC and the National Bureau of Statistics of China, or NBS, up from 192 million mt in 2008 and 186 million mt in 2007, making it the world’s largest rice grain producer.  With over 60% of its population relying on rice as their staple food source according to FAO, China is also the world’s largest rice consumer, reaching 182 million mt, equivalent to 127 million mt of milled rice, in 2009, as reported by CNGOIC.

Rice Grain Output (in million mt):

	2005	2006	2007	2008	2009
Global Output	633.0	642.6	660.5	687.5	689.3
Asia Output	572.3	581.9	601.2	622.6	622.5
China Output	180.6	181.7	184.0	191.9	195.1

Source: FAO, CNGOIC

Rice grain can be categorized according to its shape as short/medium-shaped grain and long-shaped grain. According to CNGOIC estimation, China produced 55.5 million mt of short/medium-shaped rice grains and 139.6 million mt of long-shaped rice grains in 2009.

Short/medium-shaped grain is normally grown as an annual plant throughout northern and northeastern China as well as in parts of eastern China.  Rice milled from this grain is characterized by its unique stickiness and glutinous texture when cooked, and thus generally favored by Chinese consumers.  Cultivation of high-quality short/medium-shaped grain requires low night-time temperature for proper starch accumulation.  Hence, short/medium-grain rice is not suitable for cultivation in the generally warmer climates of southern China.

Long-shaped grain mainly grows in southern China, normally yielding two to three crops annually.  It is long and slim, and rice milled from this grain is less glutinous than rice from short/medium-shaped grain when cooked.

Based on internal research, we believe that most Chinese consumers currently buy rice in bulk, and we estimate that approximately 40 million mt of rice were sold pre-packaged (generally 25 kilograms per bag or less) in 2008, less than 30% of the total national rice consumption.  Pre-packaged rice is generally less prone to mold and insect infestation, and easier to maintain freshness, according to a study by the Institute of Qiaoxing Light Industry of Fuzhou University.  Coupled with the convenience of smaller packaging, we believe that Chinese consumers should generally prefer pre-packaged rice, despite its higher price point, over rice sold in bulk.  If China’s urbanization and disposable income levels continue to rise as they have in recent history, we expect pre-packaged rice to eventually overtake bulk rice in consumer preference, especially in the more developed coastal regions of China, including Fujian Province where we are based and our pre-packaged rice is sold.

China’s Rice Bran Oil Industry

According to the Chinese Cereals and Oils Association, rice bran, while accounting for only 6% to 12% of the weight of each rice grain, contains 64% of all nutrients in rice.  United Nations Industrial Development Organization (UNIDO) considers rice bran an under-utilized raw material.  Rice bran oil, as its name implies, is extracted from rice bran.

According to the statistics provided by Food and Agriculture Organization of the United Nations (FAO), the global production of refined rice bran oil rose from 500,000 mt in 2006 to 744,000 mt in 2010, while demand grew from 950,000 mt to 1,190,000 mt over the same period. By 2012, FAO estimates that global production and market demand for refined rice bran oil will reach 964,000 mt and 1380,000 mt, respectively.

Base on internal research, we estimate that Chinese domestic refined rice bran oil production rose from 4,000 mt in 2006 to 33,000 mt in 2010, while demand grew from 190,000 mt to 238,000 mt over the same period.  By 2012, we project domestic production of and demand for rice bran oil to reach 63,000 mt and 276,000 mt, respectively.

However, despite being one of the world’s largest rice consuming nations, if not the largest, China has yet to fully embrace rice bran oil.  While rice bran oil refining is not new to China, we believe that domestic production and consumption have been constrained by the complexity of technologies used in the refining process, high initial capital requirement, and relative low level of market awareness of its nutritious values.  However, we have seen large Chinese grain and edible oil companies entering this market since 2009, which we believe is driven by growing health awareness and disposable income levels in China’s recent history.  With our planned production of rice bran oil to formally commence immediately after obtaining a Production License anticipated by the end of May 2011, we believe that we are well-positioned to be one of the leading rice bran oil market players.  Based on our trial production of unfinished, or crude, rice bran oil in October 2010, we estimate that approximately 13.8 mt of rice bran is required to produce 1 mt of refined rice bran oil.  Once formal production commences, and using the rice bran that we currently sell as by-product, we estimate that the amount of refined rice bran oil produced per mt of rice bran can yield approximately RMB 441 in gross profit, compared to approximately RMB 200 per mt of rice bran currently sold as by-product.  We anticipate that by-products from the refining process, including fatty acid, rice bran wax, rice bran fat, bottom oil and soapstock, which are used in chemical production, and de-oiled rice bran, which is used for livestock feeds, will also be sold.  We estimate that the by-products generated per mt of rice bran can collectively produce approximately RMB 187 in gross profit.  Once formal production commences, we anticipate diverting all rice bran that we currently sell as by-products toward producing refined rice bran oil, and will therefore discontinue rice bran sales to feed factories and stores.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors in China:

•
We are dedicated to producing the highest quality of rice through our strict quality control measures, and at the same time aim to maximizing profit margins from our production process by deriving value from our by-products such as rice hull, rice bran and broken rice.

•
We source our short/medium-shaped grain predominantly from three regions in northeastern China   renown for the quality of their short/medium-shaped rice crops, namely Panjin in Liaoning Province, Bayan in Heilongjiang Province and, Jilin City and Dehui in Jilin Province.  Panjin in particular has applied with State Administration of Quality Supervision, Inspection and Quarantine for a “Protection of Geographical Indication Products” designation in order to distinguish the quality of its grain from others.

•
We have a well-established and extensive sales network. Our pre-packaged rice products are sold to our distributors for wholesale and retail distribution across Fujian Province.  We also have long-term relationships with beer brewers throughout Fujian Province to supply their long-shaped grain rice needs.

•
We understand the importance of branding and brand recognition.  Our “Grand Farm” brand is well-recognized in Fujian Province, and has been designated a “China Top Brand” as well as a “China Famous Trademark.”  At the same time, we price our products competitively against other brands to associate our brand with both quality and value.

•
We have strong research and development capability.  We have one utility model patent for rice bran oil refining equipment and utilization and two utility patents relating to rice bran oil refining equipment.  We also have a patent application pending for rice bran oil refining method and equipment.  Our proprietary production process for nutrient-fortified rice, developed jointly with Wuhan Polytechnic University and Wuhan Dafeng Food Technology Co., Ltd., has been recognized by the Science and Technology Department of Fujian Province as a leading research effort in nutrient-fortified food processes in China.

Although we believe that our competitive strengths provide us with advantages over many of our competitors, many of our competitors have stronger brand names, longer operating histories, stronger financial performance, longer or more established relationships with their customers, stronger research and development capabilities and greater marketing and other resources than we do.  Many of them are also substantially larger and have greater access to capital than we have.  Some have stronger customer bases, better access to government authorities and stronger industry-based background than us.  If we fail to maintain or improve our market position or fail to respond successfully to changes in the competitive landscape, our business, financial condition and results of operations may suffer.

Challenges:

We believe that the following are challenges that we currently face and may face in the future:

•
Although we have established ourselves and our brand in Fujian, we face continuing competitions from major rice producers in China, and therefore must continue to maintain brand awareness in our established market but also open new market opportunities both in Fujian and beyond in order to remain competitive.

•
As larger and better-resourced competitors are able to gain greater control to grain supplies, our continuing ability to meet our raw material needs will challenged unless we are able to secure long-term cooperation arrangements with suppliers for sufficient quantities of grains of suitable quality and at prices that are acceptable to us.

•	Our access to and cost of grain supplies are impacted by natural disasters, which frequency in recent years drove up our raw material costs.

•
Although we have established a production line for and are poised to commence production of refined rice bran oil, the market for this product remains largely undeveloped in China, and there is no assurance as to how well the market will develop, if ever.  Other Chinese rice and edible oil producers have also entered into the rice bran oil business, many of whom are bigger and better-funded than we are.

Our Strategies

•
Increase Market Share.  We aim to consolidate our market share in Fujian, and then to expand into coastal cities in adjacent provinces that are economically-developed.  To that end, we aim to increase brand marketing and awareness, which we believe will facilitate our goal of selling prepackaged rice directly to national chain supermarkets, chain retail outlets and agricultural trade centers in order to expand our sales channels beyond our distributors.  We also aim to establish long-term relationships with more beer brewers in Fujian.

•
Expand Production Capacity.  To be in position to sustain any market share gain, we aim to continue ramping up our production capacity, with the goal of achieving annual processing capacity of 0.8 to 1.0 million mt in the next five years.  We anticipate completing a new production line at the end of 2011 that can increase our annual production capacity to 390,000 mt.  For a description of this production line, please refer to the discussion under “Production Technology and Quality Control” below.

•
Secure Raw Material Needs.  While we enjoy good relationships with our suppliers, we intend to enter into long-term strategic supply contracts with suppliers and farming collectives in order to better secure our access to grain of sufficient quality and quantity for our needs.

•
Derive Maximum Value from Rice Production.  We already sell by-products from our rice production process, such as rice bran and broken rice, to livestock feed factories and stores.  In anticipation of the market potential for rice bran oil, we will use the rice bran that we currently sell to produce refined rice bran oil, and expects formal production to commence immediately after obtaining a Production License anticipated by the end of May 2011.

Products and Sales

We currently have three rice product types: (1) prepackaged rice sold under the “Grand Farm” brand and used by Chinese consumers as daily staple, (2) rice used by brewers as raw material for beer making, and (3) byproducts from rice processing used as raw materials for livestock feed.

Our prepackaged rice comes in 5-, 10-, 15- and 25-kilogram bags and sold primarily to our distributors for wholesale and retail distribution throughout Fujian Province.  Our prepackaged rice is targeted toward middle to high-end consumers, which we believe place a premium on the quality and taste of the rice.  The majority of our prepackage rice is produced from short/medium-shaped rice grain, from which we make regular rice and a nutrient-fortified rice.  We also produce regular rice from long-shaped rice grain to appeal to consumers who may prefer a different taste and texture than rice made from short/medium-shaped grain.  Nutrient-fortified rice, which we began selling in January 2008, is produced through a proprietary process jointly developed with Wuhan Polytechnic University and Wuhan Dafeng Food Technology Co., Ltd. that spray certain naturally occurring micronutrients onto the rice that are often removed during the milling process.

We select our distributors based on geographical region and size of their distribution networks capabilities. Two to three distributors may be assigned to one region for the distribution and market monitoring of that region.  Our distributors contract with us for one year and are obligated to achieve specified purchase targets during the term.  Prices are based on prevailing market prices, although we will and have reduced our selling price on occasions to boost sales and gain market share.  Our distributors collectively accounted for 96.28%, 82.39% and 74.09% of our revenues in 2008, 2009 and 2010, respectively.

Products are delivered to our distributors door-to-door.  To support our distributors and their distribution networks, we send marketing personnel to provide onsite support in their regional and local marketing and promotional efforts, as well as to gather relevant market data to guide our overall marketing strategies.  To promote our products and raise brand awareness, we also exhibit our products at regional and national trade fairs, and advertise through television, print media, billboards and points of purchase.

The rice that we sell to beer brewers are made from long-shape rice grain and serves as the primary raw material for making beer.  We sell the rice in bulk directly to beer brewers in Fujian Province.  We typically enter into one-year contracts with the brewers setting forth quality and quantity.  Prices of our long-shaped rice are based on the fluctuation in spot prices.

To produce rice, the husk (the outer shell) of the rice grain is first removed, which results in brown rice, and then the bran (the next layer) from brown rice, which yields white rice.  We sell by-products from milling such as bran and broken rice directly to livestock feed factories and stores in bulk.

Our sales volumes and revenues for the years ended December 31, 2008, 2009 and 2010, by product, are as follows:

	Product	Sales amount (mt)	Revenue (USD’000)	% of total revenue (%)
2008	Short/medium-shaped rice	55,466	29,682	81.3
	Nutrient-fortified rice	1,869	2,140	5.9
	Long-shaped rice	4,720	1,980	5.4
	Byproducts	26,185	2,707	7.4
	Sales tax		(502)	(1.4)
	Total	88,240	36,007	100.0

2009	Short/medium-shaped rice	74,480	43,328	71.6
	Nutrient-fortified rice	7,753	9,474	15.7
	Long-shaped rice	11,330	4,381	7.2
	Byproducts	35,361	3,775	6.2
	Sales tax		(425)	(0.7)
	Total	128,924	60,533	100.0

2010	Short/medium-shaped rice	94,302	56,231	68.0
	Nutrient-fortified rice	7,488	8,878	10.7
	Long-shaped rice	27,328	12,796	15.5
	Byproducts	1,800	4,772	5.8
	Sales tax		(488)	(0.6)
	Total	130,919	82,677	100.0

No single customer accounted for 10% or more of total revenues for 2008 and 2009, while one customer (AB InBev Brewery Co., Ltd.) accounted for 11.94% of our total revenue for 2010.  Other than as a customer pursuant to its contract with us, this customer is neither affiliated with nor related to us.

Raw Material and Suppliers

We currently source our short/medium rice grain primarily from the northeastern provinces of Heilongjiang, Jilin and Liaoning, specifically from Bayan in Heilongjiang, Jilin City and Dehui in Jilin, and Panjin in Liaoning.  These regions’ geographical and weather climates – wide plains and abundant summer rainfalls – are ideal for producing quality short/medium rice grain with high nutritional value.  Through 2009, 93% of our short/medium rice grain came from Panjin, a region especially renowned in China for its quality.  In 2010, however, we looked to reduce our reliance on Panjin, and began sourcing also from Heilongjiang and Jilin.  We believe that while the short/medium rice grains from these regions may be less renowned than Panjin, their quality is on par and that the quality of our products has not been, and will not be, compromised.  Nevertheless, Panjin shall continue to remain one of our primary sources for short/medium rice grain.

We source long-shaped rice from both Jiangxi and Fujian.

The main raw material of rice bran oil is rice bran, a by-product of the rice milling process.  We intend to redirect the rice bran that we currently sell to livestock feeds factories and stores to produce our refined rice bran oil.  Based on internal estimations, however, we may need to procure additional rice bran externally in order to meet projected demands for the product once formal production commences immediately after we obtain a Production License anticipated by the end of May 2011.

Our suppliers are typically local to the regions from which we source the grain, many of whom have been working with Grand Farm for five to eight years.  We currently contract with our suppliers for terms of one year for specified quantities at market price at the time of delivery.  To ensure priority on grain supplies, however, we often advance payments to our suppliers as deposits.  We currently work with approximately 44 rice grain suppliers, and believe that we have good working relationships with them.  We believe, however, that we can readily replace any of our suppliers if necessary.

The following table identifies the suppliers who each accounted for 10% or more of our total purchases during the periods indicated:

	Name of supplier	Percentage of total purchase (%)
2008	Panjin Jiahong Industrial Co., Ltd. *	30
	Dawa County Dongfeng Town Heyan Village	28
	Jiangxi Longyan Rice Co., Ltd.	13

2009	Panjin Jiahong Industrial Co., Ltd. *	21
	Jiangxi Longyan Rice Co., Ltd.	10
	Liaoyang Liaozhong County Yangshigang Town Fengju Cereal Factory	10

2010	Fuzhou Hedong Cereal and Oil Trading Co., Ltd.	18

* Related party.  See “Related-Party Transactions” elsewhere in the prospectus.

The Chinese government monitors rice grain supplies and prices in order to maintain social stability.  During times of shortage, such as the market-driven shortage of short/medium-shaped grain from northeastern China in 2010, the Chinese government will regulate supplies and pricing by making grains from state-owned reserves available for bidding by private enterprises.  Only those deemed as a leading provincial grain processing enterprise can participate in the bidding, and the government sets a bidding range in order to stabilize market prices.  As one of Fujian’s largest rice processing company, we participated in such bidding process in 2010 as we believe that, taking into account for inflation, the prices that we would pay through bidding would still be lower than market prices.  During normal market conditions, however, the Company sources and will continue to rely primarily on private suppliers to meet its grain needs.

44.0% of our total grain purchases in 2010 came from state-owned reserves – in Liaoning (where Panjin is located), Heilongjiang and Jilin for short/medium-shaped grains, and in Jiangxi for long-shaped grains.  Of the grains that we sourced from these state-owned reserves, 92.4% was short/medium-shaped grains, while the remaining 7.6% was long-shaped grains.  No single reserve accounted for 10% or more of our total purchases for 2010.

Production Technology and Quality Control

All of our rice products are currently produced from our production facility located in Hanjiang District in Putian, which sits on an 18,000 m2 site.  The facility has two fully-automated production lines with a combined annual milling capacity of 260,000 mt.  Our proprietary production line for nutrient-fortified rice is also located at this facility with an annual capacity of 80,000 mt.  This production line was developed jointly with the Wuhan Polytechnic University and Wuhan Dafeng Food Technology Co., Ltd.  Our rice production process is illustrated below:

From sourcing raw materials to production to sales, we strictly observe international standards and exceed PRC standards:

(1)	We set specific standards for the quality of the rice grain from all suppliers and conduct on-arrival test to ensure that our standards are met.

(2)
Strict control and rules are applied to and enforced at each step of the production process, including all production areas and workers’ hygiene at each such area, to ensure the quality and safety of our products.  Thus, as determined by Putian Municipal Bureau of Quality and Technical Supervision, our amount of broken rice is ten times lower than the national standard; the amount of yellow rice kernels is close to zero; and pesticide residue and heavy metal levels are much lower than permissible levels in the PRC.

(3)
Our post-sales services include (1) conducting customer feedback; (2) resolving customer issues; and (3) replacing damaged products.  Also, we conduct customer satisfaction survey on a yearly basis to improve the quality of our products and services as well as customer satisfaction.

For our efforts, we have obtained the “Adopting International Standard Product Marking” Certificate from Standardization Administration of the PRC.  We have also obtained the ISO9001:2008 Quality Control System and Product certification, the HACCP Food Safety Control System certification, and the ISO14001:2004 Environment Control System certification.

We have also set up a new production facility on a leased site in proximity to our Putian facility.  The facility, 11,611 m2 in size, contains an integrated rice bran oil production line with proprietary cutting-edge technology, including puffing and leaching units, refining unit and other supporting facilities, with a designed annual production capacity of 24,000 mt.  We commenced trial production of unfinished, or crude, rice bran oil in October 2010.  We are currently applying for a Production License with the Administration of Quality Inspection of Fujian Province, which we must have prior to commencement of formal production.  If our application process is successful, in addition to the issuance of the Production License, our refined rice bran oil can carry a “QS” label when it is introduced into the market.  We currently anticipate completing the application process and obtaining the Production License by the end of May 2011, and to commence formal production of refined rice bran oil immediately thereafter.  The timing and results of the application process, however, are ultimately beyond our control, and there is no assurance that of when we will be issued the Production License, if at all.

Our rice bran oil production process is illustrated below:

In addition to refined rice bran oil, this facility will also house another rice production line with projected annual rice grain processing capacity of 90,000 mt, yielding approximately 60,000 mt of milled rice.  Because the building that this production line will occupy requires modifications to accommodate our equipment, we are in the process of registering the plan for the modifications with the Putian Development and Reform Commission, and allowing the Putian Environmental Protection Bureau to complete an environmental impact study in connection with such modifications.  We currently expect to complete these steps in May 2011, the modifications to the building in September 2011 and the installation of the production line by the end of 2011, and to commence formal production immediately thereafter.

Competition

We operate in a highly fragmented industry.  Based on the 5.1 million mt of milled rice that we estimate were consumed in Fujian in 2010, only approximately 2.21% were our rice products.  Our direct competitors are: Heilongjiang Beidahuang Agricultural Co., Limited, Yihai Kerry Group and China National Cereals, Oils and Foodstuffs Corp.  We believe that the principal factors affecting our competitive position are:

•	Continuing ability to access grains of quality and quantity to meet our needs;
•	Ability to build brand awareness and foster brand loyalty; and
•	Ability to maintain existing sales distribution channels and develop new markets

Many of our competitors may have stronger brand names, stronger customer bases, greater access to capital, longer operating histories, longer or more established relationships with their customers and greater marketing and other resources than we do.  If we fail to maintain or improve our market position or fail to respond successfully to changes in the competitive landscape, our business, financial condition and results of operations may suffer. For a discussion of risks relating to competition, see “Risk Factors — The Chinese agricultural market is highly competitive and our growth and results of operations may be adversely affected if we are unable to compete effectively.”

Research and Development

We conduct research and development from our Putian facility, and we have focused on rice processing, rice bran oil production and production equipment, and nutrient-fortification process through cooperation with various agricultural universities and scientific institutes in Fujian.

Our research and development efforts in recent years include the following:

•
Working with Wuhan Polytechnic University and Wuhan Dafeng Food Technology Co., Ltd., we have jointly developed a method of spraying nutrients onto rice that allows the nutrients to be retained after the rice is washed while at the same time preserving the flavor of the rice. In April 2008, the method was recognized and certified by the Department of Science & Technology of Fujian Province (No.41 [2008] Min-Sci).  In April 2010, we were jointly designated a “National Key Research and Development Base for Nutrient-fortified Food” by the National Office of Public Nutrition Improvement Project, the Public Nutrition Development Center of the National Development and Reform Committee, and the Chinese Cereals and Oils Association - Nutrition Branch. We currently use the method to produce our nutrient-fortified rice product.

•
We worked with Henan Huaxian Food Equipment Factory and Henan Huatai Edible Oil Equipment Design Co., Ltd., to develop and establish equipment for processing and refining rice bran oil, based in part on two of our utility patents.  We have incorporated such equipment units into our refined rice bran oil production line.

We spent approximately $10,396, $14,075 and $19,767 on salaries related to research and development in 2008, 2009 and 2010, respectively. In addition, we incurred approximately $2,121, $2,157 and $2,176 of depreciation expenses related to research and development in 2008, 2009 and 2010, respectively.

Intellectual Property

Our success and ability to compete depend, in part, upon our ability to establish and adequately protect our intellectual property rights.  In this regard, we rely primarily on a combination of patent, trademark, trade secret and unfair competition laws and contractual rights.  We have three utility patents in China, for (1) rice bran oil refining equipment and utilization, (2) comprehensive utilization of equipment for rice bran oil refinement, and (3) industrialized refining equipment for rice bran oil.  We also have one patent application pending relating to rice bran oil refining method and equipment.

We have 22 trademarks registered in China, and have submitted an application to register the logo reflected on the cover page of this prospectus with the Trademark Office of The State Administration for Industry and Commerce of the PRC, or the PRC Trademark Office.  In addition, our “Grand Farm” brand was designated a “China Top Brand” in September 2007, and a “China Famous Trade Mark” in January 2010.  The “China Top Brand” designation is an honorary award and signifies that the underlying products or services are reputable and well-recognized.   The “China Famous Trademark” designation is issued either by the PRC Trademark Office or an intermediate (or higher level) people’s court, and signifies that a trademark is well known.

 We also own the domain name “grandfarminc.com.”

Environmental Protection

We have passed the Construction Project’s Impact on Environment Assessment conducted by the Environment Protection Bureau of Hanjiang District, Putian City of Fujian Province, or the Hanjiang Environment Protection Bureau, and passed the acceptance inspection procedures and obtained a formal waste discharge permit for our first production facility.  We have also completed the environmental inspection acceptance procedures for our second production facility, and we are in the process of obtaining its formal waste discharge permit.

Employees

The following table sets forth the number of our employees in each of our areas of operations and a percentage of our total workforce in each of the years ended December 31, 2008, 2009 and 2010, respectively:

	Average Number of Employees for the Years Ending December 31,
	2008		2009		2010
	Employees	Percentage	Employees	Percentages	Employees	Percentages
Operations	51	56.7%	60	51.7%	71	53.4%
Administration	25	27.8%	27	23.3%	28	21.1%
Marketing	10	11.1%	25	21.6%	29	21.8%
R&D	4	4.4%	4	3.4%	5	3.8%
Total	90	100%	116	100%	133	100%

Beginning in 2010, we have outsourced most human resource functions to an outside agency as part of our efforts to streamline our operations, which handles our employees’ salaries, social benefits and other related issues.  Our full-time employees in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which pension, unemployment insurance, health insurance, employee housing, workplace injury and maternity benefits are to be provided to employees.  Chinese labor regulations require the Company to contribute for these benefits based on certain percentages of the employees’ salaries.  In 2008 and 2009, we contributed $2 thousand and $3 thousand for such benefits, respectively.  We later determined that our contributions should have been $29 thousand and $33 thousand for 2008 and 2009, respectively.  After further evaluation, however, we concluded that such amounts were understated by $27 thousand and $41 thousand for 2008 and 2009, respectively.  Thus, taking into account the amounts that we paid, we were obligated to contribute an additional $54 thousand and $71 thousand for such benefits for 2008 and 2009, respectively, which amounts were paid in full in 2011.  But see “Risk Factors – Risks Related to Doing Business in China – Our failure to comply with PRC labor laws exposes us to potential liability.”  We have also contributed in full our obligations for such benefits for 2010, in the amount of $83 thousand.

We believe we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.  Our employees are not covered by any collective bargaining agreements.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time.  We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATION

We are subject to a number of laws and regulations issued by various PRC governmental authorities, including:

•	Ministry of Agriculture;
•	National Development and Reform Commission;
•	State Administration of Grain;
•	General Administration of Quality Supervision, Inspection and Quarantine;
•	Ministry of Environmental Protection;
•	Foreign Economic Relations & Trade Commission;
•	State Food and Drug Administration, or SFDA; and
•	The State Administration of Foreign Exchange, or SAFE.

The laws and regulations issued by these PRC governmental authorities that regulate us and our business are discussed below.

Food Safety Law of the People’s Republic of China

The Food Safety Law of the PRC, or the Food Safety Law, as adopted at the 7th Session of the Standing Committee of the 11th National People’s Congress of the PRC and which became effective on June 1, 2009, governs food safety in food production and business operation activities in the PRC.  Pursuant to the Food Safety Law, food producers must establish an internal inspection and record system for raw materials and pre-delivery products, and food distributors must also establish internal systems to record and inspect food products procured from suppliers.  In addition, any food additives that are not in the government’s approved catalogue may not be used, and no food products may be sold without inspection by either the Administration of Industry and Commerce or the Food and Drug Administration at the county level or above.

Penalties for violation of the Food Safety Law include warnings, orders to rectify, confiscations of illegal gains, confiscations of utensils, equipment, raw materials and other articles used for illegal production and operation, fines, recalls and destruction of food products, orders to suspend production and/or operation, revocations of production and/or operation license, and even criminal punishment, depending on the severity of the violation.

The Food Safety Law also states that the executive departments of the administration of quality supervision, the administration for industry and commerce, and the food and drug administration at the county level or above have the right to take the following actions in the course of performing their respective duties of regulating food safety: (1) enter production and trading sites for field inspection; (2) conduct sample testing on food being produced or traded; (3) review and copy relevant contracts, documents, notebooks, and other information; (4) seal up and detain food proven to violate food safety standards, illegally used food raw materials, food additives, and food-related products as well as equipment and tools contaminated or used for illegal production or trading; and (5) closing down places of illegal production and trading of food.

Regulations on the Implementation of the Food Safety Law of the People’s Republic of China

The Regulations on the Implementation of the Food Safety Law of the PRC, or the Food Safety Regulations, as adopted at the 73rd Standing Committee Meeting of the State Council on July 8, 2009 and which became effective on July 20, 2009, are promulgated to implement the Food Safety Law.  The Food Safety Regulations require that the local government at or above the country level shall perform the responsibility specified in the Food Safety Law, improve the ability for supervision and administration of food safety, ensure supervision and administration of food safety, establish and improve the coordination mechanism between food safety regulatory authorities, and integrate and improve the sharing of food safety and food inspection information and other technical resources.

Under such regulation, if we fail to set up and implement a food safety management system, or to formulate and implement a production process control, or to record safety management in the food production and keep relevant records, we may be subject to penalty in accordance with the Food Safety Law.

Law of the People’s Republic of China on Quality and Safety of Agricultural Products

The Law of the PRC on Quality and Safety of Agricultural Products was adopted at the 21st Meeting of the Standing Committee of the Tenth National People’s Congress on April 29, 2006.  This law was enacted in order to ensure the quality and safety of agricultural products, maintain the health of the general public, and promote the development of agriculture and rural economy.  Pursuant to this law, distributors of agricultural products shall establish a sound system of inspection and acceptance for their purchases.  In addition, agricultural products that fail to pass inspection based on the quality and safety standards for agricultural products cannot be marketed.

Producers or distributors of agricultural products produced or sold that cause damage to consumers are held liable for compensation and may be subject to administrative penalties.  Punitive measures for violations of this law include the issuance of rectification orders, stop orders against the sale of agricultural products, order for the innocuous treatment of the endangering products, confiscation of the sale proceeds thereof and the imposition of fines.  In the event of serious violations, the agricultural product producer or distributor may be held criminally liable.

In addition, the administrative departments for agriculture under the people's governments at or above the county level shall, in compliance with the requirements for ensuring the quality and safety of agricultural products, draw up plans for monitoring the quality and safety of agricultural products and organize implementation of the plans, and conduct regular supervision and make spot checks of the agricultural products under production or on the market.  The results of such supervision and spot checks shall be published by the administrative department for agriculture under the State Council, or by such department under the people's government of a province, autonomous region, or municipality directly under the Central Government within the limits of its powers. Supervision, spot check and test shall be entrusted to the agencies to ensure that agricultural products meet the required quality and safety standards.

Regulation of the People’s Republic of China on the Administration on Production License of Industrial Products

The Regulation for the Administration of Production License of Industrial Products of the PRC, or the Production License Regulation, as adopted at the 97th Standing Committee Meeting of the State Council on June 29, 2005, and which became effective on September 1, 2005, are to ensure the safety and quality of important industrial products that are directly relevant to public safety, human health, and safety of human lives.  The Production License Regulation prohibits any enterprise that fails to obtain a production permit/license to produce products listed in the Catalogue of Industrial Products, and no organization or individual is allowed to sell or use products listed in the Catalogue of Industrial Products for which a production permit/license was not obtained.

The competent department in charge of production licensing of industrial products will order an enterprise in violation of the Product Permit Provisions to stop production, and will additionally confiscate illegally produced products and impose a fine ranging from the equivalent value of the products illegally produced to 3 times such value.

As required under the Implementation Measures of the Production License Regulation promulgated by the State Administration of Quality Supervision, Inspection and Quarantine on August 31, 2005, and amended on June 1, 2010, we have already obtained the Production License required for our milled rice products, and are currently in the process of applying for the Production License for our refined rice bran oil, which we must have prior to commencement of formal production.  There can be no assurance, however, that we will receive the Production License as anticipated, if at all.  See “Risk Factors – Risks Relating to our Business – We cannot commence production of refined rice bran oil until we have the required Production License.”

Administrative Regulation on Cereal Circulation

The Administrative Regulation on Cereal Circulation was adopted at the 50th Executive Meeting of the State Council on May 19, 2004.  This regulation is to protect the initiatives of cereal producers, promote cereal production, safeguard the legitimate rights and interests of the business operators and consumers, ensure the food security of the state and maintain the order of cereal circulation.  This regulation requires all individuals and enterprises engaging in the purchase of cereal to have approval of the competent cereal administrative department or undergo the registration formalities with the competent state administration for industry and commerce.

Any individual or enterprise in violation of this regulation shall have their illegally purchased cereal confiscated.  If the circumstance is serious, such individual or enterprise shall be fined from 2 to 5 times the value of the illegally purchased cereals, and if any crime is constituted, such individual or enterprise shall be subject to criminal liabilities.  We have already obtained the Cereal Purchase License from Putian Municipal Bureau of Grain.

Regulations on the Administration of Central Grain Reserves

The Regulations on the Administration of Central Grain Reserves was adopted at the 17th Executive Meeting of the State Council on August 8, 2003.  These regulations were to strengthen the administration of central grain reserves, secure the true quantity, good quality and safe storage of central grain reserves, protect the rights and interests of peasants, maintain market stability and give into full play the sole of central grain reserves in the national macro-control mechanism.  These regulations apply to the organizations and individuals engaging or participating in the operation, management or supervision of central grain reserves.  According to these regulations, the state shall apply a vertical administration system to central grain reserves, and the people’s governments at all levels and the relevant departments shall provide support and assistance to the vertical administration of central grain reserves.

When a central grain storage enterprise violates these regulations, its illegal gains, if any, shall be confiscated, the person-in-charge who bears direct responsibilities for the violations shall be given disciplinary sanctions ranging from demotion in title or rank to dismissal, and all other persons bearing direct responsibilities shall be given disciplinary sanctions ranging from warning to dismissal.  If a crime is constituted, the criminal liability shall be investigated, and such enterprise shall be disqualified from further involvement with the storage of central grain reserves.

Labor Law

The Employment Contract Law was promulgated by the National People’s Congress’ Standing Committee on June 29, 2007 and took effect on January 1, 2008.  The Employment Contract Law governs labor relations and employment contracts (including the entry into, performance, amendment, termination and determination of employment contracts) between domestic enterprises (including foreign-invested companies), individual economic organizations and private non-enterprise units (collectively referred to as the “employers”) and their employees.

a.           Execution of employment contracts

Under the Employment Contract Law, an employer is required to execute written employment contracts with its employees within one month from the commencement of employment.  In the event of contravention, an employee is entitled to receive double salary for the period during which the employer fails to execute an employment contract.  If an employer fails to execute an employment contract for more than 12 months from the commencement of the employee’s employment, an employment contract would be deemed to have been entered into between the employer and employee for a non-fixed term.

b.           Right to non-fixed term contracts

Under the Employment Contract Law, an employee may request for a non-fixed term contract without an employer’s consent to renew in certain circumstances.  In addition, an employee is also entitled to a non-fixed term contract with an employer if he has completed two fixed term employment contracts with such employer; however, such employee must not have committed any breach or have been subject to any disciplinary actions during his employment.  Unless the employee requests to enter into a fixed term contract, an employer who fails to enter into a non-fixed term contract pursuant to the Employment Contract Law is liable to pay the employee double salary from the date the employment contract is renewed.

c.           Compensation for termination or expiry of employment contracts

Under the Employment Contract Law, employees are entitled to compensation upon the termination or expiry of an employment contract in certain circumstances.  Employees are entitled to compensation even in the event the employer (i) has been declared bankrupt; (ii) has its business license revoked; (iii) has been ordered to cease or withdraw its business; or (iv) has been voluntarily liquidated.  Where an employee has been employed for more than one year, the employee will be entitled to such compensation equivalent to one month’s salary for every completed year of service.  Where an employee has employed for less than one year but more than six months, such employee will be deemed to have completed one full year of service.

d.           Trade union and collective employment contracts

Under the Employment Contract Law, a trade union may seek arbitration and litigation to resolve any dispute arising from a collective employment contract; provided that such dispute failed to be settled through negotiations.  The Employment Contract Law also permits a trade union to enter into a collective employee contract with an employer on behalf of all the employees.

Where a trade union has not been formed, a representative appointed under the recommendation of a high-level trade union may execute the collective employment contract.  Within districts below county level, collective employment contracts for industries such as those engaged in construction, mining, food and beverage and those from the service sector, etc., may be executed on behalf of employees by the representatives from the trade union of each respective industry.  Alternatively, a district-based collective employment contract may be entered into.

As a result of the Employment Contract Law, all of our employees have executed standard written employment agreements with us.  We have not experienced any significant labor disputes or any difficulties in recruiting staff for our operations.  See “Our Business — Employees.”  Failure to comply with this law will subject us to penalties and sanctions.  See “Risk Factors — Risks Related to Doing Business in China — New labor laws in the PRC may adversely affect our results of operations, and Our failure to fully comply with PRC labor laws exposes us to potential liability.”

Environmental Regulations

On December 26, 1989, the Standing Committee of the National People’s Congress issued the Environment Protection Law, setting forth the legal framework for environment protection in China.  The Environmental Protection Law requires the State Administration of Environmental Protection to implement uniform supervision and administration of environmental protection standards nationwide and to establish national waste discharge standards.  Local environmental protection bureaus are responsible for environmental protection in their jurisdictions and may set stricter local standards which are required to be registered at the State Administration of Environmental Protection.  Companies are required to comply with the stricter one of the two standards. Enterprises producing environmental contamination and other public hazards must incorporate the relevant environmental protection standards into their planning and establish environmental protection systems.  These companies must also adopt effective measures to prevent environmental contamination and hazardous emissions, such as waste gas, waste water, deposits, dusts, pungent gases and radioactive matters as well as noise, vibration and magnetic radiation.  Companies discharging contaminated wastes in excess of the discharge standards prescribed by the State Administration of Environmental Protection must pay non-standard discharge fees in accordance with national regulations and be responsible for the applicable remediation.  Government authorities may impose different penalties against persons or companies in violation of the environmental protection laws and regulations depending on individual circumstances.  Such penalties may include warnings, fines, imposition of deadlines for remediation, orders to cease certain operations, orders to reinstall contamination prevention and remediation facilities that have been removed or left unused, imposition of administrative actions against the responsible persons or orders to close down the company.  Where the violation is deemed serious, responsible persons may be required to pay damages, and may be subject to criminal liability.

Additionally, on November 29, 1998, the State Council of the PRC promulgated the Regulations on the Administration of Construction Project Environmental Protection, or the Construction Project Environmental Protection Regulations, which require construction projects that generate pollution to comply with both state and local standards for the discharge of pollutant; requirements for aggregate control of discharge of major pollutants must also be met in areas under aggregate control of discharge of major pollutants.  These regulations further require that a construction unit should, in the phase of construction project feasibility study, submit a construction project environment impact report, environmental impact statement or environmental impact registration form, which shall be submitted by the construction unit to the competent departments of the environmental protection administration with the appropriate authority for examination and approval.  Failure to comply with such laws and regulations will subject us to penalties and sanctions.  See “Risk Factors —Risks Relating to Our Business—Environmental compliance and remediation could result in substantially increased capital requirements and operating costs which could adversely affect our business.”

Regulations on Trademarks

Both the PRC Trademark Law, adopted in 1982 and revised in 1993 and 2001, and the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002, give protection to the holders of registered trademarks.  The Trademark Office, under the authority of the State Administration for Industry and Commerce, handles trademark registrations and grants rights for a term of ten years for registered trademarks, which may be renewed by the Trademark Office.  The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration.  Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected.  Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.  Trademark license agreements must be filed with the Trademark Office or its regional offices.

Under the Trademark Law, any of the following acts is deemed as an infringement to the right to exclusive use of a registered trademark: (i) using a trademark identical with or similar to the registered trademark of the same kind of commodities or similar commodities without a license from the registrant of that trademark; (ii) selling the commodities that infringe upon the right to exclusive use of a registered trademark; (iii) forging, manufacturing without authorization the marks of a registered trademark of others, or selling the marks of a registered trademark forged or manufactured without authorization; (iv) changing a registered trademark and putting the commodities with the changed trademark into the market without the consent of the registrant of that trademark; and (v) causing other damage to the right to exclusive use of a registered trademark of another person. In the event of any of the foregoing acts, the infringer would be imposed a fine, ordered to stop the infringement acts immediately and give the infringed party compensation.

PRC Patent Law

The PRC first allowed patents for the protection of proprietary rights, as set forth in the PRC Patent Law, in 1985.

Patent Prosecution

The patent prosecution system in China is different from the system in the United States in a number of significant ways.  China, like most countries other than the United States, follows the ‘‘first to file’’ principle.  In other words, when more than one person files a patent application for the same invention, the patent will be granted to the person who first filed the application.  The United States, in contrast, uses a principle of first to invent to determine the granting of patents.  In addition, the PRC requires absolute novelty in order for an invention to be patentable.  Pursuant to this requirement, generally, with limited exceptions, any prior written or oral publication in or outside the PRC, demonstration or use in the PRC before the patent application filing prevents an invention from being patented in the PRC.  Conversely, subject to certain statutory requirements, inventors in the United States can generally file a patent application within one year after publication of the invention if the inventor can demonstrate that the invention was made prior to the publication.  Patents issued in the PRC are not enforceable in Hong Kong, Taiwan or Macau, each of which has an independent patent system.  The fact that a patent application is pending is no guarantee that a patent will be granted, and even if granted, the scope of a patent may not be as broad as that of the initial application.

Patent Enforcement

When a patent infringement dispute arises, the patent holder or an interested party who believes the patent is being infringed may either file a civil lawsuit or file a complaint with the relevant authorities in charge of the patent administration.  A PRC court may grant the patent holder’s or the interested party’s request for a preliminary injunction before or during the legal proceeding.  Damages for infringement are calculated as either (1) the loss suffered by the patent holder or the interested party due to the infringement or (2) the benefit gained by the infringer from the infringement.  If it is difficult to ascertain damages in this manner, damages may be determined by using a reasonable multiple of the license fee under a contractual license.  Typically, a patent holder in the PRC has the burden of proving that the patent is being infringed.  However, if the holder of a production process patent alleges infringement of such patent, the alleged infringing party which produces the same kind of products has the burden of proving that there has been no infringement.

Compulsory Licensing

Under the PRC Patent Law, where any entity is qualified to utilize a patented technology, but fails to obtain the license from the patent holder on reasonable terms and in a reasonable period of time, the entity is entitled to apply to the State Intellectual Property Office for a compulsory license.  A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs, where the public interest so requires, or where a registered invention is substantially superior to a prior invention in connection with technology that has a notable economic significance and the application of the later invention relies on the application of the prior invention.

International Patent Treaties

The PRC is also a signatory to major intellectual property conventions, including the Paris Convention for the Protection of Industrial Property, Madrid Agreement on the International Registration of Marks and Madrid Protocol, Patent Cooperation Treaty, Budapest Treaty on the International Recognition of the Deposit of Microorganisms for the Purposes of Patent Procedure and the Agreement on Trade-Related Aspects of Intellectual Property Rights, or TRIPs.  Although patent rights are national rights, there is a large amount of international co-operation under the Patent Cooperation Treaty, or the PCT, to which China is a signatory.  Under the PCT, applicants in one country can seek patent protection for an invention simultaneously in a number of other member countries by initially filing a single international patent application pursuant to the PCT and then later filing individual country or region specific applications on the international patent application.

Liabilities

According to the Patent Law, an infringer shall be subject to various civil liabilities, which include ceasing the infringement and compensating the actual loss suffered by patent owners.  If it is difficult to calculate the actual loss suffered by the patent owner, the illegal income received by the infringer as a result of the infringement or if it is difficult to calculate the illegal income, a reasonable amount calculated with reference to the patent royalties shall be deemed as the actual loss.  If damages cannot be established by any of the above methods the court can decide the amount of the actual loss up to RMB 1,000,000.  In addition, an infringer who counterfeits patents of third parties shall be subject to administrative penalties or criminal liabilities if applicable.

New M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its official website its approval procedures for overseas listings by special purpose vehicles.  The CSRC approval procedures require the filing of certain documents with the CSRC and may take several months to complete.  However, other than documents required to be submitted, no other details with respect to the timing, criteria and process for obtaining any required approval from the CSRC have been specified.  Therefore, it remains unclear how the New M&A Rule or the CSRC procedures will be interpreted, amended and implemented by the relevant authorities.  See “Risk Factors — Risks Associated with Doing Business in China — The application of PRC regulations relating to the overseas listing of PRC domestic companies is uncertain, and we may be subject to penalties for failing to request approval of the PRC authorities prior to listing our shares in the U.S.”

 Tort Liability Law

The Tort Liability Law of the People’s Republic of China, which was passed during the 12th Session of the Standing Committee of the 11th National People’s Congress on December 26, 2009, states that manufacturers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault.  If the defects are caused by the fault of third parties such as the transporter or storekeeper, manufacturers and sellers are entitled to claim for compensation from these third parties after paying the compensation amount.

Foreign Exchange Control and Administration

Foreign exchange in China is primarily regulated by:

•	The Foreign Currency Administration Rules (1996), as amended; and
•	The Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Foreign Currency Administration Rules, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, and trade and service-related foreign exchange transactions.  Conversion of Renminbi into foreign currency for capital account items, such as direct investment, loans, investment in securities and repatriation of funds, however, is still subject to the approval of SAFE.  Under the Administration Rules, foreign-invested enterprises may only buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions after providing valid commercial documents and, in the case of capital account item transactions, only after obtaining approval from SAFE.

Under the Foreign Currency Administration Rules, foreign-invested enterprises are required to complete the foreign exchange registration and obtain the registration certificate.  The profit repatriated to us from Grand Farm China, however, is not subject to the approval of the foreign exchange authority, because it is a current account item transaction.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions.  Historically, the conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China.  On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar.  Under the new policy, the Renminbi will be permitted to fluctuate within a band against a basket of certain foreign currencies.  There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar.

The fluctuation of the Renminbi against the U.S. dollar and other currencies may have an impact on our figures in our consolidated financial information presented elsewhere in this prospectus.  See “Risk Factors — Risks Related to Doing Business in China — Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.”

Regulation on Special Purpose Vehicle Incorporated or Controlled by PRC Residents

SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular 75, on October 21, 2005, which became effective as of November 1, 2005, and the operating procedures in May 2007, collectively the SAFE rules.  According to the SAFE rules, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC.  In addition, amended registrations are required upon (i) any change in the net assets of such offshore entity as a result of any acquisition of onshore assets or equity interests by such offshore entity or subsequent overseas equity financing, and (ii) any material change in the shareholding or capital of such offshore entity, such as changes in share capital, share transfers and long-term equity investments.

Under this regulation, the SAFE registration and amendment procedures described above are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidation distribution, equity sales proceeds, or return of funds upon a capital reduction.  Further, this regulation requires repatriation into China by PRC residents of all dividend profits or capital gains that they obtain from their shareholdings in the offshore entity within 180 days upon their receipt of such profits or gain.  Failure to comply with this regulation will subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.  See “Risk Factors — Risks Related to Doing Business in China.”

Regulation on PRC Resident’s Participation of Share Option Plan Offered by an Offshore Company

On December 25, 2006, the PBOC issued the Administration Measures on Individual Foreign Exchange Control, and its Implementation Rules was issued by SAFE on January 5, 2007, which both of which became effective on February 1, 2007.  Under these regulations, all foreign exchange matters involved in the employee stock ownership plan, stock option plan and etc. participated by onshore individuals shall be transacted upon the approval from the SAFE or its authorized branch.  On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or Circular 78.  Under Circular 78, PRC citizens who are granted stock options or restricted share units, or issued restricted shares by an overseas publicly listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly-listed company, to complete certain other procedures and transactional foreign exchange matters under the stock option plan upon the examination by, and approval of, SAFE. Failure by such employees and their PRC employer to comply with these regulations may be subject to fines and legal sanctions.

Further, in 2005 and 2006, the Ministry of Finance and the State Administration of Taxation jointly issued notices concerning the individual income tax on earnings from employee stock options.  The notice requires PRC companies that implement employee share option programs in the PRC, under which the shares issuable are the shares of listed companies (domestic or overseas), to (i) file the employee share option plans and other relevant documents to the local taxation departments having jurisdiction over them before implementation of such employee share option plans; and (ii) file share option exercise notices and other relevant documents with the local taxation departments having jurisdiction over them before exercise by the employees of the share options.  Failure to comply with this regulation will subject us to penalties and sanctions.  See “Risk Factors — Risks Related to Doing Business in China — We may be subject to fines and legal sanctions if we or our employees who are PRC citizens fail to comply with recent PRC regulations relating to employee stock options granted by overseas listed companies to PRC citizens.”

We currently do not have any employee stock ownership or option plan in effect, nor any stock options outstanding.

Dividend Distributions

Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and 2008, respectively, and various regulations issued by SAFE, and other relevant PRC government authorities, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China.

Grand Farm WFOE is regulated by the laws governing foreign-invested enterprises in the PRC.  Accordingly, it is required to allocate 10% of its after-tax profits based on PRC accounting standards each year to their general reserves until the accumulated amount of such reserves has exceeded 50% of its registered capital, after which no further allocation is required to be made.  These reserve funds, however, may not be distributed to equity owners except in accordance with PRC laws and regulations. In addition, due to the failure of the Measures to define or interpret the terms “non-profit,” “for-profit” or “for the purpose of making a profit” as they relate to our business, we cannot assure you that the PRC government authorities will not request our subsidiary to use its after-tax profits for its own development and restrict our subsidiary’s ability to distribute their after-tax profits to us as dividends.

Pursuant to the new EIT law and its implementing rules, dividends payable by a foreign-invested enterprise to its foreign enterprise (but not individual) investors will be subject to a 10% withholding tax if the foreign investors are considered non-resident enterprises without any establishment or place of business within China or if the dividends payable have no connection with the establishment or place of business of the foreign investors within China, to the extent that the dividends are deemed China sourced income, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.  See “Risk Factors — Risks Related to Doing Business in China — To fund any cash requirements we may have, we may need to rely on dividends, loans or advances made by our PRC subsidiary, Grand Farm WFOE, which are subject to limitations and possible taxation under applicable PRC laws and regulations.”

Tax Collection and Management Law

Under the Tax Collection and Management Law and its implementation rules issued in 2001 and 2002, respectively, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities.  “Related parties” are defined as organizations or entities that (1) have a direct or indirect control relationship in terms of capital, operation or sales/purchases; (2) are directly or indirectly owned by a common third party; or (3) possess any other connected relationship based on equity.  We could face material and adverse tax consequences if the PRC tax authorities determine that contractual arrangements between Grand Farm WFOE and Grand Farm China were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment.  A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of adjustments recorded by Grand Farm China, which could adversely affect us by (i) increasing Grand Farm China’s PRC tax liability without reducing Grand Farm WFOE’s PRC tax liability, which could result in claims being made against us by the PRC tax authorities for underpaid PRC taxes; or (ii) limiting the ability of Grand Farm WFOE and Grand Farm China to maintain preferential PRC tax treatments and other financial incentives.  See “Risk Factors — Risks Relating to Our Structure — Grand Farm WFOE’s and Grand Farm China’s contractual arrangements may result in adverse PRC tax consequences to us.”

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Jianshan Yao	42	Chairman of the Board of Director
Chaotang Li	39	Director and Strategic Development Director
Kaigang Cheng	37	Chief Executive Officer
Biyun Huang	36	Chief Financial Officer
Kam Por Cheng	44	Independent Director Appointee*
Qinglong Li	66	Independent Director
Feng Liang	37	Independent Director

* Kam Por Cheng has accepted appointment to serve as our independent director, effective upon the completion of this offering.

Jianshan Yao – Chairman
Mr. Yao has over 20 years of experience in the grain business, including rice processing technology development, rice production and marketing.  Mr. Yao founded Grand Farm China in June 2001 and has served as its Chairman since that time, as well as serving as its Chief Executive Officer from June 2001 to August 2010. Mr. Yao is principally responsible for developing our strategic objectives and supervising the execution of our business plans and policies.  Mr. Yao is also actively involved with the Chinese Cereals and Oils Association, serving as a Director as well as Vice-Chairman of its Nutrition Branch and Standing Director of its Food Branch, and is also Vice-President of the Grain Profession Association of Fujian Province.

Chaotang Li – Director and Strategic Development Director
Mr. Li has 16 years of experience in business management and marketing. He has worked alongside Mr. Yao at Grand Farm China since January 2008, and is responsible for assisting Mr. Yao with formulating and implementing our strategic objectives.  Mr. Li is also responsible for public relations with our private-sector and government contacts.  Mr. Li obtained a bachelor’s degree in automobile management from Fuzhou University in 1994.

Kaigang Cheng – Chief Executive Officer
Mr. Cheng served as Vice-General Manager of Grand Farm China since January 2007 and was appointed as Chief Executive Officer in July 2010.  He is primarily responsible for the execution of our growth strategies and for our overall organizational management. Before joining Grand Farm China, Mr. Cheng was Vice General Manager of Putian Hanxing Food Co., Ltd., a preserved food processing company from April 2004 to January 2007, where his primary responsibilities included corporate strategic planning and general management.  From July 2001 to March 2004, Mr. Cheng was Strategic Planning Manager of Fujian Taifu Food Co., Ltd., a canned food processing company, where he was responsible for corporate strategic planning and implementations.  From December 1999 to June 2001, Mr. Cheng was Enterprise Planning Director of Fujian Xinheilong Food Industry Co., Ltd., a canned food processing company, where he is responsible for corporate branding and marketing strategy.  From September 1996 to November 1999, Mr. Cheng was Department Manager of Guangdong Chigo Air Conditioning Co. Ltd., a Hong Kong listed air-conditioning manufacturer, where he was responsible for department level management.  None of these companies are related to or affiliated with us.  Mr. Cheng is a recipient of the Fujian Advanced Science & Technology Award in December 2006 and has two utility patents in China.  Mr. Cheng obtained his bachelor’s degree in international economics from Xi'an Jiaotong University in 1996.

Biyun Huang – Chief Financial Officer
Ms. Huang joined Grand Farm China as Accounting Director in January 2009, and was appointed as our Chief Financial Officer in October 2010.  From November 2001 to December 2008, Ms. Huang served as Senior Finance Manager of Fujian Heda Apparel Co., Ltd., an apparel company, where her responsibilities included financial reporting, financial planning and budgeting.  From August 1998 to October 2001, Ms. Huang was Chief Accountant of Putian Hengtong Economic Information Development Co., Ltd., a real estate development and trading company.  From July 1997 to July 1998, Ms. Huang was a Senior Accountant of Putian Sanzhu Oral Liquid Co., Ltd., a manufacturer of medicine and health and makeup products.  None of these companies are related to or affiliated with us.  Ms. Huang obtained her bachelor’s degree in accounting from Xiamen University in 1997.

Kam Por Cheng – Independent Director Appointee
Mr. Cheng will serve as an independent director of our company upon the completion of this offering.  Mr. Cheng is the founder and partner of K. P. Cheng & Co., Certified Public Accountants, or KPC & Co., which he established in 1993. Operating in Hong Kong and Shanghai with approximately 100 staff members, Mr. Cheng has had 17 years of experience not only working with and auditing China-based companies but focusing on US GAAP reporting.  In 1988, he obtained a diploma in Banking & Finance from Hang Seng School of Commerce in Hong Kong.  After graduating, he worked for KPMG in Hong Kong as a trainee accountant and he became qualified as a fellow member of The Association of Chartered Certified Accountants, or ACCA, in 1991.  In 1993, he founded KPC & Co. and has been practicing as a certified public accountant in Hong Kong since then.  He holds a master degree in Executive Business Administration (EMBA) jointly organized by the Kellogg School of Management at Northwestern University and Hong Kong University of Science and Technology.  He is currently a fellow member of Hong Kong Institute of Certified Public Accountants, or HKICPA, and ACCA.

Qinglong Li – Independent Director
Dr. Li has over 40 years of industry-related experience.  He has been a professor at the Cereal Chemistry Department of Henan University of Technology since 1978, and has written three textbooks on food processing. In addition to teaching and research, Dr. Li has consulted for and advised more than 200 Chinese food companies, and has been published in more than 80 domestic scientific journals on topics including rice processing technology, grain quality analysis, and nutrient fortified rice.  He served on the State Cereal Department of Inner Mongolia as an Agriculture Section Chief between August 1968 and October 1978, where he was responsible for managing grain procurement.  He is the Director of Chinese Cereals and Oils Association, Deputy Chief and Secretary General of China National Association of Grain Flour Branch, and member of American Association of Cereal Chemists. He obtained his Bachelor’s Degree of Grain and Oil Storage from Henan University of Technology in 1968.

Feng Liang – Independent Director
Mr. Liang has over 10 years of PRC legal experience, focusing his practice on corporate mergers and acquisitions, public listing services, China foreign investment and administrative litigations.  Mr. Liang is a Senior Partner of Fujian Yuanyi Law Firm Putian Branch, a position he has held since August 2005, and has advised some of China’s biggest enterprises, including non-performing asset reorganizations for Agriculture Bank of China Putian Branch and the reorganization of Sankeshu Paint Joint-Stock Limited Company.  From August 1998 to July 2005, Mr. Liang was a lawyer at Fujian Zhongyi Law Firm advising clients on merger and acquisitions, security and debt issuance and administrative litigations.  Mr. Liang obtained his Master’s Degree in Law from Xiamen University in 1998 and obtained Certificate of the Legal Profession Qualification in the PRC in 1995.

Family Relationships

There are no family relationships between or among any of our executive officers, directors or director appointee.

Directors and Senior Management

There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to our board.  There are also no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Board Practices

Each of the directors named above was elected or appointed to serve until the next annual general meeting of our shareholders or until their successors have been appointed or duly elected and qualified.  Thereafter, directors will be elected for one-year terms at the annual general meeting.  None of our directors has a service contract with us or any of our subsidiaries providing for benefits upon termination of service.

Board Committees

Our board of directors does not have any committees at this time.  Upon the completion of this offering, our board of directors will have the following committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  The composition and responsibilities of each committee are described below.  Board members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Director Independence

Our Board of Directors anticipates that following the consummation of the offering, Kam Por Cheng, Qinglong Li and Feng Liang will qualify as “independent” directors under the rules of the NASDAQ Stock Market because they do not currently own a large percentage of Grand Farm Cayman’s issued share capital and are not expected to own a large percentage of Grand Farm Cayman’s issued share capital upon completion of this offering, are not currently employed by Grand Farm Cayman or any of its subsidiaries, have not been actively involved in the management of Grand Farm Cayman and do not fall into any of the enumerated categories of people who cannot be considered independent under the NASDAQ Stock Market Rules.  Grand Farm Cayman’s board believes that following the consummation of the offering the majority of its directors with be “independent” directors under the rules of the NASDAQ Stock Market.

Audit Committee

Upon the completion of this offering, our Audit Committee will consist of Kam Por Cheng, Qinglong Li and Feng Liang, each of whom will satisfy the independence requirements under NASDAQ Stock Market Rules and SEC rules and regulations applicable to audit committee members and have an understanding of fundamental financial statements.  Kam Por Cheng will serve as chairman of the Audit Committee.

Kam Por Cheng will qualify as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC.  The designation of Kam Por Cheng as an “audit committee financial expert” will not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and our Board of Directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement will not affect the duties, obligations or liability of any other member of our Audit Committee or Board of Directors.

The Audit Committee will monitor our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements.  Our Audit Committee also will consult with our management and our independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiate inquiries into aspects of our financial affairs.  Our Audit Committee will be responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, and will have established such procedures to become effective upon the effectiveness of the registration statement of which this prospectus forms a part.  In addition, our Audit Committee will be directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements.  All related party transactions will be approved by our Audit Committee before we enter into them.

Both our independent auditors and internal financial personnel will regularly meet with, and will have unrestricted access to the Audit Committee.

Compensation Committee

Upon the completion of this offering, our Compensation Committee will consist of Kam Por Cheng, Qinglong Li and Feng Liang, each of whom will satisfy the independence requirements of NASDAQ Stock Market Rules and SEC rules and regulations.  Each member of this committee will be a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Feng Liang will serve as chairman of the Compensation Committee.

The Compensation Committee will review and approve our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and other incentive compensation arrangements.  In addition, while we currently do not have any stock option plan, if and when we do, our Compensation Committee will administer such plan, including granting share options to our executive officers and directors.  Our Compensation Committee also will review and approve employment agreements with executive officers and other compensation policies and matters.

Nominating and Corporate Governance Committee

Upon the completion of this offering, our Nominating and Corporate Governance Committee will consist of Kam Por Cheng, Qinglong Li and Feng Liang, each of whom will satisfy the independence requirements of NASDAQ Stock Market Rules and SEC rules and regulations.  Kam Por Cheng will serve as chairman of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee will identify, evaluate and recommend nominees to our Board of Directors and committees of our Board of Directors, conduct searches for appropriate directors and evaluate the performance of our Board of Directors and of individual directors.  The Nominating and Corporate Governance Committee also will be responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board of Directors concerning corporate governance matters.

Director Liability

Grand Farm Cayman’s Memorandum and Articles of Association provides that members of our board of directors and officers acting in relation to the affairs of the company shall, in the absence of actual fraud or willful neglect or default, be indemnified by the company against all losses, damages, expenses, including traveling expenses, which any such director or officer may incur or become liable by reason of any contract enterer into, or any act or thing done by him as such director or officer or in any way in or about the execution of his or her duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the shareholders over all other claims.

Grand Farm Cayman’s Memorandum and Articles of Association does not eliminate our director’s fiduciary duties.  However, they make it difficult or impossible for Grand Farm Cayman to successfully take legal action against a director for negligence, where such breach did not involve the director’s actual fraud or willful neglect of default.  The inclusion of the foregoing provision may, therefore, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited Grand Farm Cayman and our shareholders.  This provision should not affect the availability of a claim or right of action based upon a director’s actual fraud, dishonesty, willful neglect or default or breach of fiduciary duty.

Cayman Islands law provides that a company may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorney’s fees, in connection with various proceedings, except where there has been actual fraud or dishonesty or willful neglect or willful default or breach of any fiduciary duty.

Employment Agreements

Grand Farm China has entered into employment agreements with Mr. Kaigang Cheng, our chief executive officer, Ms. Biyun Huang, our chief financial officer, and Mr. Chaotang Li, our strategic development director.  Under these agreements, Mr. Cheng and Ms. Huang are each employed for a term of two years, while Mr. Li is employed for a term of four years.  Grand Farm China may terminate their employments at any time without prior written notice for certain acts, including but not limited to falsification of their records, serious violation of Grand Farm China’s policies, conviction to a crime, action leading to a loss by Grand Farm China of more than RMB 5,000, and as may be permitted by law.  Grand Farm China may terminate their employments at any time upon a 30-day written notice in certain circumstances, including but not limited to illness for which they are unable to perform their job duties or such other duties as may be assigned to them as a result of such illness, inability to adequately perform their job duties, or the elimination of their positions.  Mr. Cheng, Ms. Huang and Mr. Li may also terminate their employments with Grand Farm China upon a 30-day written notice without cause, and immediately in certain circumstances, including but not limited to a breach of their employment agreements or the law by Grand Farm China.  The employment agreements automatically terminate at the end of their respective terms unless extended.

Mr. Cheng and Ms. Huang have each also separately entered into a confidentiality and non-competition agreement with Grand Farm China.  Under such agreement, they are obligated to keep all information of Grand Farm China confidential during and after their employment terms.  Additionally, Grand Farm China has right to all intellectual property developed by them in connection with their employments, and has right of first refusal with respect to any intellectual property developed by them during, but not in connection with, their employments.   For a period of three months following the termination of their employments with Grand Farm China for any reason, Mr. Cheng and Ms. Huang may not engage in any competition against Grand Farm China without its prior written consent.

Compensation of Directors and Executive Officers

In 2010, we, our subsidiaries and Grand Farm China, our VIE, paid aggregate cash compensation of approximately $27,942 to our directors and executive officers as a group.  We did not pay any other cash compensation or benefits in kind to our directors and executive officers.

Some of our directors and executive officers own shares of our ordinary shares.  See below under the heading “Major Shareholders.”  As of the date of this prospectus, no such person has any options, warrant or other rights to acquire additional securities of Grand Farm Cayman.

We do not currently have any equity compensation plans, bonus plans or profit sharing plans for our directors, officers or employees.  We will consider employee equity compensation plan in 2011 after the completion of this offering.

MAJOR SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of the date of this prospectus for:

•	each person known to us to own beneficially more than 5% of our ordinary shares;
•	each of our directors and executive officers who beneficially own our ordinary shares; and
•	all directors and executive officers as a group.

Beneficial ownership includes voting or investment power with respect to the securities.  Except as indicated below, and subject to applicable community property laws, the persons named in the table have or share the voting and investment power with respect to all ordinary shares shown as beneficially owned by them.  The number of our ordinary shares used in calculating the percentage for each listed person includes any options exercisable by such person within 60 days after the date of this prospectus.  Percentage of beneficial ownership of each listed person prior to this offering is based on 25,000,000 ordinary shares outstanding immediately prior to this offering.  Percentage of beneficial ownership of each listed person after this offering is based on       ordinary shares outstanding immediately after completion of this offering, and further assuming that the underwriter does not exercise its over-allotment option. The underwriter may choose to exercise the over-allotment option in full, in part or not at all.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering (Excluding Exercise of Over-Allotment Option)
Executive Officers and Directors:	Number	Percent	Number	Percent
Jianshan Yao - Chairman of the Board of Director	21,196,875	84.79%
Chaotang Li - Director and Strategic Development Director	750,000	3.00%
Kaigang Cheng - Chief Executive Officer	—	-
Biyun Huang - Chief Financial Officer	—	-
Kam Por Cheng – Independent Director Appointee	—	-
Qinglong Li - Independent Director	—	-
Feng Liang - Independent Director	—	-
All directors and executive officers as a group (7 persons)	21,946,875	87.79%

5% or greater Shareholders:
Sunlight Blaze Holdings Limited(1)	21,250,000	85.00%

(1)	Sunlight Blaze, a British Virgin Island company, is controlled by Jianshan Yao, the Chairman of the Board of Directors, who owns 99.75% of its equity interests.

Unless otherwise indicated, the business address of each of the individuals is No.2089 East Hanhua Road, Guohuan Town, Hanjiang District, Putian, Fujian Province, People’s Republic of China, 351111.

As of the date of this prospectus, all 25,000,000 of our outstanding ordinary shares are held by 8 record holders, none of whom is in the United States.  None of our shareholders has informed us that it is affiliated with a registered broker, or is in the business of underwriting securities.

None of our existing shareholders currently has or, after this offering, will have different voting rights from other shareholders.  We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

For a description of significant changes in percentage ownership held by our major shareholders during the past three years, see “Description of Shares—History of Securities Issuances.”

RELATED PARTY TRANSACTIONS

As described in “Business – Our Corporate History Structure” above, we control Grand Farm China through contractual arrangements between Grand Farm WFOE, our PRC subsidiary, and Grand Farm China and its owners. Although current PRC regulations do not restrict or prohibit foreign investment in domestic companies engaging in grain processing business such as Grand Farm China, there is substantial uncertainty regarding the interpretation and application of such regulations.  To address such uncertainty, we operate our rice processing business in China through a series of contractual arrangements with Grand Farm China, Grand Farm WFOE and the two owners of Grand Farm China, including Jianshan Yao, our Chairman, thereby avoiding the applicability of those PRC regulations governing foreign investments in domestic enterprises.  For a description of these contractual arrangements, see “Corporate Structure — Contractual Arrangements with Grand Farm China and Its Equity Owners.”

On December 30, 2010, Grand Farm WFOE entered into an agreement with Grand Farm China and its two owners, pursuant to which Grand Farm WFOE authorized Grand Farm China to declare RMB 66,200,000 ($10,000,000), or 52% of its unappropriated earnings from its inception to December 31, 2009, as dividend for distribution to its two owners pro rata to their respective ownership interests.  Grand Farm China may not, however, declare or distribute the remaining 48% of its unappropriated earnings or its unappropriated earnings for 2010 and beyond.

Some of our officers and directors are also management members of Grand Farm China:

(1) Mr. Jianshan Yao, our Chairman, is also the founder and Chairman of Grand Farm China, and owns approximately 99.75% of equity interests of Grand Farm China, and 84.79% of our ordinary shares outstanding prior to the completion of this offering;

(2) Mr. Kaigang Cheng, our Chief Executive Officer, is also the Vice-General Manager of Grand Farm China; and

(3) Ms. Biyun Huang, our Chief Financial Officer, is also the Accounting Director of Grand Farm China.

Other Related Transactions

(a)	List of related parties is as follows:

Name of related parties	Relationship
Mr. Yao	The Founder and Chairman of the Company
Mr. Jianxin Yao	Brother of Mr. Yao
Ms. Suzhen Wang (“Ms. Wang”)	Wife of Mr. Yao
Panjin Jiahong Industrial Co., Ltd. (“Panjin Jiahong”)	Entity for whom Mr. Jianxin Yao acted as legal representative prior to September 13, 2010
Putian Kaili Trading Co., Ltd. (“Putian Kaili”)	Entity controlled by Ms. Wang and Mr. Jianxin Yao
Dawa Mingshi Food Trading Co., Ltd. (“Dawa Mingshi”)	Entity controlled by and for whom Mr. Jianxin Yao acted as legal representative prior to September 13, 2010

(b)	Amounts due from related parties as of December 31, 2008, 2009 and 2010 are as follows (amounts in thousands):

	Note	December 31, 2008	December 31, 2009	December 31, 2010

Panjin Jiahong	(i)	$10,942	$4,371	$-
Ms. Wang	(ii)	57	28	-
Putian Kaili	(iii)	-	1,114	-
		$10,999	$5,513	$-

Note (i):
The balances as of December 31, 2008 and 2009 represent advance payments to Panjin Jiahong for raw material purchases, which were unsecured, interest-free and repayable on demand. Since September 13, 2010, advance payments to Panjin Jiahong were re-classified as advances to suppliers.

Note (ii):	The balances as of December 31, 2008 and 2009 represent cash advances to Ms. Wang for expenses incurred for the Company, which were unsecured, interest-free and repayable on demand.

Note (iii):	The balance as of December 31, 2009 represent short-term loan made to Putian Kaili, which was unsecured, interest-free and matured within 3 months.

(c)	Amounts due to related parties as of December 31, 2008, 2009 and 2010 are as follow (amounts in thousands):

	Note	December 31, 2008	December 31, 2009	December 31, 2010

Mr. Yao	(iv)	$-	$-	$808

Note (iv):
The balance as of December 31, 2010 represent capital injection into Grand Farm WFOE and expenses incurred for the year paid by Mr. Yao on behalf of the Company, which was unsecured, interest-free and repayable on demand.

(d)	Transactions with related parties for the years ended December 31, 2008, 2009 and 2010 are as follows (amounts in thousands):

	Note	Year ended December 31,
		2008	2009	2010

Purchases from Panjin Jiahong	(v)	$10,756	$4,368	$4,489

Loans to
Putian Kaili	(vi)	-	3,250	812
Ms. Wang	(viii)	-	-	3,821

Loans from
Putian Kaili	(vi)	-	6,459	9,431
Dawa Mingshi	(vii)	-	-	7,282
Ms. Wang	(viii)	-	-	150

Maximum yearly balances of bank loans secured by related parties	(ix)	$10,235	$16,661	$16,199

Note (v):	Since September 13, 2010, purchases from Panjin Jiahong were not regarded as related-party transactions.

Note (vi):	The Company and Putian Kaili made loans to and from each other. The loans were unsecured, interest-free and repayable within 3 months.

Note (vii):	Dawa Mingshi made loans to the Company. The loans were unsecured, interest-free and repayable within 3 months.

Note (viii):	The Company and Ms. Wang made loans to and from each other. The loans were unsecured, interest-free and repayable within 3 months.

Note (ix):
Mr. Yao and Mr. Jianxin Yao provided guarantees for certain unsecured short-term and long-term bank loans of the Company for the years ended December 31, 2008, 2009 and 2010. Ms. Wang provided guarantees and Panjin Jiahong pledged its assets, for certain unsecured short-term and long-term bank loans of the Company for the years ended December 2008 and 2009. The maximum balances of these loans in the aggregate were $10,235, $16,661 and $16,199 for the years ended December 31, 2008, 2009 and 2010 respectively.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material rights of the holders of our ordinary shares. These rights are set out in our memorandum and articles of association or are provided by applicable Cayman Islands law, and may differ from those typically provided to shareholders of U.S. companies under the corporation laws of some states of the United States.  For more complete information, you should read our memorandum and articles of association, which are attached as an exhibit to the registration statement filed by us on Form F-1 (of which this prospectus forms a part).  For information on how to obtain a copy of our memorandum and articles of association, see “Where You Can Find Additional Information.”

General

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Law (2010 Revision) of the Cayman Islands, which is referred to below as the Companies Law.

We are authorized to issue 100,000,000 ordinary shares, par value $0.002.  As of the date of this registration statement, 25,000,000 ordinary shares are issued and outstanding, held by 8 holders of record.  All of our outstanding ordinary shares are fully paid and non-assessable.  Certificates representing the ordinary shares are issued in registered form and are evidenced by share certificates issued to each of the 8 shareholders.  Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.  The Company does not have the power to issue bearer shares and ordinary shares will be non-negotiable.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors out of profits or other reserves lawfully available for distribution to shareholders under the Companies Law and the laws of the Cayman Islands.

Voting Rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote.  Each holder is entitled to have one vote for each share registered in his name on the register of members.  A shareholder may participate at any meeting of shareholders either in person or by proxy.  Voting at any meeting of shareholders is by show of hands unless a poll is demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.

A quorum is required for a meeting of shareholders.  Shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative constitutes a quorum.  Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in the aggregate at least ten percent of our ordinary shares.  At least seven days advanced notice is required prior to convening our annual general meeting and other shareholders meetings.

An ordinary resolution of the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting to pass.  A special resolution requires the affirmative vote of not less than two-thirds of the votes cast attaching to the ordinary shares to pass.

Register of Members

The Companies Law provides that the register of members is prima facie evidence of the matters stated therein and a person will not acquire the rights of a shareholder until his or her or its name is entered in the register of members.  Holders of our ADSs will not have their names entered into our register of members as holders of share capital of the Company.  Instead, the ordinary shares underlying our ADSs will be registered in our register of members under the name of the depositary, as the holder of such ordinary shares.

Transfer of Ordinary Shares

Subject to the restrictions of our memorandum and articles of association, as set out in the following paragraph, any of our shareholders may transfer all or any of such shareholder’s ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board executed by or on behalf of the transferor and the transferee.

Our directors may, in their absolute discretion and without giving any reason, decline to register any transfer of any ordinary share to a person of whom our directors do not approve.  Our directors may also decline to register any transfer of any ordinary share unless the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged with us, send notice of such refusal to the transferee.

Our directors may also suspend the registration of transfers during the 14 days immediately preceding the annual general meeting in each year.

Liquidation

On a return of capital in connection with the winding up of the company or otherwise (other than in connection with conversion, redemption or purchase of ordinary shares), assets available for distribution to the holders of ordinary shares shall be distributed among them on a pro rata basis.  If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time call upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment.  Ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law, we may as authorized by our memorandum and articles of association to be adopted upon the completion of this offering:

•
issue ordinary shares that are to be redeemed or are liable to be redeemed at our option or at the option of the shareholders, on such terms and in such manner as we may, before the issue of such ordinary shares, determine;

•	purchase our own ordinary shares (including any redeemable shares) on such terms and in such manner as we may determine and agree with our shareholders; and
•
make a payment in respect of the redemption or purchase of our own ordinary shares in any manner authorized by the Companies Law, including out of our capital, profits or the proceeds of a fresh issue of ordinary shares.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, to the extent consistent with the provisions of the Companies Law, be varied either with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of the holders of the issued shares of that class at a separate general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records, save for a copy of our Memorandum and Articles of Association. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital

We may from time to time by ordinary resolutions, and in accordance with the provisions of the Companies Law:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
•	convert all or any of our paid up shares into shares and reconvert those shares into paid up shares of any denomination;
•	sub-divide our existing shares, or any of them into shares of a smaller amount that is fixed by the memorandum and articles of association; and
•
cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Shares

Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

Exempted Company

We are an exempted company with limited liability under the Companies Law.  The Companies Law distinguishes between ordinary resident companies and exempted companies.  Any company that is registered in the Cayman Islands but conducts business outside of the Cayman Islands (other than incidental business) may apply to be registered as an exempted company.  The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•	an exempted company’s register of members is not open to inspection;
•	an exempted company does not have to hold an annual general meeting;
•	an exempted company may issue negotiable or bearer shares or shares with no par value;
•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	an exempted company may register as a limited duration company; and
•	an exempted company may register as a segregated portfolio company.

We believe that the differences with respect to our being a Cayman Islands exempted company as opposed to a Delaware corporation do not pose additional material risks to investors, other than the risks described under “Risk Factors — Risks Related to Our ADSs.”

Differences in Corporate Law

The Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the surviving entity is a Cayman Islands company.  For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.  In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (i) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (ii) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class.  The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.  Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions.  Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose.  The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.  While a dissenting shareholder has the right to express to the court the view that the transaction ought not be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question; and
•	the arrangement is such that a businessman would reasonably approve.

If the arrangement and reconstruction is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

In addition, there are further statutory provisions to the effect that, when a take-over offer is made and accepted by holders of 90.0% of the shares (within four months after the making of the offer), the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer.  An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court.  Derivative actions are available in the Cayman Islands and have been permitted by the Cayman Islands court.  In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder.  However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;
•	the act complained of, although not ultra vires, could be duly effected only if authorized by a special or ordinary resolution that has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as a provision purporting to provide indemnification against actual fraud, willful default, or the consequences of committing a crime.  Our memorandum and articles of association provides that members of our board of directors and officers acting in relation to the affairs of the company shall, in the absence of actual fraud or willful neglect or default, be indemnified by the company against all losses, damages, expenses, including traveling expenses, which any such director or officer may incur or become liable by reason of any contract enterer into, or any act or thing done by him as such director or officer or in any way in or about the execution of his or her duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the shareholders over all other claims.  In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in Our Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders.  This duty has two components: the duty of care and the duty of loyalty.  The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.  Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.  The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation.  He must not use his corporate position for personal gain or advantage.  This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.  In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.  However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.  Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and, therefore, he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party (unless that conflict is properly disclosed to the board of directors prior to a vote being taken, in which case the conflicted director may vote in accordance with the company’s Memorandum and Articles of Association).  A director of a Cayman Islands company owes to the company a duty to act with skill and care.  These duties have been previously defined as a requirement to act as a reasonably diligent person having both: (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and (b) the general knowledge, skill and experience which that particular director has. However, English and British Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation.  Cayman Islands law and our memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the shareholders at the annual meeting, provided that such shareholder complies with the notice provisions in the governing documents.  Under the laws of the Cayman Islands, a shareholder can only put a proposal before the shareholders at any meeting if it is set out in the notice calling the meeting.  There is no right to introduce new business at any meeting.  A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law and our memorandum and articles of association allow our shareholders holding not less than 10.0% of the paid up voting share capital of the Company to require the Company to call a shareholder’s meeting.  As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.  However, our memorandum and articles of association require us to call such meetings unless the shareholders by ordinary resolution determine that no annual general meeting is to be held in a particular year or years or indefinitely.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.  Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits a minority shareholder to cast all the votes to which such shareholder is entitled on a single director, which increases such shareholder’s voting power with respect to electing such director.  There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our memorandum and articles of association do not provide for cumulative voting.  As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.  Under our memorandum and articles of association, directors can be removed without cause, but only by the vote of holders of a simple majority of our shares, cast at a general meeting, or by the unanimous written resolution of all shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or has owned 15.0% or more of the target’s outstanding voting shares within the past three years.  This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally.  The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder.  This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute.  As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute.  However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation.  Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares.  Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.  Under the Companies Law of the Cayman Islands and our memorandum and articles of association, our company may be, liquidated or wound up and subsequently dissolved by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders or by an ordinary resolution on the basis that we are unable to pay our debts as they fall due.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.  Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a separate class meeting of holders of three-fourths of the shares of such class or unanimous written resolution of all shareholders of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.  As permitted by Cayman Islands law, except for certain amendments to the capital structure not affecting a shareholder’s economic rights, our memorandum and articles of association may only be amended with a special resolution at a meeting or the unanimous written resolution of all voting shareholders. In the case of amendments to the memorandum of association not affecting a shareholders’ economic rights these may be passed by a simple majority at a meeting or the unanimous written resolution of all voting shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.  In addition, there are no provisions in our restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances since our inception in June 2010.

Grand Farm Cayman was incorporated in the Cayman Islands on June 30, 2010.  Our authorized share capital was initially set at $50,000, consisting of 50,000 ordinary shares with a par value of $1.00 per share.  Of these total number of shares, 42,500 shares were issued to Sunlight Blaze Holdings Limited for which Jiansan Yao, our Chairman of the Board of Director, is the controlling shareholder; 1,500 shares were issued to Mascot Sun Limited for which Chaotang Li, our Strategic Development Director as well as a director on our board, is the sole shareholder; and the remaining 6,000 shares were issued to six other shareholders, none of whom are employed by us.

Pursuant to a board resolution and a shareholders’ resolution dated October 1, 2010, we carried out a 500-for-1 forward share split and an increase in authorized capital to $200,000 consisting of 100,000,000 ordinary shares having a par value of $0.002 per share. As a result, the number of authorized shares increased from 50,000 to 100,000,000 with par value changing from $1 per share to $0.002 per share, and the number of issued and outstanding shares changed from 50,000 shares with a par value of $1 per share to 25,000,000 shares with a par value of $0.002 per share.

At the time of the issuances of these securities, Grand Farm Cayman was not a reporting company in the United States.  The offer and sale of these securities was to non-US persons outside of the United States, therefore, these securities were exempt from registration.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs.  Each ADS will represent ownership of       ordinary shares deposited with the office in Hong Kong of Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary.  Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary.  The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA.  The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights.  Cayman Islands law governs shareholder rights.  The depositary will be the holder of the ordinary shares underlying your ADSs.  As a holder of ADSs, you will have ADS holder rights.  A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary.  The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of American depositary receipt.  For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American depositary receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution.  If you hold ADSs directly, you are an ADS holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses.  You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

•
Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States.  If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so.  It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid, and such funds will be held in a segregated account.  It will not invest the foreign currency, and it will not be liable for any interest.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted.  It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.  If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares.  The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law.  The depositary will only distribute whole ADSs.  It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash.  If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares.  The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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Elective Distributions in Cash or Shares.  If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs.  We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so.  The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs.  In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution.  The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs.  There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares.  If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you.  We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so.  If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash.  The depositary will allow rights that are not distributed or sold to lapse.  In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf.  The depositary will then deposit the shares and deliver ADSs to you.  It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights.  For example, you may not be able to trade these ADSs freely in the United States.  In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical.  If it cannot make the distribution in that way, the depositary has a choice:  it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.  However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.  The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders.  We have no obligation to register ADSs, shares, rights or other securities under the Securities Act.  We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders.  This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 12 months after the date of this prospectus.  The 12-month lock-up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sale — Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian.  Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs.  The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs.  Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs.  Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares.  However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you.  The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us.  For instructions to be valid, the depositary must receive them on or before the date specified.  The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct.  The depositary will only vote or attempt to vote as you instruct.  If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities.  However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs.  In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon more than       business days in advance of the meeting date.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service		Fees

●	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to US$0.05 per ADS issued

●	Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

●	Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held

●	Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights.	Up to US$0.05 per ADS held

●	Distribution of securities other than ADSs or rights to purchase additional ADSs	A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs

●	Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

●	Transfer of ADRs	U.S. $1.50 per certificate presented for transfer

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.
•	Expenses for cable, telex and fax transmissions and for delivery of securities.
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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.
•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.
•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.  Non-payment of fees and expenses with respect to ADSs generally does not result in forfeiture of the ADSs or the ordinary shares represented by such ADSs, although the depositary bank may, under the terms of the deposit agreement, sell the ordinary shares to satisfy tax claims.

Deutsche Bank Trust Company Americas, as depositary, has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses.  There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors.  Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs.  Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs.  The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid.  It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency.  If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes.  You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received.  It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment.  At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination.  The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days.  In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges.  Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale.  After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs.  It will not invest the money and has no liability for interest.  The depositary’s only obligations will be to account for the money and other cash.  After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office.  You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary.  It also limits our liability and the liability of the depositary.  We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•
are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•
disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting  ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

•
disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

           The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs,  ordinary shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•
when temporary delays arise because:  (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares.  This is called a pre-release of the ADSs.  The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out).  A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary.  The depositary may receive ADSs instead of ordinary shares to close out a pre-release.  The depositary may pre-release ADSs only under the following conditions:  (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice.  Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate.  In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC.  DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.  Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code).  In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have       ADSs outstanding representing approximately           % of our issued and outstanding ordinary shares, assuming no exercise of the underwriter’s over-allotment option.  All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.  Sales or perceived sales of substantial amounts of additional ADSs in the public market after this offering could adversely affect prevailing market prices of our ADSs.  Prior to this offering, there has been no public market for our ADSs or ordinary shares anywhere, and while we have submitted an application for our ADSs to be listed on the NASDAQ Capital Market, we cannot assure you that our application will be approved or that a regular trading market will develop or be sustained in our ADSs after this offering.  We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Ordinary shares purchased by one of our “affiliates” may not be resold in the United States, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 of the Securities Act described below.  All of the ordinary shares held by existing shareholders are “restricted securities,” as that term is defined in Rule 144 of the Securities Act, as are the ADSs issued from exercise of the underwriter’s warrants after this prospectus is no longer effective.  These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 of the Securities Act. These rules are described below.

Lock-up Agreements

Our directors and officers have agreed that, for a period of 12 months from the closing of this offering, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the underwriter, including for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us.  A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell (upon expiration of the lock-up agreements described above as applicable) a number of shares that does not exceed the greater of:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately shares immediately after this offering; and
•
the average weekly trading volume of our ordinary shares, in the form of ADSs or otherwise, on the exchange on which we are listed at the time during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases ordinary shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.  Securities issued in reliance on Rule 701 are restricted securities and beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

As described in “Underwriting – Underwriter’s Warrants” below, our underwriter (or its designated affiliates) will have warrants to purchase ADSs upon the closing of this offering, which are exercisable 6 months after the closing of this offering until five years from the effective date of the registration statement of which this prospectus forms a part.  During that time, holders of the warrants will be entitled to request that we register their ADSs under the Securities Act.

TAXATION

The following summaries set forth the material Cayman Islands, PRC and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ADSs or ordinary shares covered by this prospectus, based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.  The summaries do not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, PRC and the United States.  As used in this discussion, references to “we,” “our” or “us” refer only to Grand Farm Inc.  To the extent that the discussion in any summary constitutes statements of Cayman Islands tax law or legal conclusions with respect thereto, it represents the opinion of Forbes Hare, our Cayman Islands counsel.  To the extent that the discussion in any summary constitutes statements of PRC tax law or legal conclusions with respect thereto, it represents the opinion of B&D Law Firm, our PRC counsel.  To the extent that the discussion in any summary constitutes statements of U.S. federal income tax law or legal conclusions with respect thereto, it represents the opinion of LKP Global Law, LLP, our U.S. counsel.

Cayman Islands Taxation

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon us or holders of our ADSs or ordinary shares.  The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to or by us.

We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our ADS or ordinary shares, or on our debentures or other obligations or (ii) by way of withholding in whole or in part on a payment of a dividend or other distribution of income or capital by us to holders of our ADSs or ordinary shares or a payment of principal or interest or other sums due under our debentures or other obligations.

PRC Taxation

The following is a summary of the material PRC tax consequences of the acquisition, ownership and disposition of our ADSs or ordinary shares.  You should consult with your own tax adviser regarding the PRC tax consequences of the acquisition, ownership and disposition of our ADSs or ordinary shares in your particular circumstances.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC, or the EIT Law, which became effective on January 1, 2008.  Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.”  Pursuant to the EIT Law and its implementing rules, enterprises established outside the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on their worldwide taxable income.  According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation, or the SAT, issued the Notice on the Issues Regarding Recognition of Overseas Incorporated Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, or Circular 82, which was retroactively effective as of January 1, 2008.  This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and shareholder meetings, etc., are maintained in the PRC; and (iv) 50% or more of the board members with voting rights or senior management habitually reside in the PRC.  Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals or foreigners, like our company, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.  If the PRC tax authorities determine that we are a “resident enterprise,” we may be subject to enterprise income tax at a rate of 25% on our worldwide income.  This may have an impact on our effective tax rate, and may result in a material adverse effect on our net income and results of operations.  In addition, as discussed below, dividends paid by us to our investors that are not tax residents of the PRC, or non-resident investors, as well as gains realized by such investors from the sale or transfer of our ADSs or ordinary shares may be subject to a PRC tax, and we may be required to withhold PRC tax on dividends paid to our non-resident investors.

Dividends from Grand Farm WFOE

If Grand Farm HK is not treated as a resident enterprise under the EIT Law, then dividends that Grand Farm HK receives from Grand Farm WFOE may be subject to PRC withholding tax.  The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% normally will be applicable to “non-resident enterprises” that (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has an actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10% will normally be applicable to dividends payable to non-resident enterprises that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions on a case-by-case basis.  Grand Farm HK is a holding company and substantially all of its income may be derived from dividends.  Thus, if Grand Farm HK is considered a “non-resident enterprise” under the EIT Law and the dividends paid to Grand Farm HK are considered income sourced within the PRC, such dividends received should be subject to PRC withholding tax as described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdiction in which the non-resident enterprise resides may reduce such income or withholding tax, with respect to such non-resident enterprise. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income, or the PRC-Hong Kong Tax Treaty, and relevant circulars issued by the SAT, if the Hong Kong resident enterprise that is not deemed to be a conduit by the PRC tax authorities owns more than 25% of the equity interests in a PRC resident enterprise, the 10% PRC withholding tax on the dividends the Hong Kong resident enterprise receives from the PRC resident enterprise is reduced to 5%.

We are a Cayman Islands holding company, and we have a subsidiary in Hong Kong (Grand Farm HK), which in turns owns a 100% equity interest in Grand Farm WFOE, a PRC company. As a result, if Grand Farm HK were treated as a “non-resident enterprise” under the EIT Law, then dividends that Grand Farm HK receives from Grand Farm WFOE (assuming such dividends were considered sourced within the PRC) (i) should be subject to a 5% PRC withholding tax, if the PRC-Hong Kong Tax Treaty were applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem Grand Farm HK to be a conduit not entitled to treaty benefits), should be subject to a 10% PRC withholding tax.  Similarly, if we were treated as a “non-resident enterprise” under the EIT Law, and Grand Farm HK were treated as a “resident enterprise” under the EIT Law, then dividends that we receive from Grand Farm HK (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax.  Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to investors in our ADSs or ordinary shares.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Grand Farm HK.  As indicated above, however, neither Grand Farm WFOE nor Grand Farm HK is expected to pay any dividends in the near future. Grand Farm WFOE and Grand Farm HK will make any necessary tax withholding if, in the future, Grand Farm WFOE or Grand Farm HK were to pay any dividends and Grand Farm WFOE or Grand Farm HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that Grand Farm HK is or we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our ADSs or Ordinary Shares

If we are determined to be a resident enterprise under the EIT Law and dividends payable to (or gains realized by) our investors that are not tax residents of the PRC, or non-resident investors, are treated as income derived from sources within the PRC, then the dividends that the non-resident investors receive from us and any such gain derived by such investors on the sale or transfer of our ADSs or ordinary shares should be subject to income tax under the PRC tax laws.  As indicated below, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of gains that non-resident investors may realize from the sale or transfer of our ADSs or ordinary shares (regardless of whether such gains would be regarded as income from sources within the PRC), but we would have an obligation to withhold PRC income tax at the applicable rate described below (subject to reduction by applicable tax treaties) on dividends that non-resident investors receive from us if such dividends are regarded as income derived from sources within the PRC.

Under the EIT Law and its implementing rules, PRC withholding tax at the rate of 10% is applicable to dividends payable to non-resident investors that are enterprises (but not individuals) and that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends are deemed to be sourced within the PRC.  Similarly, any gain realized on the transfer of our ADSs or ordinary shares by such investors also is subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

Under the PRC Individual Income Tax Law and its implementing rules, a potential 20% PRC withholding tax may be applicable to dividends payable to non-resident investors who are individuals and who (i) are not domiciled in the PRC and do not reside in the PRC or (ii) are not domiciled in the PRC and have resided in the PRC for less than one year, to the extent that such dividends are deemed to be sourced within the PRC.  Similarly, any gain realized on the transfer of our ADSs or ordinary shares by such investors may be subject to a 20% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors in respect to our ADSs or ordinary shares, or the gain non-resident investors may realize from the sale or transfer of our ADSs or ordinary shares, may be treated as PRC-sourced income and, as a result, may be subject to PRC income tax.  In such event, we should be required to withhold the applicable PRC income tax on any dividends paid to non-resident investors.  In addition, non-resident investors in our ADSs or ordinary shares should be responsible for paying the applicable PRC income tax on any gain realized from the sale or transfer of our ADSs or ordinary shares if such non-resident investors and the gain satisfy the requirements under the PRC tax laws.  However, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our ADSs or ordinary shares.

If we were to pay any dividends in the future, and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the PRC tax laws, we will make any necessary tax withholding on dividends payable to our non-resident investors.  If non-resident investors as described under the PRC tax laws (including U.S. investors) realize any gain from the sale or transfer of our ADSs or ordinary shares, and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying the applicable PRC income tax on the gain from the sale or transfer of our ADSs or ordinary shares.  As indicated above, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our ADSs or ordinary shares.

On December 10, 2009, the SAT released Circular Guoshuihan No. 698, or Circular 698, that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles.  Circular 698 is retroactively effective from January 1, 2008.  Circular 698 addresses indirect equity transfers as well as other issues.  The term “equity transfer income” as used in this circular refers to the income obtained from the transfer of equity of a PRC resident enterprise by a non-resident enterprise (excluding the shares of the PRC resident enterprises bought and sold in the public securities market). According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authorities in charge of that PRC resident enterprise with certain relevant information within 30 days from the date of the execution of the equity transfer agreement.  The PRC tax authorities in charge will evaluate the offshore transaction for tax purposes.  In the event that the PRC tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form.  If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer.  As the offering of our ADSs is a public offering, Circular 698 should not be applicable.  At the same time, however, because Circular 698 has a short history, there is uncertainty as to its application.  We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

Penalties for Failure to Pay Applicable PRC Income Tax

A non-resident investor in us may be responsible for paying PRC income tax on any gain realized from the sale or transfer of our ADSs or ordinary shares, if such non-resident investor and the gain satisfy the requirements under the PRC tax laws, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law, or the Tax Administration Law, and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-Resident Enterprises, or the Administration Measures, and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of our ADSs or ordinary shares, is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor should be subject to certain fines, penalties or punishments, including without limitation: (1) if the non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent PRC tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if the non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins) and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if the non-resident investor fails to file a tax return and to pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income receivable by the non-resident investor in the PRC from other payers, or the Other Payers, who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and overdue fines imposed on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if the non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or the surcharge for the overdue tax payment, and cannot provide a guarantee to the PRC tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ADSs or ordinary shares.  The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our ADSs or ordinary shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our ADSs or ordinary shares that is described above is referred to herein as a “U.S. Holder.”  If a beneficial owner of our ADSs or ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass- through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.”  The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, or the Code, as amended, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect.  These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances.  In particular, this discussion considers only holders that purchase ADSs pursuant to this offering and own and hold our ADSs or ordinary shares as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long term residents of the United States;
•	persons that actually or constructively own 5% or more of our voting shares (including as a result of ownership of our ADSs);
•	persons that acquired our ADSs or ordinary shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	persons that hold our ADSs or ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms.  This discussion also assumes that ADSs will represent only ordinary shares in us and will not represent cash or any other type of property.  For U.S. federal income tax purposes, a holder of ADSs will be treated as the beneficial owner of the underlying ordinary shares represented by such ADSs.  Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming, by U.S. Holders of ADSs, of foreign tax credits for U.S. federal income tax purposes. Such actions also would be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders, as described below.  Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by certain non-corporate U.S. Holders could be affected by actions that may be taken by parties to whom ADSs are pre-released, or by future actions of the U.S. Treasury Department.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our ADSs or ordinary shares.  This discussion also does not address the tax treatment of any fees or expenses that may be payable by an ADS holder pursuant to the depositary agreement.  Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ADSs or ordinary shares through such entities.  If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our ADSs or ordinary shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.  This discussion also assumes that any distribution made (or deemed made) in respect of our ADSs or ordinary shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of our ADSs or ordinary shares will be in U.S. dollars.

We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein.  The IRS may disagree with the description herein, and its determination may be upheld by a court.  Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES.  IT IS NOT TAX ADVICE.  EACH PROSPECTIVE INVESTOR IN OUR ADSs OR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR IN RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Cash Distributions Paid on ADSs or Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ADSs or ordinary shares.  A cash distribution on our ADSs or ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), although we do not intend to calculate such earnings and profits.  Such dividend generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.  The portion of such distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our ADSs or ordinary shares.  Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ADSs or ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2013, cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “ — Taxation on the Disposition of ADSs or Ordinary Shares” below) provided that (a) our ADSs or ordinary shares are readily tradable on an established securities market in the United States or in the event we are deemed to be a PRC “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the U.S.-PRC Tax Treaty, (b) we are not a PFIC, as discussed below, for either the taxable year in which such dividend was paid or the preceding taxable year, and (c) you have held our ADSs or ordinary shares for more than 60 days during the 121-day period that begins 60 days before the first date following the declaration of a dividend on which the purchaser of our ADSs or ordinary shares is not entitled to receive the next dividend payment.  Therefore, if our ADSs or ordinary shares are not readily tradable on an established securities market and if we are not eligible for benefits under the U.S.-PRC Tax Treaty, then such cash dividends paid by us to non-corporate U.S. Holders will not be subject to U.S. federal income tax at the lower regular long term capital gains tax rate.  Under published IRS authority, shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the NASDAQ Capital Market.  Although we have applied to have our ADSs listed on the NASDAQ Capital Market, we cannot guarantee that our application will be approved.  U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid in respect to our ADSs or ordinary shares.  For taxable years beginning on or after January 1, 2013, the regular U.S. federal income tax rate applicable to such dividends currently is scheduled to return to the regular U.S. federal income tax rate generally applicable to ordinary income.

Any such cash dividends generally will constitute foreign source income for U.S. foreign tax credit limitation purposes and generally will constitute “passive category income,” but could, in the case of certain U.S. Holders, constitute “general category income.”  If a PRC income tax applies to any cash dividends paid to a U.S. Holder on our ADSs or ordinary shares, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations).  In addition, if such PRC tax applies to any such dividends, an individual U.S. Holder should be entitled to a reduced rate of withholding under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. Under the U.S.-PRC Tax Treaty, a U.S. Holder is considered a resident of the United States if, by reason of his or her or its domicile, residence, place of head office, place of incorporation or any other criterion of a similar nature, such  U.S. Holder is liable for tax in the United States.  U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of ADSs or Ordinary Shares

Upon a sale or other taxable disposition of our ADSs or ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 15% for taxable years beginning before January 1, 2013 (but currently scheduled to increase to 20% for taxable years beginning on or after January 1, 2013).  Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the ADSs or ordinary shares exceeds one year.  The deductibility of capital losses is subject to various limitations.  Subject to the U.S.-PRC Tax Treaty, any such gain or loss generally will be U.S. source income or loss for U.S. foreign tax credit limitation purposes.

If a PRC income tax applies to any gain from the disposition of our ADSs or ordinary shares by a U.S. Holder, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such gain, such U.S. Holder should be entitled to treat such gain as PRC source under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty.  Under the U.S.-PRC Tax Treaty, a U.S. Holder is considered a resident of the United States if, by reason of his or her or its domicile, residence, place of head office, place of incorporation or any other criterion of a similar nature, such  U.S. Holder is liable for tax in the United States.  U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.  Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries and our current plans of operation, we do not expect to be treated as a PFIC for the current taxable year or in the near future.  However, our actual PFIC status for our current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year.  Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ADSs or ordinary shares, and such U.S. Holder did not make either a timely qualified electing fund, or QEF, election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our ADSs or ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules in respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ADSs or ordinary shares; and
•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ADSs or ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ADSs or ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ADSs or ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends.  A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us.  Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election.  However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election in respect to our ADSs or ordinary shares, and the special tax and interest charge rules do not apply to such ADSs or ordinary shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such ADSs or ordinary shares or a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of such ADSs or ordinary shares generally will be taxable as capital gain and no interest charge will be imposed.  As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed.  In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to such U.S. Holders.  The adjusted tax basis of a U.S. Holder’s ADSs or ordinary shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules.  Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning ADSs or ordinary shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held our ADSs or ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years.  A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ADSs or ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such ADSs or ordinary shares.  In addition, such U.S. Holder will not be subject to the QEF inclusion regime in respect to such ADSs or ordinary shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our ADSs or ordinary shares, the PFIC rules discussed above will continue to apply to such ADSs or ordinary shares unless the holder makes a “purging election” with respect to such ADSs or ordinary shares.  A purging election generally creates a deemed sale of such ADSs or ordinary shares at their fair market value.  The gain recognized by the purging election generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted tax basis in its ADSs or ordinary shares by the gain recognized and will also have a new holding period in its ADSs or ordinary shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ADSs or ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election in respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our ADSs or ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ADSs or ordinary shares.  Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ADSs or ordinary shares at the end of its taxable year over the adjusted tax basis in its ADSs or ordinary shares.  The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ADSs or ordinary shares over the fair market value of its ADSs or ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).  The U.S. Holder’s adjusted tax basis in its ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ADSs or ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value.  Although we have applied to list our ADSs on the NASDAQ Capital Market, we cannot guarantee that our application will be approved.  U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ADSs or ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our ADSs or ordinary shares should be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC.  Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election in respect to the lower-tier PFIC.  However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or that we will be able to cause the lower-tier PFIC to provide the required information.  A mark-to-market election would not be available in respect to such a lower-tier PFIC.  U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) ADSs or shares in a PFIC during any taxable year of the U.S. Holder, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made), and any other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ADSs or ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our ADSs or ordinary shares under their particular circumstances.

Additional Taxes After 2012

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, cash dividends on, and capital gains from the sale or other taxable disposition of, our ADSs or ordinary shares, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our ADSs or ordinary shares.

Non-U.S. Holders

Cash dividends paid to a Non-U.S. Holder in respect to our ADSs or ordinary shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our ADSs or ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other taxable disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to cash distributions made on our ADSs or ordinary shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our ADSs or ordinary shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker.  Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.  In addition, pursuant to recently enacted legislation, certain information concerning a U.S. Holder’s adjusted tax basis in its ADSs or ordinary share and adjustments to that tax basis and whether any gain or loss with respect to such ADSs or ordinary shares is long-term or short-term may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax, at a rate of 28% for taxable years beginning before January 1, 2013 (but currently scheduled to increase to 31% for taxable years beginning on or after January 1, 2013), generally will apply to dividends paid on our ADSs or ordinary shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our ADSs or ordinary shares by a U.S. Holder (other than an exempt recipient), in each case who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.  Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

UNDERWRITING

We are offering the ADSs described in this prospectus through Newbridge Securities Corporation.  Newbridge Securities Corporation is acting as sole manager of the offering.  We have entered into an underwriting agreement, dated as of      , 2011, with the underwriter, with respect to the ADSs being offered.  Subject to the terms of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase on a firm commitment basis shares in this offering, at the public offering price, less the underwriting discount as indicated in the following table.  Newbridge Securities Corporation’s address is 1451 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

Underwriter	Number of ADSs
Newbridge Securities Corporation
Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriter is committed to purchase all ADSs offered in this offering, other than those covered by the over-allotment option described below, if the underwriter purchases any of these securities.  The underwriting agreement provides that the obligations of the underwriter to purchase the ADSs offered hereby are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets.  The obligations of the underwriter may also be terminated upon the occurrence of other events specified in the underwriting agreement.  Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the ADSs, and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions of our counsel.

State Blue Sky Information

We intend to offer and sell our ADSs offered hereby to retail customers and institutional investors in all 50 states.  However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted.

Pricing of Securities

The underwriter has advised us that it proposes to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $      per share.  The underwriters may allow, and such dealers may reallow, a discount not in excess of $      per share from the initial public offering price to certain brokers and dealers.  After the public offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters.

Prior to this offering, there was no public market for the ADSs or ordinary shares in the United States.  The initial public offering price of our ADSs was determined by negotiation between us and the underwriters.  The principal factors considered in determining the public offering price of the ADSs included:

•	the information in this prospectus and otherwise available to the underwriter;
•	the history and the prospects for the industry in which we will compete;
•	the ability of our management;
•	the prospects for our future earnings;
•	the present state of our development and our current financial condition;
•	the general condition of the economy and the securities markets, both in the United States and China, at the time of this offering;
•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
•	other factors as were deemed relevant.

We cannot be sure that the initial public offering price will correspond to the price at which our ADSs will trade in the public market following this offering or that an active trading market for the ADSs will develop and continue after this offering.

Discounts and Commissions

The following table summarizes the compensation to be paid to the underwriter by us and the proceeds, before expenses, payable to us.  The information assumes either no exercise or full exercise by the underwriter of the over-allotment option.

Total
	Per ADS	Without Over-Allotment	With Over-Allotment
Public offering price
Underwriting discount(1)
Corporate finance fee (2)
Proceeds, before expenses, to us (3)

(1)           Represents an underwriting discount of 7%.

(2)           The corporate finance fee of 1% is not payable with respect to the ADSs sold upon exercise of the underwriter’s over-allotment option.  We have previously paid to the underwriter a $50,000 advance towards the corporate finance fee.

(3)           We estimate that the total expenses of this offering, excluding the underwriting discount and the corporate finance fee, will be approximately $      million.

Reimbursable Underwriter Expenses

We will reimburse the underwriter for all fees and expenses and disbursements in connection with the offering, including the fees associated with the filing of the offering materials with FINRA, all expenses associated with one or more “road show” marketing trips and the costs associated with I-Deal and Net Roadshow, up to a maximum of $120,000.

Over-Allotment Option to Purchase Additional Shares

We have granted the underwriter an option, exercisable for 45 days after the date of this prospectus, to purchase up to       additional ADSs solely to cover over-allotments, if any, at the same price as the initial ADSs offered.  If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds (before expenses) to us will be $     , $     , and $     , respectively.

Underwriter’s Warrants

In consideration of services provided, we have agreed to issue to the underwriter (or its designated affiliates) at the closing of this offering, warrants to purchase up to a total of       ADSs equal to 7% of the aggregate number of ADSs sold in this offering, including the over-allotment option.  The ADSs issuable upon exercise of the underwriter’s warrants are identical to those offered by this prospectus.  The underwriter’s warrants is exercisable at an exercise price equal to 150% of the initial offering price per ADS in this offering commencing six months after the closing date of this offering and expiring five years from the effective date of the registration statement of which this prospectus forms a part (the “Exercise Period”), and may be exercised on a cashless basis.  The underwriter’s warrants and the ADSs underlying the underwriter’s warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective disposition thereof by any person for a period of 6 months from the closing date of this offering except to members of the selling group and or their respective officers and partners.  We will set aside and at all times have available a sufficient number of ADSs to be issued upon exercise of the underwriter’s warrants.  Following the closing of this offering, we will not have any obligations to update this prospectus, including during the Exercise Period.  Thus, to enable the holders of the underwriter’s warrants, who will initially be the underwriter and/or its designated affiliates, to sell the underlying ADSs in the event of their exercise of the underwriter’s warrants, we have agreed to include in the underwriter’s warrants demand and “piggy back” registration rights for a period of 5 years after the effective date of the registration statement of which this prospectus forms a part with respect to the registration of such ADSs under the Securities Act.  We have further agreed to bear the fees and expenses attendant to one demand registration and an unlimited number of “piggy back” registrations during this 5-year period, and the holders will bear the fees and expenses attendant to one additional demand registration, except that in all cases underwriting commissions (if an underwriter is engaged in connection with the sales of their ADSs) will be paid for by the holders themselves from their sale proceeds pursuant to any such registration.  The exercise price and number of ADSs issuable upon exercise of the warrants may be adjusted in certain circumstances.  Thus, in the event of a stock dividend, the exercise price will be reduced so that the proportion of the number of ADSs issuable upon exercise to the number of ADSs outstanding immediately before and immediately after the dividend will remain the same.   In the event of a stock split, the number of ADSs issuable upon exercise will be adjusted in proportion to such stock split.

Lock-up Agreements

Our directors and officers have agreed that, for a period of 12 months from the closing of this offering, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the underwriter, including for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable.

The underwriter has no present intention to waive or shorten the lock-up period described herein.  The underwriter’s determination to release all or any portion of the shares subject to the lock-up agreements will depend on several factors including, but not limited to, the market price of our ADSs and the general condition of the securities markets.  However, the underwriter’s decision to shorten the lock-up period is arbitrary and may not be based on any specific parameters.

Stabilization

Until the distribution of the ADSs offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and to purchase our ADSs.  As an exception to these rules, the underwriter may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our ADSs.  The underwriter may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriter of ADSs in excess of the number of ADSs the underwriter is obligated to purchase, which creates a short position.  The short position may be either a covered short position or a naked short position.  In a covered short position, the number of ADSs over-allotted by the underwriter is not greater than the number of ADSs that it may purchase in the over-allotment option.  In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option.  The underwriters may close out any covered short position by either exercising its over-allotment option or purchasing ADSs in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions.  In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  If the underwriter sells more ADSs than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriter to reclaim a selling concession from a selected dealer when the ADSs originally sold by the selected dealer are purchased in a stabilizing covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs.  As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the prices of the ADSs.  These transactions may occur on the NASDAQ Capital Market, or on any other trading market.  If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Ordinary Shares

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States.  Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States.  In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the ordinary shares to certain institutions or accredited persons in the following countries:

Italy. This offering of our ordinary shares has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our ordinary shares or distribution of copies of this prospectus or any other document relating to our ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of our ordinary shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our ordinary shares in or out of the Federal Republic of Germany. Our ordinary shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our ordinary shares will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France. Our ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the ordinary shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the ordinary shares offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece. The prospectus has been submitted for approval by the SEC and not the Greek Capital Market Committee. All information contained in the prospectus is true and accurate. The offering of our ordinary shares does not constitute an initial public offer in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the entity to which it has been addressed to by the company and not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer of ordinary shares, which is being reviewed for approval only by the SEC, and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide on his/her own discretion whether to participate or not at this offering of ordinary shares.

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The ordinary shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the ordinary shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any ordinary shares offered by this prospectus to any person in the United Kingdom except in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended), or the FSMA; and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the ordinary shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Sweden. Neither this prospectus nor the ordinary shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the ordinary shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the ordinary shares will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. The underwriter may not offer, distribute, sell, transfer or deliver any of PCHL’s securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus. The underwriter has represented, warranted and agreed that: (i) it will not be providing from or within Cyprus any “Investment Services,” “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL, in relation to the ordinary shares, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. The underwriter has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the ordinary shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Israel. The ordinary shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or ISA. The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the ordinary shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ordinary shares being offered. Any resale, directly or indirectly, to the public of the ordinary shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman. For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman, or Oman, as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or CMA. Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriter is neither company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriter does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates. This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Our management and the underwriter represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC, and our ordinary shares may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the ordinary shares to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong. The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the ordinary shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Cayman Islands.  This prospectus does not constitute a public offering of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands.

Japan.  The ordinary shares have not been and will not be registered under the Securities and Exchange Law of Japan.  The underwriters have not offered or sold, and may not offer or sell, directly or indirectly, any ordinary shares in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except:

•	pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan; and
•	in compliance with the other relevant laws and regulations of Japan.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of the ordinary shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of ordinary shares are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ordinary shares.

Representations of Purchasers

By purchasing ordinary shares in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under those securities laws;
•	where required by law, that the purchaser is purchasing as principal and not as agent;
•	the purchaser has reviewed the text above under Resale Restrictions; and
•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the ordinary shares to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ordinary shares, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ordinary shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ordinary shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the ordinary shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ordinary shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us for those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts and commissions, which we will be required to pay:

SEC registration fee		$3,483.00
FINRA filing fee		4,490.00
NASDAQ listing fee
Legal fees and expenses
Accounting fees and expenses		480,000.00
Printing fees
Other fees and expenses

Total	$

All amounts are estimated, except the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee.

LEGAL MATTERS

The validity of the ordinary shares and other legal matters in connection with this offering with respect to Cayman Islands law will be passed upon for us by Forbes Hare.  LKP Global Law, LLP acted as U.S. counsel for us in connection with this offering.  Loeb & Loeb LLP has acted as counsel to the underwriter in this offering. Legal matters as to PRC law will be passed upon for us by B&D Law Firm and for the underwriter by Han Kun Law Offices.  LKP Global Law, LLP may rely upon Forbes Hare with respect to matters governed by Cayman Islands law and B&D Law Firm with respect to matters governed by PRC law.  Loeb & Loeb LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2008, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 included in this prospectus and in the registration statement of which this prospectus is a part of have been so included in reliance on the report of BDO Limited, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting..

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to our ordinary shares offered by this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement.  For further information about us and about the ordinary shares, you should refer to our registration statement and its exhibits.  This prospectus summarizes the content of contracts and other documents to which we refer you.  Since this prospectus may not contain all of the information that is important to you, you should review the full text of these documents.  We have included copies of these documents as exhibits to our registration statement.  These documents are available for inspection at our principal executive offices during normal business hours at No. 2089 East Hanhua Road, Guohuan Town, Hanjiang District, Putian, Fujian Province, PRC 351111.  In addition, you may read and copy these, and any other documents that we file with the SEC, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.  The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as us, who file electronically with the SEC.  The address of that website is http://www.sec.gov.

Upon the completion of this offering, we will become subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers and will file reports, including annual reports on Form 20-F, and other information with the SEC.  As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares.  However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders meeting and other reports and communications that are made generally available to our shareholders.  The depositary will make such notices, reports and communications available to holders of ADSs and will mail the information contained in any notice of a shareholders meeting received by the depositary from us to all record holders of ADSs.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

GRAND FARM INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Grand Farm Inc.

We have audited the accompanying consolidated balance sheets of Grand Farm Inc. (“Grand Farm”), its subsidiaries and variable interest entity (collectively the “Company”) as of December 31, 2009 and 2010, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2009 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with the accounting principles generally accepted in the United States of America.

/s/ BDO Limited

Hong Kong, April 7, 2011

GRAND FARM INC.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and share data)

	December 31,
	2009	2010
ASSETS

Current assets
Cash and cash equivalents	$3,727	$7,063
Accounts receivable, less allowances for doubtful amounts of $Nil as of December 31, 2009 and 2010	6,519	8,565
Advances to suppliers (note 4)	4,366	18,126
Inventories (note 5)	17,083	8,914
Prepaid expenses and other current assets (note 6)	798	1,012
Amounts due from related parties (note 3)	5,513	-

Total current assets	38,006	43,680

Land use rights, net (note 7)	429	434
Property, plant and equipment, net (note 8)	5,701	9,901
Deferred income tax assets (note 11)	39	70

Total assets	$44,175	$54,085

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term borrowings (note 9)	$14,655	$16,199
Bills payable	1,983	3,034
Accounts payable	484	178
Deferred revenues	7	8
Other payables and accrued expenses (note 10)	160	775
Amount due to a related party (note 3)	-	808
Value added and other taxes payable	21	835

Total current liabilities	17,310	21,837

Long-term borrowings (note 9)	224	232
Deferred revenues	89	84

Total liabilities	17,623	22,153

Commitments and contingencies (note 16)	-	-

Shareholders’ equity
Ordinary shares, $0.002 par value - 100,000,000 shares authorized, 25,000,000 shares issued and outstanding (note 13)	50	50
Additional paid-in capital	4,967	5,017
Statutory reserves (note 14)	1,976	2,901
Retained earnings	18,146	21,316
Accumulated other comprehensive income	1,413	2,648

Total shareholders’ equity	26,552	31,932

Total liabilities and shareholders’ equity	$44,175	$54,085

The accompany notes are integral part of these consolidated financial statements.

GRAND FARM INC.

CONSOLIDATED STATEMENTS OF
INCOME AND COMPREHENSIVE INCOME
(U.S. dollars in thousands, except share and per share data)

	Year ended December 31,
	2008	2009	2010

Revenues	$36,007	$60,533	$82,189
Cost of revenues	(29,447)	(46,688)	(64,631)

Gross profit	6,560	13,845	17,558

Operating expenses:
Selling	(343)	(404)	(747)
General and administrative	(478)	(676)	(2,049)
Government subsidies	147	126	81

Total operating expenses	(674)	(954)	(2,715)

Income from operations	5,886	12,891	14,843

Other income (expenses):
Interest income	16	1	3
Interest expense	(951)	(860)	(847)
Other income	1	13	75
Other expenses	(8)	(1)	-

Total other expenses, net	(942)	(847)	(769)

Income before income tax expense	4,944	12,044	14,074

Income tax (expense) benefit (note 11)	(3)	27	21

Net income	4,941	12,071	14,095
Foreign currency translation adjustment	704	7	1,235

Comprehensive income	$5,645	$12,078	$15,330

Net income per share (note 12)
- Basic	$0.20	$0.48	$0.56

- Diluted	$0.20	$0.48	$0.56

Weighted average number of ordinary shares outstanding (note 12) (shares in thousands)
- Basic	25,000	25,000	25,000

- Diluted	25,000	25,000	25,000

The accompany notes are integral part of these consolidated financial statements.

GRAND FARM INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(U.S. dollars in thousands, except share and share data)

	Ordinary shares					Accumulated
	Shares outstanding	Amount	Additional paid-in capital	Statutory reserves	Retained earnings	Other Comprehensive income	Total

Balance at January 1, 2008	25,000,000	$50	$4,967	$275	2,835	702	8,829
Net income	-	-	-	-	4,941	-	4,941
Appropriation to statutory reserves	-	-	-	494	(494)	-	-
Foreign currency translation adjustment	-	-	-	-	-	704	704
Balance at December 31, 2008	25,000,000	50	4,967	769	7,282	1,406	14,474
Net income	-	-	-	-	12,071	-	12,071
Appropriation to statutory reserves	-	-	-	1,207	(1,207)	-	-
Foreign currency translation adjustment	-	-	-	-	-	7	7
Balance at December 31, 2009	25,000,000	50	4,967	1,976	$18,146	$1,413	$26,552
Net income	-	-	-	-	14,095	-	14,095
Appropriation to statutory reserves	-	-	-	925	(925)	-	-
Capital contribution	-	-	50	-	-	-	50
Foreign currency translation adjustment	-	-	-	-	-	1,235	1,235
Dividends (note 15)	-	-	-	-	(10,000)	-	(10,000)
Balance at December 31, 2010	25,000,000	$50	$5,017	$2,901	$21,316	$2,648	$31,932

The accompany notes are integral part of these consolidated financial statements.

GRAND FARM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands, except share and per share data)

	Years ended December 31,
	2008	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,941	$12,071	$14,095
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	316	325	368
Impairment of property, plant and equipment	-	-	16
Deferred income tax	(2)	(32)	(28)
Changes in operating assets and liabilities:
Accounts receivable	(619)	(3,726)	(1,779)
Inventories	(1,833)	(10,162)	8,534
Prepaid expenses and other current assets	456	(513)	(412)
Advances to suppliers	(349)	(2,562)	(13,275)
Amounts due from related parties	(7,053)	6,596	4,436
Accounts payable	86	200	(314)
Bills payable	2,883	(950)	959
Advances from customers	2	(2)	-
Other payables and accrued expenses	(530)	84	602
Amount due to a related party	-	-	808
Deferred revenue	-	89	(8)
Value added and other tax payable	325	(534)	793
Income taxes payable	(48)	-	-

Net cash (used in) provided by operating activities	(1,425)	884	14,795

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(2)	(312)	(4,280)
Loans made to other debtors	(6,136)	(6,579)	(1,108)
Loans made to related parties	-	(3,250)	(4,518)
Repayment from other debtors	6,576	7,377	1,338
Repayment from related parties	-	2,136	5,642

Net cash provided by (used in) investing activities	438	(628)	(2,926)

The accompany notes are integral part of these consolidated financial statements.

GRAND FARM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(U.S. dollars in thousands, except share and per share data)

	Years ended December 31,
	2008	2009	2010

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital contribution	-	-	50
Proceeds from short term borrowings	18,740	19,778	32,088
Repayment of short term borrowings	(17,730)	(16,860)	(31,070)
Proceeds from other loans matured within 3 months	11,901	4,043	1,041
Proceeds from loans from related parties matured within 3 months	-	6,459	16,445
Repayments of other loans matured within 3 months	(11,901)	(4,043)	(1,041)
Repayments to related parties for loans matured within 3 months	-	(6,459)	(16,445)
Proceeds from long term borrowings	-	224	-
Dividends paid (note 15)	-	-	(10,000)

Net cash provided by (used in) financing activities	1,010	3,142	(8,932)

EFFECT OF EXCHANGE RATE CHANGES	20	1	399

NET INCREASE IN CASH AND CASH EQUIVALENTS	43	3,399	3,336

CASH AND CASH EQUIVALENTS, AT BEGINNING OF YEAR	285	328	3,727

CASH AND CASH EQUIVALENTS, AT END OF THE YEAR	328	$3,727	$7,063

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$951	$860	$847
Income taxes	$53	$5	$7

The accompany notes are integral part of these consolidated financial statements.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Grand Farm Inc. (“Grand Farm”) was incorporated as a limited liability company established under the laws of the Cayman Islands on June 30, 2010 by Sunlight Blaze Holdings Limited (“Sunlight Blaze”) and other 6 investors. Sunlight Blaze and the other 6 investors hold 85% and 15% equity interests of Grand Farm, respectively. Sunlight Blaze is a limited liability company established under the laws of the British Virgin Islands on April 9, 2010, 99.75% and 0.25% of which outstanding equity interests are held by Mr. Jianshan Yao (“Mr. Yao” or the “Founder”) and Mr. Jianxin Yao, respectively.

The accompanying consolidated financial statements include the financial statements of Grand Farm and the following companies (collectively, the “Company”):

Name	Place of incorporation/ registration and operation	Date of incorporation/ registration	Percentage of ownership interest attributable to Grand Farm	Principal activities

Subsidiaries:
Asia Success Holdings Limited (“Asia Success”)	Hong Kong	June 29, 2010	100%	Investment holding

Putian Asia Success Cereals & Oils Technical Services Co., Ltd. (“Putian Asia Success”)	The People’s Republic of China (“PRC”)	September 19, 2010	100%	Provision of technical consulting service

Variable interest entity (“VIE”):
Fujian Grand Farm Foods Development Co., Ltd. (“Fujian Grand Farm”)	PRC	May 31, 2001	100%	Deep processing, sales, distribution and development of milled rice and other rice products

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - Continued

The Company is primarily engaged in the processing, sales and distribution of milled rice under the “Grand Farm” brand name and other rice products in the PRC.

History of the Company and corporate organization

Grand Farm holds 100% of the equity interests of Asia Success, a Hong Kong company incorporated on June 29, 2010.

Putian Asia Success was incorporated as a limited liability company established under the laws of the PRC on September 19, 2010, by Asia Success for the purpose of acquiring the equity interest of Fujian Grand Farm. Asia Success holds 100% of the equity interests of Putian Asia Success.

Fujian Grand Farm is a limited liability company established under the laws of the PRC on May 31, 2001 in Fujian Province, PRC. Through a series of capital injections and equity transfers from the date of Fujian Grand Farm’s establishment to October 23, 2006, the Founder and his brother, Mr. Jianxin Yao (each an “Original Equity Owner” and collectively the “Original Equity Owners”), have owned 99.75% and 0.25% of the equity interests of Fujian Grand Farm, respectively, since October 23, 2006. Thus, the Founder has been the major beneficiary owner of, and has had control over, Fujian Grand Farm since that date.

As a Cayman Islands company, Grand Farm is deemed a foreign legal person under PRC laws. Accordingly, Putian Asia Success, as Grand Farm’s wholly-owned subsidiary in the PRC, is deemed a foreign invested enterprise and was subject to certain procedures and approval from the PRC authorities prior to acquiring its equity interest in Fujian Grand Farm.

Accordingly, on September 25, 2010, in order to control Fujian Grand Farm and its operations while ensuring proper compliance with PRC laws, Putian Asia Success entered into a series of contractual agreements (collectively the “VIE Agreements”) with Fujian Grand Farm and the Original Equity Owners. The VIE Agreements provide Grand Farm,  through Putian Asia Success,  the ability to control Fujian Grand Farm and to receive the majority of the expected residual returns of Fujian Grand Farm, and make Grand Farm, through Putian Asia Success,  absorb a majority of the risk of losses from Fujian Grand Farm.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - Continued

The VIE Agreements

a)	Exclusive Technical Consulting Service Agreement

Pursuant to the exclusive technical consulting service agreement between Putian Asia Success and Fujian Grand Farm, Putian Asia Success has the exclusive right to provide technical, business and management consulting services to Fujian Grand Farm, in exchange for consulting fees equal to 85% of Fujian Grand Farm’s total annual net profits. This agreement is effective until September 24, 2060, provided that Putian Asia Success may terminate the agreement before such time upon a 30-day written notice to Fujian Grand Farm.  Fujian Grand Farm, however, may not terminate the agreement except for gross negligence, bankruptcy, fraud or illegal action of Putian Asia Success.  Putian Asia Success has the sole discretion to renew the agreement for additional terms of 50 years following the termination date.

b)	Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreement that each Original Equity Owner entered into with Putian Asia Success and Fujian Grand Farm, the Original Equity Owners have pledged all of their equity interests in Fujian Grand Farm to Putian Asia Success as security for Fujian Grand Farm’s performance of its obligations under the exclusive technical consulting service agreement. Under this agreement, Putian Asia Success is also entitled to collect 15% of Fujian Grand Farm’s total annual net profits that is derivative of the Original Equity Owners’ respective equity interests in Fujian Grand Farm. On December 3, 2010, the registration with the Administration of Industry and Commerce’s Putian office for the pledged equity interests of the two Original Equity Owners was completed.

c)	Exclusive Equity Interest Purchase Agreements

Pursuant to the exclusive equity interest purchase agreement that each Original Equity Owner entered into with Putian Asia Success and Fujian Grand Farm, the Original Equity Owners irrevocably grant Putian Asia Success an exclusive right to purchase all or any portion of their respective equity interests in Fujian Grand Farm. The exercise price for the rights shall be mutually determined by the Original Equity Owners and Putian Asia Success in accordance with the evaluation of the equity interests by the relevant qualified institute, and shall be the lowest price allowable under PRC laws. This agreement is effective until September 24, 2060.  During such time, Putian Asia Success or its designee may exercise the option under the agreement when the attendant administrative procedures as may be imposed by current regulations are clearer and less burdensome.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - Continued

The VIE Agreements - Continued

d)	Operating Agreement

Pursuant to the operating agreement among Putian Asia Success, Fujian Grand Farm and the Original Equity Owners, Fujian Grand Farm must designate Putian Asia Success’s nominees to be the directors on its board of directors, and appoint Putian Asia Success’s management to be its General Manager, Chief Financial Officer, and other senior officers. Fujian Grand Farm also agrees to accept the policies and guidance provided by Putian Asia Success from time to time in connection with Fujian Grand Farm’s daily operations, financial management and recruitment, retention and dismissal of its employees. In addition, Fujian Grand Farm agrees that it will not engage in any transactions that could materially affect its assets, liabilities, rights or operations without the prior consent of Putian Asia Success. Subject to Fujian Grand Farm’s compliance with the terms of this agreement, Putian Asia Success has the right but not the obligation to provide the appropriate guarantee to Fujian Grand Farm for Fujian Grand Farm’s performance of any contract or for working capital loan in the course of its operation.  This agreement is effective until September 24, 2060, provided that Putian Asia Success may terminate the agreement before such time upon a 30-day written notice to Fujian Grand Farm.  Fujian Grand Farm, however, may not terminate the agreement. Putian Asia Success has the sole discretion to renew the agreement for additional terms of 50 years.

e)	Power of Attorney

Pursuant to their powers of attorney, the Original Equity Owners have granted Putian Asia Success with full authority to perform and exercise any and all shareholder’s rights associated with the Original Equity Owners’ equity interests in Fujian Grand Farm, including but not limited to, the right to attend shareholders’ meetings, sell, assign, transfer or pledge any or all of the equity interest, and vote the equity interests (including executing shareholders’ resolutions) on all matters, including but not limited to, the appointment of legal representatives, board members, executive directors, inspectors, chief managers and other senior management members. Each Original Equity Owner’s power of attorney shall remain in effect for as long as such Original Equity Owner holds any equity interest in Fujian Grand Farm.

On December 30, 2010, Fujian Grand Farm, Putian Asia Success and the Original Equity Owners entered into a separate agreement (the “Dividend Agreement”) in which Putian Asia Success authorized Fujian Grand Farm to declare and distribute 52% of Fujian Grand Farm’s unappropriated earnings as of December 31, 2009 to the Original Equity Owners (note 15).  The agreement also provides that no other unappropriated earnings of Fujian Grand Farm may be declared or distributed as dividend to the Original Equity Owners, including the remaining 48% of unappropriated earnings of Fujian Grand Farm as of December 31, 2009 as well as its unappropriated earnings for 2010 and after.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - Continued

The VIE Agreements - Continued

As a result of the VIE Agreements and the Dividend Agreement, notwithstanding the lack of direct equity ownership, Grand Farm, through Putian Asia Success, has become the primary beneficiary of Fujian Grand Farm, and has measured and recognized Fujian Grand Farm’s assets, liabilities, and non-controlling interests, if any, to present consolidated financial statements in accordance with ASC 810-10, Consolidation, “Variable Interest Entities” subsections (“ASC 810-10”) issued by the Financial Accounting Standard Board (the “FASB”).

As the Founder has owned and controlled Fujian Grand Farm since October 23, 2006, and continues to control Fujian Grand Farm through Putian Asia Success and the VIE Agreements by virtue of his indirect majority ownership of Grand Farm, the execution of the VIE Agreements is considered as a business combination under common control. Accordingly, the Company’s financial statements include the financial position, results and cash flows of Fujian Grand Farm, subsequent to the effective date of the VIE Agreements on September 25, 2010 are presented on a consolidated basis and the periods before that date are presented retrospectively as if the VIE agreements were effective throughout the periods.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Principles of presentation and combination

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and include the consolidated assets, liabilities, revenues, expenses and cash flows of all subsidiaries and variable interest entity. Inter-company balances, transactions and cash flows are eliminated upon consolidation.

b)	Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the periods reported. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include inventory valuation and useful lives of plant and equipment. Actual results could differ from those estimates.

c)	Cash and cash equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with a maturity of three months or less.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

d)	Inventories

Inventories are stated at the lower of cost or market value and determined by the first-in-first-out method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the Company’s manufacturing process.

e)	Prepaid expenses and other current assets

Prepaid expenses and other current assets consist principally of prepaid expenses, other miscellaneous receivables and temporary advances to the third parties which were interest-free, unsecured and repayable on demand.

f)	Property, plant and equipment, net

Property, plant and equipment are recorded at cost less accumulated depreciation and impairment. Maintenance and repairs are charged to expense as incurred. Depreciation of property, plant and equipment is calculated on a straight-line basis over the following estimated useful lives:

Plant and building	20-35 years
Machinery and equipment	15 years
Furniture and office equipment	5 years
Electronic equipment	5 years
Motor vehicles	8-10 years

The Company is constructing certain production facilities. In addition to costs under construction contracts, external costs directly related to the construction of such facilities, including duty and tariff, and equipment installation and shipping costs, are capitalized. Capitalization of these costs ceases and construction-in-progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until construction is completed and the facility is ready for its intended use.

g)	Land use rights, net

Land use rights represent rights to use state-owned land in the PRC with lease terms of 50 years expiring in 2055. Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the term of the land use right of 50 years on a straight-line basis.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

h)	Leases

Each lease is classified at its inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (a) ownership is transferred to the lessee by the end of the lease term, (b) there is a bargain purchase option, (c) the lease term is at least 75% of the property’s estimated remaining economic life, or (d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases. The Company had no capital leases for any of the periods presented.

i)	Revenue recognition

The Company derives its revenue primarily from the sales of milled rice. The Company recognizes revenue, net of value added taxes, upon delivery for sales, at which time title passes to the customer when all the following criteria are met: no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

j)	Government subsidies

Government subsidies are recorded as deferred revenue when received and recognized as other operating income over the periods in which the Company recognizes related costs for which the subsidies are intended to compensate or there is reasonable assurance that the Company has complied with all conditions attached to the subsidies. For government subsidies relating to the acquisition of machinery and equipment, they are recognized, amortized and matched with the useful life of the machinery and equipment acquired.

The Company receives government subsidies in the form of funds for research and development activities and machinery and equipment acquisition. Government subsidies recognized as other operating income for the years ended December 31, 2008, 2009 and 2010 were $147, $126 and $81, respectively. The deferred revenue related to government subsidies not yet recognized as of years ended December 31, 2009 and 2010 were $7 and $8, respectively.

k)	Cost of revenues

Cost of revenues consists of expenses directly related to rice sales, including material costs, depreciation and amortization, rental and related expenses, which are directly attributable to the production of rice products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues in the consolidated statement of income when the carrying value of inventory is in excess of market value.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

l)	Research and development costs

Research and development costs relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. For the years ended December 31, 2008, 2009 and 2010, research and development costs were $13, $16 and $24, respectively.

m)	Advertising costs

Advertising costs are expensed when incurred and included in selling expenses.  For the years ended December 31, 2008, 2009 and 2010, advertising costs were $78, $38 and $120, respectively.

n)	Shipping and handling costs

The Company includes shipping and handling costs as either cost of goods sold or selling expenses depending on the nature of the expenses. Shipping and handling costs which relate to transportation of products to customers’ locations are charged to selling expenses, while those which relate to the transportation of rice grains from suppliers’ to the Company’s production facilities and from a Company’s production facility to another are charged to cost of revenues.

For the years ended December 31, 2008, 2009 and 2010, shipping and handling costs included in selling expenses were $215, $282 and $457, respectively.

o)	Allowance for doubtful accounts

The Company regularly monitors and assesses the risk of not collecting amounts owed to the Company by customers. This evaluation is based upon a variety of factors including an analysis of amounts current and past due along with relevant history and facts peculiar to each customer. Based upon such evaluation, the Company records an allowance for uncollectible accounts to cover this risk.

As of December 31, 2008, 2009, 2010, the Company considered all its accounts receivable to be collectable and no provision for doubtful accounts was made in the consolidated financial statements.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

p)	Income taxes

Deferred income taxes are recognized for the future tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, net of operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

The Company has adopted the provisions of ASC No. 740 “Income Taxes” (“ASC 740”), which clarifies the accounting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides accounting guidance on de-recognition, classification, interest and penalties, disclosure and transition.

q)	Foreign currency translation

The functional and reporting currency of Grand Farm and the Company’s subsidiary located outside the PRC is the United States dollar (“U.S. dollar”). The financial records of the Company’s subsidiary and VIE located in the PRC are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency of these entities.

Monetary assets and liabilities denominated in currencies other than Grand Farm’s functional currency are translated into U.S. dollar at the rates of exchange ruling at each balance sheet date. Transactions in currencies other than the Grand Farm’s functional currency during each year are converted into U.S. dollar at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

The Company’s subsidiary and VIE located in the PRC translate their operating results and financial position into the U.S. dollar, Grand Farm’s reporting currency. Assets and liabilities are translated using the exchange rates in effect on each balance sheet date. Revenues, expenses, gains and losses for each year are translated using the average rate for such year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

r)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Comprehensive income for the years presented has been disclosed within the combined statements of income and comprehensive income.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

s)	Net income per share

Basic net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the periods presented. Diluted net income per share gives effect to all dilutive potential ordinary shares outstanding during the periods presented. The weighted average number of ordinary shares outstanding is adjusted to include the number of additional ordinary shares that would have been outstanding if the dilutive potential ordinary shares had been issued. In computing the dilutive effect of potential ordinary shares, the average stock price for each period presented is used in determining the number of treasury shares assumed to be purchased with the proceeds from the exercise of options. There were no dilutive effect of potential ordinary shares and number of ordinary shares outstanding is equivalent to the weighted average number of ordinary shares outstanding for each of the three years ended December 31, 2010.

t)	Fair value measurement

The Company has adopted ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.

It establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

u)	Recent changes in accounting standards

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosure (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends ASC Topic 820 to require additional disclosures regarding fair value measurements. One of the areas concerned is related to the inclusion of information about purchases, sales, issuances and settlements in the reconciliation of recurring Level 3 measurements. Such disclosure requirements will be effective for annual reporting periods beginning after December 15, 2010 and for interim periods within those fiscal years. The Company evaluated the effect of ASC 2010-06 on its financial statements and believes that this ASU is only related to disclosures and would have no impact on its financial positions, results of operation and cash flows.

In April 2010, the FASB issued ASU 2010-13, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades” (“ASU 2010-13”). It addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. FASB ASC Topic 718, “Compensation—Stock Compensation”, was amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trade shall not be considered to contain a market, performance or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies for equity classification. The amendments will be effective for fiscal years, and interim reporting periods within those fiscal years, beginning on or after December 15, 2010, with early application permitted. The Company evaluated the effect of ASU 2010-13 on its financial statements and has concluded that it would have no impact on its financial positions, results of operation and cash flows.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

3.	RELATED PARTY BALANCES AND TRANSACTIONS

(a)	List of related parties is as follows:

Name of related parties	Relationship
Mr. Yao	The Founder and Chairman of the Company
Mr. Jianxin Yao	Brother of Mr. Yao
Ms. Suzhen Wang (“Ms. Wang”)	Wife of Mr. Yao
Panjin Jiahong Industrial Co., Ltd. (“Panjin Jiahong”)	Entity for whom Mr. Jianxin Yao acted as legal representative prior to September 13, 2010
Putian Kaili Trading Co., Ltd. (“Putian Kaili”)	Entity controlled by Ms. Wang and Mr. Jianxin Yao
Dawa Mingshi Food Trading Co., Ltd. (“Dawa Mingshi”)	Entity controlled by and for whom Mr. Jianxin Yao acted as legal representative prior to September 13, 2010

(b)	Amounts due from related parties as of December 31, 2009 and 2010 are as follows:

	Note	December 31
		2009	2010

Panjin Jiahong	(i)	$4,371	$-
Ms. Wang	(ii)	28	-
Putian Kaili	(iii)	1,114	-
		$5,513	$-

Note (i):
The balance as of December 31, 2009 represented advance payments to Panjin Jiahong for purchase of raw material, which were unsecured, interest-free and repayable on demand. Since September 13, 2010, advance payments to Panjin Jiahong were re-classified as advances to suppliers.

Note (ii):	The balance as of December 31, 2009 represented cash advance to Ms. Wang for expenses incurred for the Company, which was unsecured, interest-free and repayable on demand.

Note (iii):	The balance as of December 31, 2009 represented short-term loan made to Putian Kaili, which was unsecured, interest-free and matured within 3 months.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

3.	RELATED PARTY BALANCES AND TRANSACTIONS - Continued

(c)	Amount due to a related party as of December 31, 2009 and 2010 is as follows:

	Note	December 31,
		2009	2010

Mr. Yao	(iv)	$-	$808

Note (iv):
The balance as of December 31, 2010 represented capital injection into Putian Asia Succes  and expenses incurred for the year paid by Mr. Yao on behalf of the Company, which was unsecured, interest-free and repayable on demand.

(d)	Transactions with related parties for the years ended December 31, 2008, 2009 and 2010 are as follows:

	Note	Year ended December 31,
		2008	2009	2010

Purchase from
Panjin Jiahong	(v)	$10,756	$4,368	$4,489

Loans to
Putian Kaili	(vi)	-	3,250	812
Ms. Wang	(viii)	-	-	3,821

Loans from
Putian Kaili	(vi)	-	6,459	9,431
Dawa Mingshi	(vii)	-	-	7,282
Ms. Wang	(viii)	-	-	150

Maximum yearly balances of bank loans secured by related parties	(ix)	$10,235	$16,661	$16,199

Note(v):	Since September 13, 2010, purchases from Panjin Jiahong were not regarded as related party transactions.

Note(vi):	The Company and Putian Kaili made loans to and from each others. The loans were unsecured, interest-free and repayable within 3 months.

Note(vii):	Dawa Mingshi made loans to the Company. The loans were unsecured, interest-free and repayable within 3 months.

Note(viii):	The Company and Ms. Wang made loans to and from each others. The loans were unsecured, interest-free and repayable within 3 months.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

3.	RELATED PARTY BALANCES AND TRANSACTIONS - Continued

(d)	Transactions with related parties for the years ended December 31, 2008, 2009 and 2010 are as follows: - Continued

Note(ix):
Mr. Yao and Mr. Jianxin Yao provided guarantees for certain unsecured short-term and long-term bank loans of the Company for the years ended December 31, 2008, 2009 and 2010. Ms. Wang provided guarantees and Panjin Jiahong pledged its assets, for certain unsecured short-term and long-term bank loans of the Company for the years ended December 2008 and 2009. The maximum balances of these loans in the aggregate were $10,235, $16,661 and $16,199 for the years ended December 31, 2008, 2009 and 2010 respectively.

4.	ADVANCES TO SUPPLIERS

Advances to suppliers mainly represent deposits paid for raw materials which had not been delivered as of the periods presented. Advances to suppliers as of December 31, 2009 and 2010 were $4,366 and $18,126, respectively. Since September 13, 2010, advance payment to Panjin Jiahong (note 3) was re-classified as advances to suppliers. As of December 31, 2010 advance payment to Panjin Jiahong was $3,658.

5.	INVENTORIES

Inventories consist of the following:

	December 31,
	2009	2010

Raw material	$11,175	$8,116
Work-in-progress	627	307
Finished goods	5,281	491
Total inventories	$17,083	$8,914

6.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	Note	December 31,
		2009	2010

Loans to other debtors	(i)	$216	$-
Prepaid expenses		409	973
Value-added tax recoverable		149	-
Others		24	39
Total prepaid expenses and other current assets		$798	$1,012

Note(i):	Loans to other debtors were unsecured, interest-free and repayable on demand.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

7.	LAND USE RIGHTS, NET

Land use rights consist of the following:

	December 31,
	2009	2009

Land use rights	$473	$490
Accumulated amortization	(44)	(56)
Land use rights, net	$429	$434

Land use rights with carrying value of $429 and $434 as of December 31, 2009 and 2010, respectively, were pledged as collateral for bank loans as of such dates.

Amortization expenses for the years ended December 31, 2009 and 2010 were $9, $9 and $12, respectively.

8.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	December 31,
	2009	2010

Plant and building	$4,060	$4,198
Machinery and equipment	2,013	3,043
Furniture and office equipment	113	231
Electronic equipment	114	100
Motor vehicles	276	931
Total	6,576	8,503
Less: Accumulated depreciation	(1,111)	(1,532)
	5,465	6,971
Construction-in-progress	236	2,930
Property, plant and equipment, net	$5,701	$9,901

Certain assets included in property, plant and equipment, with carrying value of $3,268 and $3,192 as of December 31, 2009 and 2010, respectively, were pledged as collateral for bank loans as of such dates. Depreciation expenses for the years ended December 31, 2008, 2009 and 2010 were $307, $315, and $368, respectively (note 16).

Construction-in-progress refers to production facilities under construction (note 16).

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

9.	BORROWINGS

	December 31,
	2009	2010

Short-term borrowings	$14,655	$16,199

Long-term borrowings	$224	$232

a)	Short-term borrowings

As of December 31, 2009, short-term borrowings comprised of secured bank loans of $12,455, and unsecured bank loans of $2,200. $10,123 of the secured loans were secured by the Company’s land use rights in the amount of $429 (note 7), and property, plant and equipment in the amount of $3,268 (note 8), $1,452 by the Company’s accounts receivable of $1,197, and the remaining $880 by the assets of Panjin Jiahong. Interest rate ranged from 5.310% to 6.107% per annum.

As of December 31, 2010, all the short-term borrowings were secured bank loans. $3,899 of the loans were secured by the Company’s land use rights in the amount of $434 (note 7), and property, plant and equipment in the amount of $3,192 (note 8), $1,029 by the Company’s accounts receivable of $992, and the remaining $11,271 secured by the assets of Mr. Yao, Mr. Jianxin Yao and Putian Jia Jia Food Industry Co., Ltd. Interest rate was 5.56% per annum.

Interest expenses and weighted average interest rates for the years ended December 31, 2008, 2009 and 2010 were $951 and 8.10%, $860 and 5.77%, and $847 and 5.56%, respectively.

b)	Long-term borrowings

As of December 31, 2009, long-term borrowings comprised of bank loans of $112 due on October 30, 2012, and $112 due on October 30, 2013. As of December 31, 2010, long-term borrowings comprised of bank loans of $116 due on October 30, 2012, and $116 due on October 30, 2013, both bearing interest at 7.2% per annum. Both loans are guaranteed by Mr. Yao. The difference between the amounts as of December 31, 2009 and 2010 were related to exchange difference.

c)	Banking facilities

At December 31, 2009 and 2010, the Company had banking facilities totaling $5,868 (equivalent to RMB 40 million) and $6,068 (equivalent to RMB 40 million), respectively, of which $4,125 and $2,005 had not yet been utilized were available to the Company as of such dates with no additional collateral pledged, respectively.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

10.	OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses consist of:

	December 31,
	2009	2010

Salaries payable	$80	$61
Accrued expenses	80	714
Total other payables and accrued expenses	$160	775

11.	INCOME TAXES

Grand Farm is incorporated in the Cayman Islands and is not subject to tax on income or capital gain.

Asia Success is incorporated in Hong Kong and is subject to statutory tax rate of 16.5%.

Putian Asia Success and the VIE, Fujian Grand Farm, are both incorporated in the PRC and subject to the PRC Enterprise Income Tax (“EIT”).

Prior to January 1, 2008, the standard PRC EIT rate was 33% of assessable profit, of which 30% is for national tax and 3% is for local tax. From January 1, 2008, with the effect of the new PRC EIT Law, the standard EIT rate for all PRC companies has been reduced to 25%.

On November 20, 2008, the State Administration of Taxation issued the Notice Regarding Preferential Enterprise Income Tax On Primary Processing of Agricultural Products (“Circular 2008-149”) which grants EIT exemption to businesses primarily engaged in processing agricultural products except refined rice bran oil, effective retroactively from January 1, 2008.  Circular 2008-149 currently has no expiration date.  As a consequence of Circular 2008-149, Fujian Grand Farm has been exempted from the EIT since January 1, 2008, because its rice processing business meets the requirements of Circular 2008-149.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

11.	INCOME TAXES - Continued

Provision for income tax expense (benefit) consists of the following:

	Years ended December 31,
	2008	2009	2010

Current tax	$5	$5	$7
Deferred tax	(2)	(32)	(28)
Income tax expense (benefit)	$3	$(27)	(21)

Reconciliation between income tax expense (benefit) and the amount computed by applying the standard EIT rate to income before income tax expense (benefit) is as follows:

	Years ended December 31,
	2008	2009	2010

Provision for income taxes at statutory tax rate in China (2008:25%, 2009:25% and 2010:25%)	$1,236	$3,011	$3,518
Tax concessions	(1,260)	(3,068)	(3,736)
Effect of non-deductible expenses	30	31	193
Others	(3)	(1)	4
Income tax expense (benefit)	$3	$(27)	(21)

Had none of the above tax concessions been available, the tax charge would have been higher by $1,260, $3,068 and $3,736 and the basic and diluted net income per share would have been lower by $0.05, $0.12 and $0.15 for the years ended December 31, 2008, 2009 and 2010, respectively.

The Company adopted ASC Topic 740-10-05, “Income Taxes”. To date, the adoption of this interpretation has not impacted the Company’s financial condition, results of operations, or cash flows. The Company performed self-assessment and the Company’s liability for income taxes includes the liability for unrecognized tax benefits, interest and penalties which relate to tax years still subject to review by taxing authorities. Audit periods remain open for review until the statute of limitations has passed, which in the PRC is usually 5 years. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

11.	INCOME TAXES - Continued

Management considered that the Company had no uncertain tax positions affecting its consolidated financial position and results of operations or cash flows through December 31, 2010, and will continue to evaluate for uncertain position in future. There are no estimated interest costs and penalties provided in the Company’s consolidated financial statements for the years ended December 31, 2008, 2009 and 2010, respectively. The Company’s tax positions related to open tax years are subject to examination by the relevant tax authorities and the major one is the China Tax Authority.

The principal components of deferred income tax assets are as follows:

	December 31,
	2009	2010

Temporary difference arising from depreciation charges	$7	$8
Temporary difference arising from government grant	22	21
Temporary difference arising from accrued lease expenses	10	41

Non-current deferred income tax assets, net	$39	70

The deferred income tax assets recognized as of December 31, 2009 and 2010 relate to temporary difference on depreciation charges, deferred income on government subsidies and temporary difference on accrued lease expenses of Fujian Grand Farm. The Company operates through Fujian Grand Farm and does not have net operating loss carried forward.

The new PRC EIT Law and its relevant regulations also impose a withholding tax of 10%, unless reduced by a tax treaty, for dividends distributed by a PRC resident enterprise to its immediate holding company outside the PRC for earnings accumulated beginning on January 1, 2008. Undistributed earnings generated prior to January 1, 2008 are exempt from such withholding tax. The Company has not provided for income taxes on undistributed earnings, if any, of its PRC subsidiary and VIE as of December 31, 2009 and 2010 since these earnings are intended to be reinvested indefinitely in the PRC. Accordingly, no deferred taxation on undistributed earnings of the PRC subsidiary and VIE has been recognized as of December 31, 2009 and 2010.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

12.	INCOME PER SHARE

Income per share has been computed as if the VIE Agreements (note 1) had been in existence throughout the years presented, and the 500-for-1 forward share split carried out by Grand Farm in September 2010 (note 13) had been completed throughout the years presented.

The following table sets forth the computation of basic and diluted income per share for the years indicated:

	Years ended December 31,
	2008	2009	2010
Numerator:
Net income, basic and diluted	$4,941	$12,071	$14,095

Denominator:
Ordinary shares (denominator), basic and diluted (shares in thousands)	25,000	25,000	25,000

Weighted average ordinary shares (in thousands) outstanding used in computing basic income per share	25,000	25,000	25,000

Net income per share, basic and diluted	$0.20	$0.48	$0.56

There were no dilutive ordinary shares outstanding during the years ended December 31, 2008, 2009 and 2010.

13.	ORDINARY SHARES

Upon incorporation in June 2010, Grand Farm’s authorized share capital was initially set at $50,000, consisting of 50,000 ordinary shares with a par value of $1.00 per share, all of which were issued to eight shareholders, including Sunlight Blaze which the Founder controls.

On October 1, 2010, Grand Farm carried out a 500-for-1 forward share split and an increase in authorized capital to $200,000 consisting of 100,000,000 ordinary shares having a par value of $0.002 per share. As a result, the number of authorized shares increased from 50,000 to 100,000,000 with par value changing from $1.00 per share to $0.002 per share, and the number of issued and outstanding shares changed from 50,000 shares with a par value of $1.00 per share to 25,000,000 shares with a par value of $0.002 per share.

The ordinary shares are presented as if the VIE Agreements had been in existence throughout the years presented as Grand Farm and Fujian Grand Farm are deemed to be under common control since October 23, 2006 and the 500-for-1 forward share split carried out by Grand Farm on October 1, 2010  had been completed throughout the years presented.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

14.	EMPLOYEE BENEFIT PLAN AND PROFIT APPROPRIATION

Full time employees in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to accrue for these benefits based on certain percentages of its employees’ salaries. The total provisions for such employee benefits were $29, $33 and $83 for the years ended December 31, 2008, 2009 and 2010, respectively.

In addition, pursuant to applicable PRC laws, companies established in the PRC, such as Fujian Grand Farm and Putian Asia Success, must make appropriations from after-tax profit to non-distributable reserves funds including: (i) the statutory surplus reserve and (ii) the statutory public welfare fund. Subject to a limit of 50% of a company’s registered capital, the statutory surplus reserve fund requires annual appropriations of 10%, and the statutory public welfare fund requires annual appropriations of 5%, of the company’s after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end). In accordance with regulations which became effective January 1, 2006, appropriation to the statutory public welfare fund is no longer required. These reserve funds may be applied against prior year losses, if any, and may be used for general business expansion and production and increase in registered capital of subsidiary or VIE in the PRC but are not distributable as cash dividends.

As of December 31, 2008, 2009 and 2010, Fujian Grand Farm’s statutory surplus reserve was $769, $1,976 and $2,901, respectively. As it has met its statutory surplus reserve requirement, no further appropriation is required. On the other hand, as Putian Asia Success had minimal after-tax net profit from its incorporation date of September 19, 2010 to December 31, 2010, no appropriation to its statutory surplus reserve was made.

15.	DIVIDENDS

On December 30, 2010, dividends of $10,000 in the aggregate, equivalent to 52% of unappropriated earnings of Fujian Grand Farm as of December 31, 2009, were distributed to the Original Equity Owners (note 1). Specifically, $9,975 was distributed to Mr. Yao and $25 to Mr. Jianxin Yao, pro rata to their respective ownership percentage in Fujian Grand Farm.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

16.	COMMITMENTS AND CONTINGENCIES

a)	Capital commitments

Capital commitments for the purchase of machineries and construction-in-progress are as follows:

	December 31,
	2008	2009	2010

Plant & Machinery Machineries (note 8)	$-	$3,305	$103
Construction-in-progress (note 8)	276	40	38
	$276	$3,345	$141

b)	Operating lease

The Company is leasing factory and office premises under operating lease from July 1, 2009 to December 31, 2020. During 2010, the operating lease was revised and extended to December 31, 2028. Rental expenses under operating leases for the years ended December 31, 2008, 2009 and 2010 were $Nil, $40, and $107, respectively.

The Company was obligated under operating lease requiring minimum rental as follows:

December 31,
2010
2010 (i)	$-
2011	76
2012	79
2013	84
2014	88
2015	92
Thereafter	1,715
Total	$2,134

Note (i):	Rent-free period under the operating lease is July 1, 2009 to December 31, 2010.

17.	FAIR VALUE OF FINANCIAL INSTRUMENT

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, bills payable and other payables and accrued expenses,  approximate their fair values because of the short maturity of these instruments and market rates of interest.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

18.	SEGMENT AND GEOGRAPHIC INFORMATION

The Company has two major processing lines for the production of rice and related products, which have been organized as one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, receives and reviews the results of operation for all of its rice products as a whole when making decisions about allocating resources and assessing performance of the Company, since they have similar nature and production procedures, with similar economic characteristics. Accordingly, the Company believes it operates in one operating segment.

The components of revenues are as follows:

	Years ended December 31,
	2008	2009	2010

Short/medium-grain rice	$29,682	$43,328	$56,231
Long-grain rice	1,980	4,381	12,796
Nutrient-fortified rice	2,140	9,474	8,878
Rice milling by-products	2,707	3,775	4,772
Business tax	(502)	(425)	(488)

Total revenues	$36,007	$60,533	$82,189

The Company’s sales and all of the Company’s long-lived assets are located in the PRC.

19.	OPERATING RISK

a)	Concentrations of credit risk

The Company's products are typically sold to its customers on an open account or cash basis.  No single customer accounted for 10% or more of total net sales for each of the two years ended December 31, 2008 and 2009. Except for one customer who accounted for 12% of total net sales, no other customers individually accounted for 10% or more of total net sales for the year ended December 31, 2010.

Percentage of the total accounts receivable from the five customers with the largest receivable balances as at December 31, 2009 and 2010, respectively, to total accounts receivable as at such dates, are as follows:

	December 31,
	2009	2010

Percentage of total receivable balances from the top 5 customers to total accounts receivable	22.55%	22.80%

There was no indication of provision for bad debt being noted for these five customers as at December 31, 2009 and 2010, respectively.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

20.	OPERATING RISK - Continued

b)	Concentration of major suppliers

For the year ended December 31, 2008, the Company had three major suppliers which accounted for 28%, 13% and 4% of total purchases, respectively. For the year ended December 31, 2009, the Company had three major suppliers which accounted for 10%, 10% and 9% of total purchases, respectively. For the year ended December 31, 2010, the Company had three major suppliers which accounted for 18%, 8% and 6% of total purchases, respectively. The Company does not believe that it is subject to any material risk of supplier concentration.

c)	Country risk

The Company has significant investments in PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance.

21.	SUBSEQUENT EVENT

The Company has evaluated all events subsequent to the balance sheet date of December 31, 2010 through April 7, 2011, the date the consolidated financial statements were available to be issued. The management of the Company does not believe any subsequent events have occurred that would require further disclosure or adjustment to the financial statements.

22.	CONDENSED FINANCIAL INFORMATION OF GRAND FARM

The condensed financial statements of Grand Farm have been prepared in accordance with accounting principles generally accepted in the United States of America.  Under the PRC laws and regulations, Grand Farm’s PRC subsidiary and VIE are restricted in their ability to transfer certain of their net assets to Grand Farm in the form of dividend payments, loans or advances. The amounts restricted include paid-in capital and statutory reserves, as determined pursuant to PRC generally accepted accounting principles, totaling $7,884 (equivalent to RMB 54 million) and $9,602 (equivalent to RMB 63 million) as of December 31, 2009 and 2010, respectively.

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

22.	CONDENSED FINANCIAL INFORMATION OF GRAND FARM - Continued

Balance sheets
December 31,
2010
Assets
Non-Current assets
Investments in subsidiaries and VIE	$32,451
Total assets	$32,451

Liabilities and shareholders’ equity
Current liabilities
Other payables and accrued expenses	$270
Amount due to a related party	248
Amount due to a subsidiary	1
Total liabilities	519

Shareholders’ equity
Ordinary shares, $0.002 par value - 100,000,000 shares authorized, 25,000,000 shares issued and outstanding	50
Additional paid-in-capital	5,017
Retained earnings	24,217
Accumulated other comprehensive income	2,648
Total shareholders’ equity	31,932
Total liabilities and shareholders’ equity	$32,451

Statements of income and comprehensive income
December 31,
2010

Revenue	$-
Cost of revenue	-
Gross profit	-
Operating expenses:
General and administrative	(568)
Operating loss	(568)
Equity in profit of subsidiaries and VIE	14,663
Income before income tax	14,095
Income tax	-
Net income	14,095
Foreign currency translation adjustment	1,235
Net income attributable to ordinary shareholders	$15,330

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

22.	CONDENSED FINANCIAL INFORMATION OF GRAND FARM - Continued

Statements of cash flows
Years ended December 31,
2010

Cash flows from operating activities
Net income	$14,095
Adjustment to reconcile net income to net cash used in operating activities:
Equity in profit of subsidiaries and VIE	(14,663)
Changes in operating assets and liabilities:
Other payables and accrued expenses	270
Amount due to a related party	248
Amount due to a subsidiary	1
Net cash used in operating activities	(49)

Cash flows from investing activities
Investment in a subsidiary	(1)

Net cash used in investing activities	(1)

Cash flows from financing activities
Proceeds from issuance of ordinary shares	50

Net cash provided by financing activities	50

Net increase in cash and cash equivalents	-

Cash and cash equivalents, At beginning of the period	-

Cash and cash equivalents, At end of the period	$-

GRAND FARM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share and per share data)

22.	CONDENSED FINANCIAL INFORMATION OF GRAND FARM - Continued

a)	Basis of presentation

In Grand Farm-only financial statements, Grand Farm’s investments in subsidiaries and VIE are stated at cost plus its equity interest in undistributed earnings of subsidiaries and VIE since inception.  Accordingly, such financial statements should be read in conjunction with the Company’s consolidated financial statements.

Grand Farm records its investments in its subsidiaries and VIE under the equity method of accounting as prescribed in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”, as codified in ASC 323 “Investment-Equity Method and Joint Ventures” (“ASC 323”).  Such investment is presented on the balance sheet as “Investments in subsidiaries and VIE” and share of the subsidiaries’ and VIE’s profit or loss as “Equity in profit (loss) of subsidiaries and VIE”, net on the statements of operations.

The subsidiaries and VIE did not pay any dividends to Grand Farm for the period presented.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted.

b)	Related party transactions

For the period ended December 31, 2010, related party transactions mainly composed of $1, transferred to Asia Success as capital injection and $248 of expenses incurred for the year paid by Mr. Yao on behalf of Grand Farm, which was unsecured, interest-free and repayable on demand.

American Depositary Shares

GRAND FARM INC.

PROSPECTUS

Newbridge Securities Corporation

Through and including           , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.   Indemnification of directors and officers

Reference is made to the underwriting agreement, the proposed form of which is filed as Exhibit 1.1, which contains certain provisions for the indemnification by the underwriters of the Registrant and the Registrant’s directors and officers who signed the registration statement against certain civil liabilities under the Securities Act.

Grand Farm Cayman’s Memorandum and Articles of Association provides that members of our board of directors shall be indemnified and secured harmless out of our assets and profits from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

This provision, however, will not eliminate or limit liability arising under federal securities laws.  Grand Farm Cayman’s Memorandum and Articles of Association does not eliminate our director’s fiduciary duties.  The inclusion of the foregoing provision may, however, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited Grand Farm Cayman and our shareholders.  This provision should not affect the availability of a claim or right of action based upon a director’s fraud or dishonesty.

Cayman Islands law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorney fees, in connection with various proceedings, except where there has been fraud or dishonesty or willful neglect or willful default.  Grand Farm Cayman’s Memorandum and Articles of Association provide that we will indemnify our directors and officers from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Item 7.   Recent sales of unregistered securities

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Grand Farm Cayman was incorporated in the Cayman Islands on June 30, 2010.  Our authorized share capital was initially set at $50,000, consisting of 50,000 ordinary shares with a par value of $1 per share which were issued to 8 individual shareholders. Of these total number of shares, 42,500 shares were issued to Sunlight Blaze Holdings Limited for which Jiansan Yao, our Chairman of the Board of Director, is the controlling shareholder; 1,500 shares were issued to Mascot Sun Limited for which Chaotang Li, our Strategic Development Director as well as a director on our board, is the sole shareholder; and the remaining 6,000 shares were issued to six other shareholders, none of whom are employed by us.

Pursuant to a board resolution and a shareholders’ resolution dated on October 1, 2010, we carried out a 500-for-1 forward share split and an increase in authorized capital to $200,000 consisting of 100,000,000 ordinary shares having a par value of $0.002 per share. As a result, the number of authorized shares increased from 50,000 to 100,000,000 with par value changing from $1 per share to $0.002 per share, and the number of issued and outstanding shares changed from 50,000 shares with a par value of $1 per share to 25,000,000 shares with a par value of $0.002 per share.

At the time of the issuances of these securities, Grand Farm Cayman was not a reporting company in the United States.  The offer and sale of these securities was to non-US persons outside of the United States; therefore, these securities were exempt from registration.

Item 8.   Exhibits and financial statement schedules

a.           Exhibits

Incorporated by reference to the Exhibit Index following Page II-2 hereof.

b.           Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or the Notes thereto.

Item 9.   Undertakings

The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Putian, Fujian Province, People’s Republic of China, on May 12, 2011.

GRAND FARM INC.

By:	/s/ Kaigang Cheng
Name: Kaigang Cheng
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kaigang Cheng and Biyun Huang, in their individual capacity, as their true and lawful attorney-in-fact, with full power of substitution and resubstitution for their and in their name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or their substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 12, 2011.

Signature	Capacity

/s/ Kaigang Cheng	Chief Executive Officer
Name: Kaigang Cheng	(Principal Executive Officer)

/s/ Biyun Huang	Chief Financial Officer
Name: Biyun Huang	(Principal Accounting and Financial Officer)

/s/ Jianshan Yao	Director
Name: Jianshan Yao

/s/ Chaotang Li	Director
Name: Chaotang Li

/s/ Qinglong Li	Director
Name: Qinglong Li

/s/ Feng Liang	Director
Name: Feng Liang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Grand Farm Inc., has signed this registration statement or amendment thereto in Newark, Delaware, on May 12, 2011.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit No.		Description
1.1		Form of Underwriting Agreement
3.1		Amended and Restated Memorandum and Articles of Association of Grand Farm Inc.
4.1	(1)	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2		Registrant’s Specimen Certificate for Ordinary Shares
4.3	(1)	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts
4.4		Form of Underwriter’s Warrant
5.1		Opinion of Forbes Hare regarding the validity of the ordinary shares being offered hereby
8.1		Form of Opinion of Forbes Hare regarding certain Cayman Islands tax matters
8.2		Form of Opinion of LKP Global Law, LLP regarding certain U.S. federal tax matters
8.3		Form of Opinion of B&D Law Firm regarding certain PRC tax matters
10.1		Exclusive Technical Consulting Service Agreement between Grand Farm WFOE and Grand Farm China dated September 25, 2010
10.2		Operating Agreement between Grand Farm WFOE and Grand Farm China dated September 25, 2010
10.3		Exclusive Equity Interest Purchase Agreement among Grand Farm WFOE, Grand Farm China and Jianshan Yao dated September 25, 2010
10.4		Exclusive Equity Interest Purchase Agreement among Grand Farm WFOE, Grand Farm China and Jianxin Yao dated September 25, 2010
10.5		Equity Interest Pledge Agreement among Grand Farm WFOE, Grand Farm China and Jianshan Yao dated September 25, 2010
10.6		Equity Interest Pledge Agreement among Grand Farm WFOE, Grand Farm China and Jianxin Yao dated September 25, 2010
10.7		Power of Attorney of Jianshan Yao dated September 25, 2010
10.8		Power of Attorney of Jianxin Yao dated September 25, 2010
10.9	*	Employment Agreement between Grand Farm China and Kaigang Cheng dated July 1, 2010
10.10	*	Confidentiality and Non-competition Agreement between Grand Farm China and Kaigang Cheng dated April 1, 2010
10.11	*	Employment Agreement between Grand Farm China and Chaotang Li dated August 1, 2008
10.12	*	Employment Agreement between Grand Farm China and Biyun Huang dated October 1, 2010
10.13	*	Confidentiality and Non-competition Agreement between Grand Farm China and Biyun Huang dated April 1, 2010
10.14		Director Offer Letter of Qinglong Li dated November 30, 2010
10.15		Director Offer Letter of Feng Liang dated November 30, 2010
10.16	*	Grand Farm China’s Grain Food Purchase Contract with schedule in accordance with Instruction 2 to Item 601 of Regulation S-K
10.17	*	Grand Farm China’s Rice Sales Contract with schedule in accordance with Instruction 2 to Item 601 of Regulation S-K
10.18	*	Grain Food Purchasing Agency Agreement between Grand Farm China and Panjin Jiahong Industrial Co., Ltd. with Schedule in accordance with Instruction 2 to Item 601 of Regulation S-K
10.19	*	Facility Lease Agreement between Grand Farm China and Fujian Jia Jia Food Co., Ltd. dated June 15, 2009
10.20	*	Facility Lease Supplemental Agreement between Grand Farm China and Fujian Jia Jia Food Co., Ltd. dated December 8, 2010
10.21		Agreement regarding Dividend Declaration among Grand Farm WFOE, Grand Farm China, Jianshan Yao and Jianxin Yao dated December 30, 2010
21.1		List of subsidiaries
23.1		Consent of BDO Limited, independent registered public accounting firm
23.2	**	Consent of Forbes Hare (included in Exhibits 5.1 and 8.1)
23.3	**	Consent of B&D Law Firm (included in Exhibit 8.3)
23.4		Consent of Kam Por Cheng, an independent director appointee

24.1	**	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

*	English translation
**	To be filed by amendment

(1)	Incorporated by reference to the Registration Statement on Form F-6 to be filed with the Securities and Exchange Commission with respect to American depositary shares representing our ordinary shares.